Filed Pursuant to Rule 424(b)(5)
Registration No. 333-170598

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
3.25% Convertible Senior Notes due 2018	$350,000,000	100%	$350,000,000	$47,740
Common Shares, par value $1.00 per share	(2)	(2)	(2)	(2)

(1)	This filing fee is calculated in accordance with Rule 457(r) and relates to the Registration Statement on Form F-3ASR (Registration No. 333-170598) filed by Ship Finance International Ltd. on November 15, 2010.
(2)	There are also being registered hereby an indeterminate number of common shares into which the 3.25% Convertible Senior Notes due 2018 may be converted. Pursuant to Rule 457(i) under the Securities Act, no separate registration fee is payable where convertible securities and the securities into which conversion is offered are registered at the same time and no additional consideration is to be received in connection with the exercise of the conversion privilege.

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 12, 2010)

$350,000,000

Ship Finance International Limited

3.25% Convertible Senior Notes due 2018

We are offering $350,000,000 aggregate principal amount of our 3.25% Convertible Senior Notes due 2018. The notes will bear interest at 3.25% per year. We will pay interest on the notes quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning on May 1, 2013. The notes will mature on February 1, 2018. At maturity, we will pay the principal amount per note plus accrued and unpaid interest in whole in cash, or in part in common shares and in part in cash, at our election, as described in this prospectus supplement.

Holders may convert their notes into our common shares at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date based on an initial conversion price of $21.9450 per common share (which is the equivalent of an initial conversion rate of approximately 45.5684 common shares per $1,000 principal amount of notes). The conversion price will be subject to adjustment in certain events as described herein. If a holder elects to convert its notes in connection with a change of control event (as defined in this prospectus supplement), we will decrease the conversion price for notes converted in connection with such change of control event, as described in this prospectus supplement. Upon conversion, we will pay or deliver, as the case may be, cash, common shares or a combination of cash and common shares, at our election (except for conversions during the period beginning on the issuance of a call option notice and ending at 5:00 p.m. (New York City time) on the business day immediately preceding the redemption date, which shall be settled in our common shares), as described in this prospectus supplement.

If a change of control event occurs, holders may require us to repurchase for cash all or a portion of their notes at a repurchase price of 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but not including, the repurchase date.

If 90% or more of the aggregate principal amount of the notes issued on the date of original issuance have been converted or repurchased, we may, at any time prior to the 61st scheduled trading day immediately preceding the stated maturity date and subject to certain exceptions, redeem all but not part of the remaining outstanding notes at a redemption price of 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date.

The notes will be our senior unsecured obligations, will rank equally in right of payment with all other existing and future senior unsecured debt, and will rank senior to all our future subordinated debt. The notes will be effectively junior to our existing and future secured debt to the extent of the value of the assets securing such debt. The notes will be structurally subordinated to all existing and future debt and other obligations (including trade payables) of our subsidiaries. The notes will not be guaranteed by any of our subsidiaries.

Concurrently with this offering of notes, up to 6,060,606 common shares, par value $1.00 per share (which we refer to herein as the borrowed shares) are being offered, by means of a separate prospectus supplement and accompanying prospectus, by Deutsche Bank AG, London Branch, which we refer to herein as the share borrower, which is an affiliate of Deutsche Bank Securities Inc., which is one of the underwriters of this offering of notes. The share borrower will borrow the borrowed shares from SFL Capital II Ltd., our wholly-owned subsidiary, which we refer to herein as SFLC. None of the borrowed shares are newly-issued common shares. Instead, SFLC is borrowing the shares it lends to the share borrower from Hemen Holding Ltd., an affiliate of ours and our largest shareholder. 4,242,424 of the 6,060,606 borrowed shares will be initially offered at $16.50 per share (we refer to these as the fixed-price borrowed shares) and up to the remaining 1,818,182 borrowed shares are expected to be subsequently sold at prevailing market prices at the time of sale or at negotiated prices. We have been informed by Deutsche Bank Securities Inc. that it or its affiliates intend to use the short position created by the share loan and the concurrent short sales of the borrowed shares to facilitate transactions by which investors in the notes offered hereby and our other convertible notes may hedge their investments through short sales or privately negotiated derivatives transactions. The share borrower will receive all of the proceeds from the sale of the borrowed shares and neither we, nor SFLC nor Hemen Holding Ltd. will receive any of those proceeds.

The closing of this offering of the notes pursuant to this prospectus supplement and the accompanying prospectus is contingent upon the closing of the concurrent offering of the fixed-price borrowed shares, and the closing of the concurrent offering of the fixed-price borrowed shares is contingent upon the closing of the offering of the notes hereunder. See “Description of Share Lending Agreement” and “Underwriting” in this prospectus supplement.

We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system. Our common shares are listed on The New York Stock Exchange under the symbol “SFL.” The last reported sale price of our common shares on The New York Stock Exchange on January 24, 2013 was $17.52 per share.

Investing in the notes involves a high degree of risk. See “Risk Factors” beginning on page S-15 of this prospectus supplement.

	Per Note	Total
Public offering price(1)	$1,000.000	$350,000,000
Underwriting discounts and commissions	$14.286	$5,000,000
Proceeds, before expenses, to us	$985.714	$345,000,000

(1)	Plus accrued interest from January 30, 2013 if settlement occurs after that date.

None of the Securities and Exchange Commission, or the Commission, any state securities regulators, the Bermuda Monetary Authority or any other regulatory body has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to investors in book-entry form through The Depository Trust Company on or about January 30, 2013.

Deutsche Bank Securities	ABG Sundal Collier

January 25, 2013

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR IN ANY FREE WRITING PROSPECTUS FILED BY US WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. NEITHER WE NOR THE UNDERWRITERS HAVE AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. NEITHER WE NOR THE UNDERWRITERS ARE MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER AND SALE IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS, ANY FREE WRITING PROSPECTUS OR ANY DOCUMENT INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THEIR RESPECTIVE DATES. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

(i)

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the notes offered hereby, and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information and disclosure about us. When we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the notes being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Where You Can Find Additional Information” before investing in our notes.

We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus supplement, in U.S. dollars and in conformity with accounting principles generally accepted in the United States, or U.S. GAAP. We have a fiscal year end of December 31.

Any statement made in this prospectus supplement, the accompanying prospectus or in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

The notes may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 and the Exchange Control Act 1972 and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, including our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equity securities of such company remain so listed. The New York Stock Exchange is deemed to be an appointed stock exchange under Bermuda law.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of our securities.

(ii)

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus supplement, the accompanying prospectus and the documents that we have filed with the Commission that are incorporated by reference in this prospectus supplement may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement pursuant to this safe harbor legislation. This prospectus supplement and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents that we have filed with the Commission that are incorporated by reference in this prospectus supplement are based upon various assumptions, many of which are based, in turn, upon further assumptions, including, without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	the strength of world economies;

•	our ability to generate cash to service our indebtedness;

•	our ability to continue to satisfy our financial and other covenants, or obtain waivers relating to such covenants from our lenders, under our credit facilities;

•	our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	our counterparties’ ability or willingness to honor their obligations under agreements with us;

•	fluctuations in currencies and interest rates;

•	general market conditions including fluctuations in charterhire rates and vessel values;

•	changes in supply and generally the number, size and form of providers of goods and services in the markets in which we operate;

•	changes in demand in the markets in which we operate;

•	changes in demand resulting from changes in the Organization of the Petroleum Exporting Countries’ petroleum production levels and world-wide oil consumption and storage;

(iii)

•	developments regarding the technologies relating to oil exploration;

•	changes in market demand in countries which import commodities and finished goods and changes in the amount and location of the production of those commodities and finished goods;

•	increased inspection procedures and more restrictive import and export controls;

•	the imposition of sanctions by the Office of Foreign Assets Control of the Department of the U.S. Treasury or pursuant to other applicable laws or regulations against us or any of our subsidiaries;

•	changes in our operating expenses, including bunker prices, drydocking and insurance costs;

•	performance of our charterers and other counterparties with whom we deal;

•	timely delivery of vessels under construction within the contracted price;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents;

•	piracy or political events; and

•

other important factors described under the heading “Risk Factors” in this prospectus supplement, in the accompanying prospectus and in our annual report on Form 20-F for the year ended December 31, 2011, as well as those described from time to time in the reports filed by us with the Commission.

This prospectus supplement may contain assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. We may also from time to time make forward-looking statements in our periodic reports that we will file with the Commission, in other information sent to our security holders, and in other written materials. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.

We undertake no obligation to publicly update or revise any forward-looking statement contained in this prospectus supplement, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

(iv)

PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes some of the information that is contained in this prospectus supplement, the accompanying prospectus or in other documents incorporated by reference into this prospectus supplement. As an investor or prospective investor in the notes, you should review carefully the risk factors and the more detailed information that appear in this prospectus supplement, the accompanying prospectus, any free writing prospectus that may be provided to you in connection with the offering of the notes or that are contained in the documents that we incorporate by reference into this prospectus supplement.

Unless otherwise indicated or if the context otherwise requires, as used in this prospectus supplement, the terms “we”, “our”, “us”, and “the Company” refer to Ship Finance International Limited and all of its subsidiaries. Unless otherwise specifically indicated, all indebtedness amounts specified in this prospectus supplement and accompanying prospectus reflect the face amounts of such indebtedness, which differs in certain circumstances from the amounts recorded in our financial statements due to certain applicable discounts under U.S. GAAP.

We use the term deadweight, or dwt, in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. We use the term twenty-foot equivalent units, or TEU, in describing container vessels to refer to the number of standard twenty foot containers that the vessel can carry. We use the term car equivalent unit, or CEU, in describing the size of car carriers and number of cars they have the capacity to transport.

Ship Finance International Limited

We are a global international ship-owning company with one of the largest and most diverse asset bases across the maritime and offshore industries. As of January 21, 2013, we own and operate 62 vessels and drilling units across the tanker, drybulk, car carrier, container and offshore sectors. In the tanker and drybulk sectors we own and operate 25 crude-oil tankers, one oil/bulk/ore carrier, or OBO, 11 drybulk carriers and two chemical tankers. In the container and car carrier sectors we own and operate 9 container vessels and two car carriers; we also charter-in two container vessels. In the offshore sector we own and operate six offshore supply vessels, one jack-up drilling rig and three ultra-deepwater drilling units.

In addition to our operating fleet, we have entered into agreements for the construction of one Handysize drybulk vessel and four 4,800 TEU container vessels, which are expected to be delivered to us during 2013 and 2014. All of these vessels are scheduled to be employed on medium- to long-term charters when they are delivered to us.

Apart from seven container vessels and four drybulk vessels on short-term charters, the vessels in our fleet, including our five newbuildings, have charters attached to them, which are generally contracted to expire between two and 14 years from now. These existing charters provide us with significant and stable base cash flows and high asset utilization, subject to the full performance of the obligations of our counterparties under their agreements with us. The fixed-rate charter backlog as of September 30, 2012 and adjusted for subsequent charter cancellations and vessel acquisitions was approximately $5.4 billion, with an average remaining charter term of 6.8 years, or 10.2 years if weighted by charter revenue. Some of our charters include purchase options on behalf of the charterer, which if exercised would reduce our remaining charter coverage and contracted cash flow. The amount of actual revenues earned and the actual periods during which revenues are earned may be different from the backlog projections due to various factors including, off-hire caused by unscheduled repairs, maintenance and other factors.

The following table sets forth summary information regarding our fleet as of January 23, 2013. All of our very large crude carriers, or VLCCs, Suezmaxes, chemical tankers and our OBO are double-hull vessels.

Vessel	Built	Dwt./ft./TEU/CEU	Flag	Lease Classification	Charter Termination Date
VLCCs
Front Century	1998	311,000 Dwt.	MI	Capital lease	2021
Front Champion	1998	311,000 Dwt.	BA	Capital lease	2022
Front Vanguard	1998	300,000 Dwt.	MI	Capital lease	2021
Front Circassia	1999	306,000 Dwt.	MI	Capital lease	2021
Front Opalia	1999	302,000 Dwt.	MI	Capital lease	2022
Front Comanche	1999	300,000 Dwt.	LIB	Capital lease	2022
Golden Victory	1999	300,000 Dwt.	MI	Capital lease	2022
Front Commerce	1999	300,000 Dwt.	LIB	Capital lease	2022
Front Scilla	2000	303,000 Dwt.	MI	Capital lease	2023
Front Ariake	2001	299,000 Dwt.	BA	Capital lease	2023
Front Serenade	2002	299,000 Dwt.	LIB	Capital lease	2024
Front Hakata	2002	298,000 Dwt.	BA	Capital lease	2025
Front Stratus	2002	299,000 Dwt.	LIB	Capital lease	2025
Front Falcon	2002	309,000 Dwt.	BA	Capital lease	2025
Front Page	2002	299,000 Dwt.	LIB	Capital lease	2025
Front Energy	2004	305,000 Dwt.	CYP	Capital lease	2027
Front Force	2004	305,000 Dwt.	MI	Capital lease	2027

Suezmaxes
Front Pride	1993	150,000 Dwt.	MI	Capital lease	2017
Front Glory	1995	150,000 Dwt.	MI	Capital lease	2018
Front Splendour	1995	150,000 Dwt.	MI	Capital lease	2019
Front Ardenne	1997	153,000 Dwt.	MI	Capital lease	2020
Front Brabant	1998	153,000 Dwt.	MI	Capital lease	2021
Mindanao	1998	159,000 Dwt.	SG	Capital lease	2021
Glorycrown	2009	156,000 Dwt.	HK	Capital lease	2014	(1)
Everbright	2010	156,000 Dwt.	HK	Capital lease	2015	(1)

Chemical Tankers
Maria Victoria V	2008	17,000 Dwt.	PAN	Operating lease	2018	(1)
SC Guangzhou	2008	17,000 Dwt.	PAN	Operating lease	2018	(1)

OBO Carriers
Front Guider	1991	169,000 Dwt.	SG	Capital lease	2015

Handysize Drybulk Carriers
SFL Spey	2011	34,000 Dwt.	HK	n/a	n/a	(2)
SFL Medway	2011	34,000 Dwt.	HK	n/a	n/a	(2)
SFL Trent	2012	34,000 Dwt.	HK	n/a	n/a	(2)
SFL Kent	2012	34,000 Dwt.	HK	n/a	n/a	(2)
Western Australia	2012	32,000 Dwt.	HK	Operating Lease	2015
Western Houston	2012	32,000 Dwt.	HK	Operating Lease	2015
TBN/ Western Copenhagen (NB)	2013	32,000 Dwt.	HK	n/a	2016	(3)

Vessel	Built	Dwt./ft./TEU/CEU	Flag	Lease Classification	Charter Termination Date
Supramax Drybulk Carriers
SFL Hudson	2009	57,000 Dwt.	MI	Operating lease	2020
SFL Yukon	2010	57,000 Dwt.	HK	Operating lease	2018
SFL Sara	2011	57,000 Dwt.	HK	Operating lease	2019
SFL Kate	2011	57,000 Dwt.	HK	Operating lease	2021
SFL Humber	2012	57,000 Dwt.	HK	Operating lease	2022

Containerships
SFL Europa	2003	1,700 TEU	MI	n/a	n/a	(2)
Heung-A Green	2005	1,700 TEU	MAL	Operating lease	2020	(1)
Green Ace	2005	1,700 TEU	MAL	Operating lease	2020	(1)
SFL Hunter	2006	2,800 TEU	MI	n/a	n/a	(2)
SFL Hawk	2007	2,800 TEU	MI	n/a	n/a	(2)
SFL Falcon	2007	2,800 TEU	MI	n/a	n/a	(2)
SFL Eagle	2007	2,800 TEU	MI	n/a	n/a	(2)
SFL Tiger	2006	2,800 TEU	MI	n/a	n/a	(2)
SFL Avon	2010	1,700 TEU	MI	n/a	n/a	(2)
CMA CGM Magellan	2010	13,800 TEU	UK	Operating lease	2026	(4)
CMA CGM Corte Real	2010	13,800 TEU	UK	Operating lease	2026	(4)
TBN/ Cap Salinas (NB)	2013	4,800 TEU	n/a	n/a	2020	(3)
TBN/ Cap Saray (NB)	2013	4,800 TEU	n/a	n/a	2020	(3)
TBN/ Cap Serrat (NB)	2013	4,800 TEU	n/a	n/a	2020	(3)
TBN/ Cap Sorell (NB)	2014	4,800 TEU	n/a	n/a	2021	(3)

Car Carriers
Glovis Composer	2005	6,500 CEU	HK	Operating lease	2017
Glovis Conductor	2006	6,500 CEU	PAN	Operating lease	2017

Jack-Up Drilling Rigs
Soehanah	2007	375 ft	PAN	Operating lease	2018	(1)

Ultra-Deepwater Drill Units
West Polaris	2008	10,000 ft	PAN	Capital lease	2023	(1)
West Hercules	2008	10,000 ft	PAN	Capital lease	2023	(1)
West Taurus	2008	10,000 ft	PAN	Capital lease	2023	(1)

Offshore supply vessels
Sea Leopard	1998	AHTS (5)	CYP	Capital lease	2020	(1)
Sea Bear	1999	AHTS (5)	CYP	Capital lease	2020	(1)
Sea Cheetah	2007	AHTS (5)	CYP	Operating lease	2019	(1)
Sea Jaguar	2007	AHTS (5)	CYP	Operating lease	2019	(1)
Sea Halibut	2007	PSV (6)	CYP	Operating lease	2019	(1)
Sea Pike	2007	PSV (6)	CYP	Operating lease	2019	(1)

NB: Newbuilding.

Key to Flags: BA—Bahamas, CYP—Cyprus, MAL—Malta, HK—Hong Kong, LIB—Liberia, MI—Marshall Islands, PAN—Panama, SG—Singapore, UK—United Kingdom.

Notes:

(1)	Charterer has purchase options during the term of the charter.
(2)	Employed on a short-term charter or in the spot market.
(3)	Charter has been agreed.
(4)	Vessel chartered-in.
(5)	Anchor handling tug supply vessel, or AHTS.
(6)	Platform supply vessel, or PSV.

Our primary objective is to continue to grow our business through accretive acquisitions across a diverse range of marine and offshore asset classes. In doing so, our strategy is to expand and diversify our customer base and generate stable and increasing cash flows by chartering our assets primarily under medium to long-term bareboat or time charters.

We have paid dividends for 36 consecutive quarters including the dividend payment of $0.39 per share in respect of the quarter ending September 30, 2012 and a special accelerated dividend payment of $0.39 per share in respect of the quarter ended December 31, 2012, both of which were paid on December 28, 2012 to shareholders of record on December 20, 2012. There will be no additional dividend paid in respect of the quarter ended December 31, 2012.

For the years ended December 31, 2009, 2010, 2011 and 2012, we paid aggregate dividends in cash and in kind to our shareholders in the amounts of $111.1 million ($1.50 per share), $129.5 million ($1.64 per share), $122.6 million ($1.55 per share) and $152.0 million ($1.86 per share), respectively. Our ability to pay dividends is always subject to the discretion of our board of directors, the requirements of Bermuda law and the limitations contained in our bond and debt facilities. Please see “Risk Factors—Changes in our dividend policy could adversely affect holders of our common shares.”

Corporate Debt and Dividend Structure

As of September 30, 2012, on an as adjusted basis after giving effect only to this offering and the use of proceeds thereof, we, including our unconsolidated subsidiaries, would have had approximately $3.3 billion in aggregate principal amount of indebtedness outstanding, of which approximately $2.6 billion would have been secured. The notes will be effectively junior to such secured indebtedness to the extent of the value of the assets securing such indebtedness. As of the same date, we had entered into interest rate swap contracts with a combined outstanding principal amount of approximately $1.8 billion.

Recent and Other Developments

In October 2012, we issued 6,000,000 new shares in an underwritten public offering that raised gross proceeds of approximately $89.3 million.

In October 2012, we successfully placed a five-year senior unsecured bond in the Norwegian credit market with an interest rate of Norwegian Interbank Offered Rate, or NIBOR, plus a margin of 5.0% per annum. The principal amount of the notes is Norwegian Kroners (“NOK”) 600.0 million, or the equivalent of approximately $105.4 million. The bond was drawn down in October 2012, with net proceeds to us of approximately $103.5 million. We have swapped all payments to USD with a fixed interest rate of 6.06% per annum.

In October and November 2012, we acquired two Japanese-built 6,500 CEU car carriers built in 2005 and 2006, respectively. Both vessels have been time chartered to an investment grade logistics company publicly listed in Asia. The charter period is five years per vessel. In November 2012, we entered into a $53.2 million secured loan facility with a bank to part-finance the acquisition of the vessels, representing approximately 70% of the aggregate purchase price. The facility bears interest at the London Interbank Offered Rate, or LIBOR, plus a margin, and has a term of five years from drawdown. The loan was drawn down in full in December 2012.

In October 2012, the OBO Front Climber was delivered to its new owner. Net sales proceeds of approximately $8.9 million were received, including a $0.6 million charter termination compensation payment from Frontline Ltd., or Frontline.

In November 2012, the OBO Front Driver was delivered to its new owner. Net sales proceeds of approximately $9.6 million were received, including a $0.5 million charter termination compensation payment from Frontline.

In November 2012, we took delivery of the newbuilding Handysize drybulk carrier Western Houston, which immediately upon delivery from the shipyard commenced a three year time charter.

In November 2012, the non-double hull VLCC Front Lady was delivered to its new owner. Net sales proceeds of approximately $14.1 million were received, excluding $11.6 million of compensation payable to Frontline.

On November 29, 2012, our board of directors declared a dividend of $0.39 per share in respect of the third quarter of 2012 and an additional accelerated dividend of $0.39 per share in respect of the fourth quarter of 2012. These dividends totaling $66.5 million were paid on December 28, 2012.

In December 2012, we announced that we have agreed to terminate the charters on the two remaining OBO carriers, Front Viewer and Front Guider. We received approximately $23.5 million from Frontline as compensation for the early termination of the charters and the estimated loss of future cash sweep earnings relating to the two vessels. Front Viewer was sold and delivered to an unrelated third party in December 2012, with net sales proceeds of approximately $9.1 million. Front Guider is expected to be sold during 2013, and will remain on charter to Frontline until a sale is concluded.

In December 2012, our equity accounted subsidiary SFL West Polaris Limited entered into a $420 million secured term loan and revolving credit facility with a syndicate of banks. The proceeds of the facility will be used to refinance the outstanding amount under an existing $700 million facility, which matures in 2013. The facility bears interest at LIBOR plus a margin and has a term of five years from drawdown, which is expected in the first quarter of 2013. The Company will provide a corporate guarantee of up to $100 million for this facility.

In January 2013, one of our employees exercised options to acquire 25,000 of our common shares and 25,000 new common shares were issued.

In January 2013, the non-double hull VLCC Edinburgh was delivered to its new owner. Net sales proceeds of approximately $18.8 million were received, excluding $7.8 million of compensation payable to Frontline. Following this sale, all of our tankers are double-hull vessels.

Since October 1, 2012, we have repurchased approximately $51.4 million of our 8.5% Senior Notes due 2013.

Concurrent Transaction

Concurrently with this offering of notes, up to 6,060,606 common shares (which we refer to herein as the borrowed shares) are being offered, by means of a separate prospectus supplement and accompanying prospectus, by the share borrower, which is an affiliate of one of the the underwriters of this offering of notes. The share borrower will borrow the borrowed shares from SFLC pursuant to a share lending agreement, which we refer to as the SFLC Share Lending Agreement. SFLC will borrow the shares it lends to the share borrower from Hemen Holding Ltd., an affiliate of ours and our largest shareholder, pursuant to a share lending agreement, which we refer to as the Hemen Share Lending Agreement. 4,242,424 of the 6,060,606 borrowed shares will be initially offered at $16.50 per share (we refer to these as the fixed-price borrowed shares) and up to the remaining 1,818,182 borrowed shares are expected to be subsequently sold at prevailing market prices at the time of sale or at negotiated prices.

The share borrower will receive all of the proceeds from the sale of the borrowed shares. Neither we, nor SFLC nor Hemen Holding Ltd. will receive any proceeds from the sale of the borrowed shares. Pursuant to the SFLC Share Lending Agreement, the share borrower has agreed to pay SFLC an amount in cash equal to the aggregate dividend paid for any cash dividend or distribution we make in respect of the borrowed shares.

We have been informed by Deutsche Bank Securities Inc., one of the underwriters of this offering of notes, that it or its affiliates intend to use the short position created by the share loan and the concurrent short sales of the borrowed shares to facilitate transactions by which investors in the notes offered hereby and our other convertible notes may hedge their investments through short sales or privately negotiated derivatives transactions. See “Description of Share Lending Agreement” and “Underwriting.”

The closing of this offering of the notes pursuant to this prospectus supplement and the accompanying prospectus is contingent upon the closing of the concurrent offering of the fixed-price borrowed shares, and the closing of the concurrent offering of the fixed-price borrowed shares is contingent upon the closing of the offering of the notes hereunder.

Corporate Information

We are a holding company incorporated under the laws of Bermuda. We operate through our vessel owning and other subsidiaries incorporated in Bermuda, Liberia, Norway, Cyprus, Singapore, Malta, the Marshall Islands and the United Kingdom. Our common shares are listed on The New York Stock Exchange under the symbol “SFL.” Our principal executive offices are located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda, and our telephone number is +1 (441) 295-9500. We maintain an internet site at http://www.shipfinance.bm. The information contained at our internet site is not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

The information above concerning us is only a summary and does not purport to be comprehensive or complete. For additional information about us, you should refer to the information described in “Where You Can Find Additional Information” in this prospectus supplement.

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our,” and “us” refer to Ship Finance International Limited and not to any of its existing or future subsidiaries.

Issuer	Ship Finance International Limited, a Bermuda exempted company.

Securities	$350,000,000 aggregate principal amount of 3.25% Convertible Senior Notes due 2018.

Maturity	February 1, 2018, unless earlier repurchased, redeemed or converted. At maturity, we will pay the principal amount per note plus accrued and unpaid interest in whole in cash, or in part in common shares and in part in cash, at our election, as described in this prospectus supplement.

Issue Price	100%

Interest	3.25% per year. Interest will accrue from January 30, 2013 and will be payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning on May 1, 2013.

Conversion of notes	Holders may convert their notes into our common shares at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date based on an initial conversion price of $21.9450 per common share (which is the equivalent of an initial conversion rate of approximately 45.5684 common shares per $1,000 principal amount of notes). The conversion price will be subject to adjustment in certain events as described herein. If a holder elects to convert its notes in connection with a change of control event (as defined in this prospectus supplement), we will decrease the conversion price for notes converted in connection with such change of control event.

Upon conversion, we will pay or deliver, as the case may be, cash, common shares or a combination of cash and common shares, at our election (except for conversions during the period beginning on the issuance of a call option notice and ending at 5:00 p.m. (New York City time) on the business day immediately preceding the redemption date, which shall be settled in our common shares). If we satisfy our conversion obligation solely in cash or through a combination of cash and common shares, the amount of cash and number of common shares, if any, due upon conversion will be based on a daily conversion value (as defined herein) for each VWAP trading day (as defined herein) in a 50 VWAP trading day conversion period (as described under “Description of Notes—Conversion of Notes—Settlement Upon Conversion”).

Converting holders will not receive any additional cash payment or additional shares representing interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below under “Description of Notes—Conversion of Notes.” Instead, interest will be deemed paid by the payment or delivery, as the case may be, of cash, common shares or a combination of cash and common shares to the converting holder upon conversion of a note.

Change of control event	If we undergo a change of control event (as defined in this prospectus supplement under “Description of Notes—Adjustment to Conversion Price and Holder Option to Require Repurchase upon a Change of Control Event”), subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or an integral multiple thereof. The change of control repurchase price, payable in cash, will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the purchase date. See “Description of Notes—Adjustment to Conversion Price and Holder Option to Require Repurchase upon a Change of Control Event.”

In addition, holders may convert some or all of their notes in connection with a change of control event at the change of control conversion price as described in “Description of Notes—Adjustment to Conversion Price and Holder Option to Require Repurchase upon a Change of Control Event.”

Optional redemption	At any time prior to the 61st scheduled trading day immediately preceding the scheduled maturity date, if 90% or more of the aggregate principal amount of the notes issued on the date of original issuance have been previously purchased or converted, we may redeem all but not part of the remaining outstanding notes at a redemption price, payable in cash, equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date; provided, however, that on or after August 1, 2017, we may only redeem the notes if we have elected stock settlement as the settlement method for conversions on or after August 1, 2017. See “Description of Notes—Issuer Call Option.”

Additional amounts	All payments and deliveries made by us or any successor to us under or with respect to the notes, including, but not limited to, payments of principal, payments of interest and payments or deliveries, as the case may be, of cash, our common shares or a combination of cash and our common shares upon conversion or share settlement at maturity, will be made without withholding or deductions, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required by certain jurisdictions, we will pay such additional amounts as may be necessary to ensure that the net amount received by the holder after such withholding or deduction (and after deducting any taxes on the additional amounts) will equal the amounts that would have been received by such holder had no such withholding or deduction been required, subject to certain exceptions set forth under “Description of Notes—Additional Amounts.”

Ranking	The notes will be our senior unsecured obligations and will rank pari passu with all of our other existing and future senior unsecured debt and senior to all of our future subordinated debt. The notes will be structurally subordinated to all existing and future debt and other obligations (including trade payables) of our subsidiaries. In addition, the notes will be effectively junior to all of our existing and future secured debt to the extent of the value of the assets securing that debt.

As of September 30, 2012, on an as adjusted basis after giving effect only to this offering and the use of proceeds thereof, we, including our unconsolidated subsidiaries, would have had approximately $3.3 billion in aggregate principal amount of indebtedness outstanding, of which approximately $2.6 billion would be secured. The notes will be effectively junior to such secured indebtedness to the extent of the value of the assets securing such indebtedness. As of the same date, we had entered into interest rate swap contracts with a combined outstanding principal amount of approximately $1.8 billion.

The indenture governing the notes will not limit the amount of debt that we or our subsidiaries may incur.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $344.1 million, after deducting the underwriters’ discounts and commissions and estimated fees and expenses payable by us. We intend to use:

•	Approximately $225.0 million to redeem or repurchase in the open market, in negotiated transactions or otherwise, all of the outstanding 8.5% Senior Notes due 2013; and

•	Approximately $119.1 million for general corporate purposes, including working capital.

See “Use of Proceeds.”

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the notes	The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

New York Stock Exchange symbol for our common shares	Our common shares are listed on The New York Stock Exchange under the symbol “SFL.”

Trustee	U.S. Bank National Association.

Paying agent, registrar and conversion agent	Deutsche Bank Trust Company Americas. We maintain banking relationships in the ordinary course of business with the paying agent, registrar and conversion agent and its affiliates. See “Underwriting—Other Relationships.”

Governing law	The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Important U.S. federal income tax consequences	We may be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes. If we are treated as a PFIC for any taxable year, we will inform investors of our status and we will provide investors with the information necessary to make and maintain a “qualified electing fund,” or QEF, election. However, this election may not be made until the notes are converted into common shares, and the unavailability of such election may result in adverse U.S. federal income tax consequences to holders. Prospective U.S. Holders should consult with their tax advisors as to the consequences of our being a PFIC for any taxable year, including whether or not to make a QEF election, and should carefully review the information set forth under “Taxation—U.S. Taxation” for additional information.

For the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of our common shares, see “Taxation.”

Concurrent offering of borrowed shares	Concurrently with this offering of notes, up to 6,060,606 borrowed shares are being offered, by means of a separate prospectus supplement and accompanying prospectus, by the share borrower, which is an affiliate of one of the underwriters of this offering of notes. The share borrower will borrow the borrowed shares from SFLC. SFLC will borrow the shares it lends to the share borrower from Hemen Holding Ltd., an affiliate of ours and our largest shareholder. 4,242,424 of the 6,060,606 borrowed shares will be initially offered at $16.50 per share (we refer to these as the fixed-price borrowed shares) and up to the remaining 1,818,182 borrowed shares are expected to be subsequently sold at prevailing market prices at the time of sale or at negotiated prices. We have been informed by Deutsche Bank Securities Inc. that it or its affiliates intend to use the short position created by the share loan and the concurrent short sales of the borrowed shares to facilitate transactions by which investors in the notes offered hereby may hedge their investments in the notes (and our other convertible notes).

The share borrower will receive all of the proceeds from the sale of the borrowed shares. Neither we, nor SFLC nor Hemen Holding Ltd. will receive any proceeds from the sale of the borrowed shares. Pursuant to the SFLC Share Lending Agreement, the share borrower has agreed to pay SFLC an amount in cash equal to the aggregate dividend paid for any cash dividend or distribution we make in respect of the borrowed shares. See “Description of Share Lending Agreement” and “Underwriting.”

The closing of this offering of the notes pursuant to this prospectus supplement and the accompanying prospectus is contingent upon the closing of the concurrent offering of the fixed-price borrowed shares, and the closing of the concurrent offering of the fixed-price borrowed shares is contingent upon the closing of the offering of the notes hereunder.

Risk factors	You should carefully consider all of the information that is contained in or incorporated by reference into this prospectus and, in particular, you should evaluate the risks set forth under “Risk Factors” on page S-15 of this prospectus supplement before deciding to invest in the notes.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following table provides our consolidated financial data as of the dates and for the periods shown. Our summary consolidated statements of operations data for the years ended December 31, 2009, 2010 and 2011 are derived from our audited consolidated financial statements incorporated by reference herein, which have been audited by MSPC, Certified Public Accountants and Advisors, A Professional Corporation, or MSPC, our independent registered public accounting firm, as indicated in their report incorporated by reference herein.

Our summary consolidated financial data presented below as of and for September 30, 2011 and 2012 have been prepared on the same basis as our audited consolidated financial statements, are derived from our unaudited consolidated financial statements incorporated by reference herein and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation thereof. Our interim results are not necessarily indicative of our results for the entire year or for any future periods.

The summary financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, our audited and unaudited consolidated financial statements, including the related notes thereto, incorporated by reference herein, “Selected Consolidated Financial Information,” and our “Management’s Discussion and Analysis of Financial Condition And Results Of Operations” included in our current report on Form 6-K filed with the Commission on January 24, 2013 and “Item 5. Operating and Financial Review and Prospects” included in our annual report on Form 20-F for the year ended December 31, 2011, which are incorporated by reference herein.

	Year Ended December 31,			Nine Months Ended September 30,
	2009	2010	2011	2011	2012
				(unaudited)
(In thousands of U.S. dollars)
Income statement data:
Total operating revenues	$345,220	$308,060	$295,114	$219,053	$242,038
Gain on sale of assets	24,721	28,104	8,468	6,131	25,849
Total operating expenses	160,677	124,319	140,877	104,496	118,148

Net operating income	209,264	211,845	162,705	120,688	149,739

Net income before equity in earnings of associated companies	$116,969	$115,299	$80,273	$61,702	$101,409
Equity in earnings of associated companies	75,629	50,413	50,902	39,317	33,328

Net income	$192,598	$165,712	$131,175	$101,019	$134,737

Balance sheet data (at end of period):
Cash and cash equivalents	$84,186	$86,967	$94,915	$81,236	$66,818
Total assets	3,059,586	2,882,361	2,896,128	3,003,555	2,902,003
Total liabilities	2,310,258	2,053,441	2,039,037	2,164,368	1,992,623
Short and long term debt (including current portion)	2,135,950	1,922,854	1,910,464	2,025,996	1,850,531
Total equity	749,328	828,920	857,091	839,188	909,380

Cash flow data:
Net cash provided by operating activities	125,522	153,771	163,661	131,379	68,251
Net cash provided by/(used in) investing activities	424,068	76,977	(5,862)	(130,960)	54,641
Net cash used in financing activities	(511,479)	(227,967)	(149,851)	(6,150)	(150,989)

Other financial data:
EBITDA—Consolidated(1)	483,968	399,663	352,345	263,418	240,389
EBITDA—Group(2)	761,707	714,410	670,145	507,389	445,806
Total Debt—Consolidated (at end of period)	2,135,950	1,922,854	1,910,464	2,025,996	1,850,531
Total Debt—Group(2) (at end of period)	4,026,450	3,669,379	3,319,589	3,491,475	3,113,364

(1)	We define EBITDA—Consolidated as net income before depreciation, interest expense, net, other financial items, net, certain significant non-cash charges for (i) impairment of assets, (ii) gains from sale of assets and termination of charters, (iii) net gains/losses from the repurchase of our 8.5% Senior Notes due 2013 and our NOK500 million Senior Unsecured Bonds due 2014 and (iv) the mark-to-market of certain derivative contracts, and the repayments from investments in direct financing and sales-type leases, net of any upfront payments, as applicable.
(2)	We have three ultra-deepwater drilling units and two container vessels owned by four wholly-owned subsidiaries which are accounted for under the equity method and therefore not consolidated in our financial statements. We define EBITDA—Group as EBITDA—Consolidated before equity in earnings of associated companies and adjusted for (i) the total operating revenues, (ii) repayments from investments in direct financing and sales-type leases and (iii) vessel operating expenses at our subsidiaries that are accounted for under the equity method. We record our investments in equity-method investees on the consolidated balance sheets as “Investment in associated companies”. These subsidiaries have significant amount of indebtedness which because of the aforementioned accounting treatment does not show up in our balance sheets. Total Debt—Group includes indebtedness of our unconsolidated subsidiaries. Total Debt—Group, as further adjusted, is derived by adding Total Debt—Consolidated, as further adjusted, plus approximately $1.3 billion of indebtedness, as of September 30, 2012, of our unconsolidated subsidiaries.

	Years Ended December 31,			Nine Months Ended September 30,
	2009	2010	2011	2011	2012
				(unaudited)
(In thousands of U.S. dollars)
Reconciliation of net income to EBITDA—Consolidated and EBITDA—Group:
Net income	$192,598	$165,712	$131,175	$101,019	$134,737
Depreciation	30,236	34,201	49,929	36,339	41,377
Interest expense, net	116,835	80,325	79,978	57,313	51,048
Other financial items, net	(1,457)	(2,676)	1,034	597	(1,073)
Vessel impairment charge	26,756	—	—	—	—
Long-term investment impairment charge	7,110	—	—	—	3,353
Gain on sale of assets and termination of charters	(24,721)	(28,103)	(8,468)	(6,131)	(25,849)
Gain on sale of associate		—	(4,064)	(4,064)	—
Net gain (loss) on repurchase of 2013 Senior Notes and NOK bonds	(20,600)	13	(521)	469	(129)
Mark to market of derivatives	(12,675)	14,733	4,408	2,675	(7,367)
Repayments from investments in direct financing and sales-type leases	210,386	175,958	98,874	75,201	44,292
Less: upfront payments on certain charters	(40,500)	(40,500)	—	—	—

EBITDA—Consolidated	$483,968	$399,663	$352,345	$263,418	$240,389
Less: equity in earnings of associated companies	(75,629)	(50,413)	(50,902)	(39,317)	(33,328)
Total operating revenues—Associates	150,473	137,348	155,514	116,496	113,302
Repayments from investments in direct financing and sales-type leases—Associates	203,141	228,001	238,388	183,662	151,360
Vessel operating expenses—Associates	(246)	(189)	(25,200)	(16,870)	(25,917)

EBITDA—Group	$761,707	$714,410	$670,145	$507,389	$445,806
Reconciliation of Total Debt—Consolidated to Total Debt—Group (at end of period):
Total Debt—Consolidated	2,135,950	1,922,854	1,910,464	2,025,996	1,850,531
Total Debt—Associates	1,890,500	1,746,525	1,409,125	1,465,479	1,262,833
Total Debt—Group	4,026,450	3,669,379	3,319,589	3,491,475	3,113,364

RISK FACTORS

An investment in our notes involves a high degree of risk, including the risks we face described in the accompanying prospectus and the documents incorporated by reference herein. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face described in the accompanying prospectus and the documents incorporated by reference herein.

This prospectus supplement does not describe all of the risks of an investment in the notes. You should consult your own financial and legal advisors about the risks entailed by an investment in the notes and the suitability of your investment in the notes in light of your particular circumstances. Before you decide to invest in our securities, you should carefully consider the risks and the discussion of risks under the heading “Risk Factors” in the accompanying prospectus and in our annual report for the year ended December 31, 2011 on Form 20-F, filed with the Commission on April 27, 2012. In addition, you should carefully consider the risks set forth below, as well as other information included in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference in this prospectus supplement that summarize the risks that may materially affect our business. Please refer to the section entitled “Where You Can Find Additional Information” in this prospectus supplement and in the accompanying prospectus for discussions of these other filings.

Risks Relating To Our Industry and Our Company

In the event the shipyards do not perform under their agreements with us for the construction of our Newbuilding Vessels and we are unable to enforce certain refund guarantees, we may lose all or part of our investment, which would have a material adverse effect on our results of operations, financial condition and cash flows.

Currently, we have newbuilding contracts with Chinese shipyards for the construction of a Handysize drybulk carrier and four 4,800 TEU container vessels, which are scheduled to be delivered to us during 2013 and 2014. As of January 22, 2013, we have made total yard payments in the amount of $72.6 million and we have remaining yard installments in the amount of $183.9 million.

We depend on our charterers, including the Frontline Charterers and the Seadrill Charterers, which are companies affiliated with us, for our operating cash flows and for our ability to pay dividends to our shareholders and repay our outstanding borrowings.

Most of the tanker vessels and the OBO in our fleet are chartered to subsidiaries of Frontline, namely Frontline Shipping Limited and Frontline Shipping II Limited, which we refer to collectively as the Frontline Charterers. In addition, we have chartered three of our drilling units to three subsidiaries of Seadrill Limited, namely Seadrill Deepwater Charterer Ltd., Seadrill Offshore AS, and Seadrill Polaris Ltd., which we refer to collectively as the Seadrill Charterers. Our other vessels that have charters attached to them are chartered to other customers under medium to long-term time and bareboat charters.

The charter hire payments that we receive from our customers constitute substantially all of our operating cash flows. The Frontline Charterers have no business or sources of funds other than those related to the chartering of our tanker fleet to third parties.

In December 2011, our charter agreements with the Frontline Charterers, which both remain wholly-owned subsidiaries of Frontline, were amended and we agreed to temporarily reduce the charter rates payable on our double-hull tankers and OBOs (three sold and delivered in 2012) by $6,500 per day per vessel from 2012 through 2015, subject to the cash sweep arrangement described in the immediately following risk factor. As part of the amendments, we received compensation payments from Frontline in the amount of $106 million in cash. Frontline continues to guarantee the payment of charterhire with respect to Frontline Shipping Limited and Frontline Shipping II Limited.

Although there are restrictions on the Frontline Charterers’ rights to use their cash to pay dividends or make other distributions, at any given time their available cash may be diminished or exhausted, and they may be unable to make charterhire payments to us without support from Frontline. The performance under the charters with the Seadrill Charterers is guaranteed by Seadrill Limited. If the Frontline Charterers, the Seadrill Charterers or any of our other charterers are unable to make charterhire payments to us, our results of operations and financial condition will be materially adversely affected and we may not have cash available to pay dividends to our shareholders and to repay our outstanding borrowings.

The amount of the profit sharing payment we receive under our charters with the Frontline Charterers, if any, may depend on prevailing spot market rates, which are volatile.

Most of our tanker vessels and our OBO operate under time charters to the Frontline Charterers. These charter contracts provide for base charterhire and additional profit sharing payments when the Frontline Charterers’ earnings from deploying our vessels exceed certain levels. The majority of our vessels chartered to the Frontline Charterers are sub-chartered by the Frontline Charterers in the spot market, which is subject to greater volatility than the long-term time charter market, and the amount of future profit sharing payments that we receive, if any, will be primarily dependent on the strength of the spot market.

Prior to December 31, 2011, the Frontline Charterers paid us a profit sharing rate of 20% of their earnings above average threshold charter rates on a time-charter equivalent basis from their use of our fleet each fiscal year. The amendments to the charter agreements with the Frontline Charterers described in the preceding risk factor increased the profit sharing percentage to 25% for earnings above the threshold levels effective as of January 1, 2012. The amendments also provided for a temporary reduction in charter rates for a four year period. During that period, the Frontline Charterers are obligated pay us 100% of any earnings on a time-charter equivalent basis above the temporarily reduced time charter rates, subject to a maximum of $6,500 per day, or the cash sweep amounts. As described above, we received a compensation payment of $106 million, of which $50 million represented a non-refundable advance relating to the 25% profit sharing agreement. For the nine month period ended September 30, 2012, we recorded $40.1 million in accumulated cash sweep amounts. There was no accumulated profit share for the nine month period ended September 30, 2012 and an additional $50 million of profit share will need to accumulate before we recognize profit share revenues in our consolidated accounts.

We cannot assure you that we will receive any profit sharing payments for any periods in the future, which may have an adverse affect on our results of operations and financial condition.

The container shipping industry is cyclical and volatile and the persistent global economic recession has resulted in decreased demand for container shipping, which, together with an over-supply of container vessel capacity, may negatively impact any future container vessel operations we may have.

As of January 22, 2013, seven of our container vessels were employed on short-term time charters. We also have contracts for the construction of four 4,800 TEU newbuilding container vessels that are scheduled to commence seven year time charters upon their delivery to us, which is expected during the second half of 2013 and the first quarter of 2014. The persistent global economic slowdown may result in decreased demand for container shipping and a related decrease in charter rates.

The ocean-going container shipping industry is both cyclical and volatile in terms of charter hire rates and profitability. Container vessel charter rates peaked in 2005 and generally stayed strong until the middle of 2008, when the effects of the recent economic crisis began to affect global container trade. Charter rates have fallen significantly since the middle of 2008 and remain well below long-term averages and could further decline in the near term. Fluctuations in charter rates result from changes in the supply and demand for ship capacity and changes in the supply and demand for the major products internationally transported by container vessels. The container vessels market is typically stronger in the spring and autumn in anticipation of increased consumption of consumer products during the holiday and peak seasons. The factors affecting the supply and demand for container vessels and supply and demand for products shipped in containers are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable.

Our ability to employ our container vessels will depend upon, among other things, the prevailing state of the container vessel market when the vessels are available for employment, which can be affected by consumer demand for products shipped in containers. If the container vessel market is in a period of sustained depression when we take delivery of the container vessels, we may be unable to operate the vessels profitably.

The size of the container vessel orderbook is large relative to historical levels and will result in the increase in the size of the world container vessel fleet over the next few years. An over-supply of container vessel capacity, particularly in conjunction with a reduced level of demand for container shipping, may result in a further reduction of charter rates.

Charterhire rates for drybulk carriers are volatile and may further decrease in the future, which may adversely affect our earnings.

We currently own and operate a fleet of 11 drybulk carriers consisting of five Supramax drybulk carriers and six Handysize drybulk carriers. Four of the Handysize drybulk carriers are employed on short-term time charters. In addition, we have entered into agreements for the construction of an additional Handysize drybulk carrier that is scheduled to be delivered to us in the first quarter of 2013.

This downturn in drybulk charter rates and their volatility, which has resulted from the economic dislocation worldwide and the disruption of the credit markets during 2008 and 2009, have had a number of adverse consequences for drybulk shipping, including, among other things, an absence of financing for vessels; a less active second-hand market for the sale of vessels; low charter rates, particularly for vessels employed in the spot market; widespread loan covenant defaults in the drybulk shipping industry; and declaration of bankruptcy by some operators and shipowners as well as charterers.

The occurrence of one or more of these events could adversely affect our business, results of operations, cash flows, financial condition and ability to pay dividends to shareholders and repay debt. There can be no assurance that the drybulk charter market will recover over the next several months and the market could continue to decline further.

If the drybulk shipping market remains depressed in the future, our earnings and available cash flow may decrease. Our ability to re-charter our vessels on the expiration or termination of their current time charters and the charter rates payable under any renewal or replacement charters will depend upon, among other things, economic conditions in the drybulk shipping market.

Volatility in the international shipping and offshore markets may cause our customers to be unable to pay charterhire to us.

Our customers, including Frontline, are subject to volatility in the shipping and offshore markets that affects their ability to operate the vessels and offshore drilling units they charter from us at a profit. Our customers’ successful operation of our vessels and drilling units in the charter market will depend on, among other things, their ability to obtain profitable charters. We cannot assure you that future charters will be available to our customers at rates sufficient to enable them to meet their obligations to make charterhire payments to us. As a result, our revenues and results of operations may be adversely affected. These factors include:

•	global and regional economic and political conditions;

•	supply and demand for oil and refined petroleum products, which is affected by, among other things, competition from alternative sources of energy;

•	supply and demand for energy resources, commodities, semi-finished and finished consumer and industrial products;

•	developments in international trade;

•	changes in seaborne and other transportation patterns, including changes in the distances that cargoes are transported;

•	environmental concerns and regulations;

•	weather;

•	the number of newbuilding deliveries;

•	the scrapping rate of older vessels; and

•	changes in production of crude oil, particularly by OPEC and other key producers.

Tanker charter rates also tend to be subject to seasonal variations, with demand (and therefore charter rates) normally higher in winter months in the northern hemisphere.

The market values of our vessels and drilling units may decrease, which could limit the amount of funds that we can borrow or trigger certain financial covenants under our current or future credit facilities and we may incur a loss if we sell vessels or drilling units following a decline in their market value.

During the period a vessel or drilling unit is subject to a charter, we will not be permitted to sell it to take advantage of increases in vessel or drilling unit values without the charterers’ agreement. Conversely, if the charterers were to default under the charters due to adverse market conditions, causing a termination of the charters, it is likely that the fair market value of our vessels would also be depressed.

The fair market values of our vessels and drilling units have generally experienced high volatility. According to shipbrokers, the market prices for secondhand drybulk carriers, for example, have decreased sharply from their recent historically high levels and may be less than the carrying value on our consolidated financial statements.

The fair market value of our vessels and drilling units may increase and decrease depending on a number of factors including, but not limited to, the prevailing level of charter rates and dayrates, general economic and market conditions affecting the international shipping and offshore drilling industries, types, sizes and ages of vessels and drilling units, supply and demand for vessels and drilling units, availability of or developments in other modes of transportation, competition from other shipping companies, cost of newbuildings, governmental or other regulations and technological advances.

In addition, as vessels and drilling units grow older, they generally decline in value. If the fair market value of our vessels and drilling units declines, we or our subsidiaries may not be in compliance with certain provisions of our credit facilities and we may not be able to refinance our debt, obtain additional financing or make distributions to our shareholders and our subsidiaries may not be able to make distributions to us. The prepayment of certain credit facilities may be necessary to cause us to maintain compliance with certain covenants in the event that the value of our vessels or drilling units fall below certain levels.

Additionally, if we sell one or more of our vessels or drilling units at a time when vessel and drilling unit prices have fallen and before we have recorded an impairment adjustment to our consolidated financial statements, the sale price may be less than the vessel’s or drilling unit’s carrying value on our consolidated financial statements, resulting in a loss and a reduction in earnings. Furthermore, if vessel and drilling unit values fall significantly, we may have to record an impairment adjustment in our financial statements, which could adversely affect our financial results and condition.

We are subject to certain risks with respect to our counterparties on contracts, and failure of such counterparties to meet their obligations could cause us to suffer losses or otherwise adversely affect our business.

From time to time, we enter into, among other things, charter parties with our customers, newbuilding contracts with shipyards, credit facilities with banks, guarantees, interest rate swap agreements, currency swap agreements, total return bond swaps, and total return equity swaps. Such agreements subject us to counterparty risks. The ability of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the maritime and offshore industries, the overall financial condition of the counterparty, charter rates and dayrates received for specific types of vessels and drilling units, and various expenses. In addition, in depressed market conditions, our charterers and customers may no longer need a vessel or drilling unit that is currently under charter or contract, or may be able to obtain a comparable vessel or drilling unit at a lower rate. As a result, charterers and customers may seek to renegotiate the terms of their existing charter parties and drilling contracts, or avoid their obligations under those contracts. Should a counterparty fail to honor its obligations under agreements with us, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Please see “Recent and Other Developments.”

We may have to pay tax on U.S. source income, which would reduce our earnings and cash flows.

Under the U.S. Internal Revenue Code of 1986, as amended, or the Code, 50% of our gross income and that of our vessel owning or chartering subsidiaries that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States will be characterized as U.S. source shipping income. Such income will be subject to a 4% U.S. federal income tax without allowance for deduction, unless we qualify for exemption from tax under Section 883 of the Code and the applicable Treasury Regulations promulgated thereunder.

We believe that we and each of our subsidiaries will, both before and after this offering, qualify for this statutory exemption and we intend to take this position for U.S. federal income tax return reporting purposes. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby become subject to U.S. federal income tax on our U.S. source shipping income. Please see “Taxation—Taxation of the Company’s Operating Income—Exemption of Operating Income from U.S. Federal Income Taxation.” In addition, changes in the Code, the Treasury Regulations or the interpretation thereof by the IRS or the courts could adversely affect our ability to qualify for such exemption.

If we, or our subsidiaries, are not entitled to exemption under Section 883 of the Code for any taxable year, we, or our subsidiaries, could be subject for those years to an effective 2% U.S. federal income tax on the U.S.-source shipping income derived during such year that is attributable to the transport of cargoes to or from the United States. The imposition of this tax could have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

A change in interest rates could materially and adversely affect our financial performance.

As of September 30, 2012, we and our consolidated subsidiaries had approximately $1.5 billion in floating rate debt outstanding under our credit facilities, and a further approximately $1.3 billion in unconsolidated floating rate debt held by wholly-owned subsidiaries accounted for under the equity method. Although we use interest rate swaps to manage our interest rate exposure and have interest rate adjustment clauses in some of our chartering agreements, we are exposed to fluctuations in interest rates. For a portion of our floating rate debt, if interest rates rise, interest payments on our floating rate debt that have not been effectively swapped into fixed rates would increase.

As of September 30, 2012, we and our consolidated subsidiaries had entered into interest rate swaps to fix the base interest rate on approximately $0.9 billion of our outstanding indebtedness at 3.10%, and we have also entered into interest rate swaps to fix the interest on approximately $0.9 billion of the outstanding indebtedness of our equity-accounted subsidiaries.

An increase in interest rates could cause us to incur additional costs associated with our debt service, which may materially and adversely affect our results of operations. Our maximum exposure to interest rate fluctuations on our outstanding debt at September 30, 2012, was approximately $931 million, including our equity-accounted subsidiaries. A one percentage change in interest rates would at most increase or decrease interest expense by approximately $9.0 million per year as of September 30, 2012. The maximum figure does not take into account that certain of our charter contracts include interest adjustment clauses, whereby the charter rate is adjusted to reflect the actual interest paid on a deemed outstanding debt related to the assets on charter. At September 30, 2012, approximately $1.4 billion of our floating rate debt was subject to such interest adjustment clauses, including our equity-accounted subsidiaries. Of this amount, a total of approximately $1.0 billion was subject to interest rate swaps and the balance of approximately $435 million remained on a floating rate basis under such adjustment clauses, effectively decreasing our economical exposure to floating rate debt to approximately $525 million.

The interest rate swaps that have been entered into by us and our subsidiaries are derivative financial instruments that effectively translate floating rate debt into fixed rate debt. U.S. GAAP requires that these derivatives be valued at current market prices in our financial statements, with increases or decreases in valuations reflected in results of operations or, if the instrument is designated as a hedge, in other comprehensive income. Changes in interest rates give rise to changes in the valuations of interest rate swaps and could adversely affect results of operations and other comprehensive income.

We are highly leveraged and subject to restrictions in our financing agreements that impose constraints on our operating and financing flexibility.

We have significant indebtedness outstanding under our 8.5% Senior Notes due 2013, our 3.75% Senior Unsecured Convertible Notes due 2016, our NOK500 million Senior Unsecured Bonds due 2014 and our NOK600 million Senior Unsecured Bonds due 2017. We have also entered into loan facilities that we have used to refinance existing indebtedness and to acquire additional vessels. We may need to refinance some or all of our indebtedness on maturity of our Senior Notes, bonds or loan facilities and to acquire additional vessels in the future. We cannot assure you that we will be able to do so on terms acceptable to us or at all. If we cannot refinance our indebtedness, we will have to dedicate some or all of our cash flows, and we may be required to sell some of our assets, to pay the principal and interest on our indebtedness. In such a case, we may not be able to pay dividends to our shareholders and may not be able to grow our fleet as planned. We may also incur additional debt in the future.

Our loan facilities and the indentures for our Senior Notes and bonds subject us to limitations on our business and future financing activities, including:

•	limitations on the incurrence of additional indebtedness, including issuance of additional guarantees;

•	limitations on incurrence of liens;

•	limitations on our ability to pay dividends and make other distributions; and

•	limitations on our ability to renegotiate or amend our charters, management agreements and other material agreements.

Further, our loan facilities contain financial covenants that require us to, among other things:

•

provide additional security under the loan facility or prepay an amount of the loan facility as necessary to maintain the fair market value of our vessels securing the loan facility at not less than specified percentages (ranging from 100% to 140%) of the principal amount outstanding under the loan facility;

•	maintain available cash on a consolidated basis of not less than $25 million;

•	maintain positive working capital on a consolidated basis; and

•	maintain a ratio of total liabilities to adjusted total assets of less than 0.80.

Under the terms of our loan facilities, we may not make distributions to our shareholders if we do not satisfy these covenants or receive waivers from the lenders. We cannot assure you that we will be able to satisfy these covenants in the future.

Due to these restrictions, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours and we cannot guarantee that we will be able to obtain our lenders’ permission when needed. This may prevent us from taking actions that are in our best interests.

Our debt service obligations require us to dedicate a substantial portion of our cash flows from operations to required payments on indebtedness and could limit our ability to obtain additional financing, make capital expenditures and acquisitions, and carry out other general corporate activities in the future. These obligations may also limit our flexibility in planning for, or reacting to, changes in our business and the shipping industry or detract from our ability to successfully withstand a downturn in our business or the economy generally. This may place us at a competitive disadvantage to other less leveraged competitors.

If we enter into charter agreements or drilling contracts or engage in certain other activities with countries or government-controlled entities or customers associated with countries that are subject to restrictions imposed by the U.S. government, or engage in certain other activities, our ability to conduct business and access U.S. capital markets and our reputation and the market for the notes and our common shares could be adversely affected.

From time to time in the past, in what we believe were conducted in compliance with then applicable sanctions and embargo laws, our vessels made port calls and our drilling units operated in countries that were subject to sanctions and embargoes imposed by the U.S. government and other authorities and/or identified by the U.S. government or other authorities as state sponsors of terrorism, such as Cuba, Iran, Sudan and Syria. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. In 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act, or CISADA, which expanded the scope of the Iran Sanctions Act. Among other things, CISADA expanded the application of the prohibitions to additional activities of companies such as ours and introduced limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. On May 1, 2012, President Obama signed Executive Order 13608, which prohibits foreign persons from violating or attempting to violate, or causing a violation of any sanctions in effect against Iran or facilitating any deceptive transactions for or on behalf of any person subject to U.S. sanctions. Any persons found to be in violation of Executive Order 13608 will be deemed a foreign sanctions evader and will be banned from all contacts with the United States, including conducting business in U.S. dollars. On July 30, 2012, President Obama signed Executive Order 13622, which authorized sanctions for, amongst other activities, (i) knowingly, on or after July 30, 2012, engaging in a significant transaction for the purchase or acquisition of petroleum, petroleum products or petrochemical products from Iran, and (ii) materially assisting, sponsoring or providing financial, material, or technological support for, or goods or services in support of, the National Iranian Oil Company, the Naftiran Intertrade Company, or the Central Bank of Iran, or the purchase or acquisition of U.S. bank notes or precious metals by the Government of Iran. Sanctions available under Executive Order 13622 for the activities listed under (i) above include, amongst others, denial of financing by the U.S. Export-Import Bank, limitations on the amount of loans or credits available from U.S. financial institutions and prohibition of U.S. federal procurements from sanctioned persons. For the activities listed under

(ii) above, Executive Order 13622 authorizes the blocking of assets. On August 10, 2012, President Obama signed into law the Iran Threat Reduction and Syria Human Rights Act of 2012 (the “Act”) which created new sanctions and strengthened existing sanctions. Among other things, the Act intensifies existing sanctions regarding the provision of goods, services, infrastructure or technology to Iran’s petroleum or petrochemical sector. The Act also includes a provision requiring the President of the United States to impose five or more sanctions from Section 6(a) of the Iran Sanctions Act, as amended, on a person the President determines is a controlling beneficial owner of, or otherwise owns, operates, or controls or insures a vessel that was used to transport crude oil from Iran to another country and (1) if the person is a controlling beneficial owner of the vessel, the person had actual knowledge the vessel was so used or (2) if the person otherwise owns, operates, or controls, or insures the vessel, the person knew or should have known the vessel was so used. Such a person could be subject to a variety of sanctions, including exclusion from U.S. capital markets, exclusion from financial transactions subject to U.S. jurisdiction, and exclusion of that person’s vessels from U.S. ports for up to two years.

Although we believe that we have been in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our notes may adversely affect the price at which our notes trade. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our notes may be adversely affected if we engage in certain other activities, such as entering into drilling contracts with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments. Investor perception of the value of the notes offered hereby and our common shares may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

Risks Related to the Notes and Our Common Shares

The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes will rank senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the notes; equally in right of payment with any of our existing and future liabilities that are not so subordinated; effectively junior in right of payment to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries.

In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt will be available to pay obligations on the notes only after the secured debt has been repaid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional debt.

As of September 30, 2012, on an as adjusted basis after giving effect only to this offering and the use of proceeds thereof, we, including our unconsolidated subsidiaries, would have had approximately $3.3 billion in aggregate principal amount of indebtedness outstanding, of which approximately $2.6 billion would have been secured. The notes will be effectively junior to such secured indebtedness to the extent of the value of the assets securing such indebtedness. As of the same date, we had entered into interest rate swap contracts with a combined outstanding principal amount of approximately $1.8 billion.

The notes are our obligations only and our operations are conducted through, and substantially all of our assets are held by, our subsidiaries.

The notes are our obligations exclusively and are not guaranteed by any of our subsidiaries. A substantial portion of our consolidated assets is held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

We may still incur substantially more debt or take other actions which would intensify the risks discussed above.

We and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due. Our existing credit facilities restrict our ability to incur additional indebtedness, including secured indebtedness, but if the facilities mature or are repaid, we may not be subject to such restrictions under the terms of any subsequent indebtedness.

There is a risk that U.S. tax authorities could treat us as a “passive foreign investment company,” which would have adverse U.S. federal income tax consequences to U.S. shareholders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income”, but income from bareboat charters does constitute “passive income.”

U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC and possibly with respect to the gain, if any, they derive from the sale or other disposition of the notes. Please see “Taxation—U.S. Federal Income Taxation of U.S. Holders—Passive Foreign Investment Company Status and Significant Tax Consequences”.

We may be a PFIC for the 2013 taxable year or a future taxable year depending upon the fair market value of our assets. Furthermore, if our income from our time charters is considered to be passive rental income, rather than income from the performance of services, we will be considered a PFIC. We have received an opinion from Seward & Kissel LLP that it is more likely than not that our income from time charters will not be treated as passive rental income for purposes of determining whether we are a PFIC. Correspondingly, we believe that the assets that we own and operate in connection with the production of such income do not constitute passive assets for purposes of determining whether we are a PFIC. This position is principally based upon the positions that (1) our time charter income will constitute services income, rather than rental income, and (2) Frontline Management (Bermuda) Ltd., a subsidiary of Frontline, or Frontline Management, which provides services to most of our time-chartered vessels, will be respected as a separate entity from the Frontline Charterers, with which it is affiliated. Nevertheless, for the 2013 taxable year and future taxable years, depending upon the relative amounts of income we derive from our various assets as well as their relative fair market values, we may be treated as a PFIC.

We note that there is no direct legal authority under the PFIC rules addressing our current and expected method of operation. Accordingly, no assurance can be given that the U.S. Internal Revenue Service, or the IRS, or a court of law will accept our position, and there is a significant risk that the IRS or a court of law could determine that we are a PFIC. Furthermore, even if we would not be a PFIC under the foregoing tests, no assurance can be given that we would not constitute a PFIC for any future taxable year if the nature and extent of our operations were to change. Depending upon the relative amount of income we derive from our various assets as well as their relative fair market values, we may be treated as a PFIC for any taxable year.

If we are treated as a PFIC for any taxable year, we will inform investors of our status and we will provide investors with the information necessary to make and maintain a “qualified electing fund” election. However, this election may not be made until the notes are converted into common shares, and the unavailability of such election may result in adverse U.S. federal income tax consequences to holders. See the discussion under “Taxation—U.S. Federal Income Taxation of U.S. Holders—Passive Foreign Investment Company Status and Significant Tax Consequences”. If the IRS or a court of law were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders and possibly the holders of our notes would face adverse U.S. federal income tax consequences. For example, U.S. non-corporate shareholders would not be eligible for preferential tax rates on dividends that we pay.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common shares underlying the convertible notes and dynamically adjusting their short position while they hold the notes. Investors may also implement this strategy by entering into swaps on our common shares in lieu of or in addition to short selling the common shares. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common shares could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our common shares). In particular, Rule 201 of SEC Regulation SHO generally restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, short sale orders can be displayed or executed for the remainder of that day and the following day only if the order price is above the current national best bid, subject to certain limited exceptions. Because our common shares are a “covered security,” these Rule 201 restrictions, if triggered, may interfere with the ability of investors in, and potential purchasers of, the notes, to effect short sales in our common shares and conduct a convertible arbitrage strategy.

The SEC has also approved a pilot program allowing securities exchanges and the Financial Industry Regulatory Authority, Inc. (“FINRA”) to halt trading in securities included in the S&P 500 Index, Russell 1000 Index and certain exchange traded funds and notes if the price of any such security moves 10% or more from a sale price in a five-minute period (the “single stock circuit breaker program”). Beginning on August 8, 2011, the single stock circuit breaker program was expanded to include all other NMS stocks, and imposes a trading halt in these additional stocks in the event of any price movement of 30% or 50% (or more), depending upon the trading price of the stock. The single stock circuit breaker program is currently set to expire on February 4, 2013. The SEC also recently approved two proposals submitted by national securities exchanges and FINRA. One initiative is the “Limit Up-Limit Down” plan, which will replace the single stock circuit breaker program and require securities exchanges, alternative trading systems, broker-dealers and other trading centers to establish policies and procedures that prevent the execution of trades and the display of offers from occurring outside of a specified price band. If bid or offer quotations are at the far limit of the price band for more than 15 seconds, trading in that security will be subject to a five-minute trading pause. The Limit Up-Limit Down plan is scheduled to go into effect on a one-year pilot basis on February 4, 2013.

The second initiative will change existing stock exchange and FINRA rules that establish a market-wide circuit breaker system. The existing market-wide circuit breaker system provides for specified market-wide halts in trading of stock for certain periods following specified market declines. The changes will lower the percentage-decline thresholds for triggering a market-wide trading halt and shorten the amount of time that trading is halted. Market declines under the new system will be measured by reference to the S&P 500 Index rather than the Dow Jones Industrial Average, and the trigger thresholds will be calculated daily rather than quarterly. The changes to the market-wide circuit breaker system are scheduled to go into effect on a one-year pilot basis on February 4, 2013.

The restrictions on trading imposed by the single stock circuit breaker program, the market-wide circuit breaker system and, when effective, the Limit Up-Limit Down plan may interfere with the ability of investors in, and potential purchasers of, the notes to effect short sales in our common shares and conduct a convertible arbitrage strategy.

The enactment of the Dodd-Frank Act on July 21, 2010 also introduced regulatory uncertainty that may impact trading activities relevant to the notes. This legislation will require many over the-counter swaps and security-based swaps to be centrally cleared through regulated clearinghouses and traded on exchanges or comparable trading facilities. In addition, swap dealers, security-based swap dealers, major swap participants and major security-based swap participants will be required to comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps. These requirements could adversely affect the ability of investors in, or potential purchasers of, the notes to maintain a convertible arbitrage strategy with respect to the notes (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the notes. We cannot predict how the SEC and other regulators will ultimately implement this legislation or the magnitude of the effect that this legislation will have on the trading price or liquidity of the notes. Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and securities exchange rule changes and/or implementation of the Dodd-Frank Act may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, between July 2008 and September 2008, the SEC issued a series of emergency orders placing restrictions on the short sale of the common shares of certain financial services companies. The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible debt instruments issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common shares, including the amendments to Regulation SHO, FINRA and exchange rule changes and the implementation of the Dodd-Frank Act, could similarly adversely affect the trading price and the liquidity of the notes.

Volatility in the market price and trading volume of our common shares could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common shares could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents we have incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common shares would likely adversely impact the trading price of the notes. The market price of our common shares could also be affected by possible sales of our common shares by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common shares. This trading activity could, in turn, affect the trading prices of the notes.

We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a change of control event.

Holders of the notes will have the right to require us to repurchase their notes in cash upon the occurrence of a change of control event at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but not including, the purchase date, as described under “Description of Notes—Adjustment to Conversion Price and Holder Option to Require Repurchase upon a Change of Control Event.” In addition, upon conversion of the notes, unless we elect to deliver solely common shares to settle such conversion, we will be required to make cash payments in respect of the notes being converted as described in under “Description of Notes—Conversion of Notes—Settlement Upon Conversion.”

However, we may not have enough available cash or be able to obtain financing at the time we are required to repurchases of notes surrendered therefor or notes being converted. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the change of control event itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board, which we refer to as FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20. Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet, and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our common shares and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of common shares that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

Holders of notes will not be entitled to any rights with respect to our common shares, but will be subject to all changes made with respect to them to the extent that our satisfaction of our conversion obligation includes delivery of common shares.

Holders of notes will not be entitled to any rights with respect to our common shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common shares) prior to the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely common shares) or the last trading day of the relevant conversion period (if we elect to pay and deliver, as the case may be, a combination of cash and common shares in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our common shares. For example, if an amendment is proposed to our memorandum of association or bye-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected to settle the relevant conversion by delivering solely common shares) or the last trading day of the relevant conversion period (if we elect to pay and deliver, as the case may be, a combination of cash and common shares in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common shares.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common shares may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common shares during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, our common shares, or a combination of cash and our common shares (except for conversions during the period beginning on the issuance of a call option notice and ending at 5:00 p.m. (New York City time) on the business day immediately preceding the redemption date, which shall be settled in common shares). If we elect to satisfy our conversion obligation in cash or a combination of cash and our common shares, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the daily VWAP (as defined herein) of our common shares for each VWAP trading day in a 50 VWAP trading day conversion period. Accordingly, if the price of our common shares decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common shares at the end of such period is below the average of the daily VWAPs of our common shares during such period, the value of any of our common shares that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of common shares that you will receive.

Upon conversion beginning on the 55th scheduled VWAP trading day or if we elect to settle the notes at maturity using our common shares, under certain circumstances you may not receive the settlement amount until after maturity.

If we elect to settle the notes at maturity using our common shares, or if you convert during the period beginning on the 55th scheduled VWAP trading day immediately preceding the stated maturity date and we have elected to satisfy our conversion obligation in cash or a combination of cash and common shares, you may not receive the settlement amount until after the stated maturity date if there occurs a market disruption event on one or more VWAP trading days during the 50 VWAP trading day conversion period or 50 VWAP trading day period for calculating current value.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a change of control event or other corporate transaction involving us except to the extent described under “Description of Notes—Adjustment to Conversion Price and Holder Option to Require Repurchase upon a Change of Control Event,” “Description of Notes—General Covenants—Mergers” and “Description of Notes—General Covenants—De-mergers.”

The adjustment to the conversion price for notes converted in connection with a change of control event may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a change of control event occurs prior to the maturity date, we will decrease the conversion price in the event of a conversion in connection with such change of control event. The decrease in the conversion price will be determined based on the date on which the specified corporate transaction becomes effective, as described below under “Description of Notes—Conversion of Notes—Adjustment to Conversion Price and Holder Option to Require Repurchase upon a Change of Control Event.” The adjustment to the conversion price for notes converted in connection with a change of control event may not adequately compensate you for any lost value of your notes as a result of such transaction.

The conversion price may not be adjusted for all dilutive events.

The conversion price is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends to all or substantially all holders of our common shares, the issuance of certain rights or warrants to all or substantially all holders of our common shares, subdivisions or combinations of our common shares, distributions of capital stock, indebtedness, or assets to holders of all or substantially all of our common shares, cash dividends on our common shares and certain issuer tender or exchange offers for our common shares as described under “Description of Notes—Conversion of Notes—Conversion Price Adjustments.” However, the conversion price will not be adjusted for other events, such as a third-party tender or exchange offer or issuances of common shares for cash that may adversely affect the trading price of the notes or our common shares. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion price.

Some significant restructuring transactions and significant changes in the composition of our board may not constitute a change of control event, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a change of control event, you have the right to require us to repurchase your notes. However, the change of control event provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or certain mergers or acquisitions or significant changes in the composition of our board may not constitute a change of control event requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even if one of these transactions increases the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

You may be subject to tax if we make or fail to make certain adjustments to the conversion price even though you do not receive a corresponding cash distribution.

The conversion price is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion price is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, U.S. investors will be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash to the extent of our current or accumulated earnings and profits (determined under U.S. tax principles). In addition, a failure to adjust (or to adjust adequately) the conversion price after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a change of control event occurs on or prior to the maturity date, we will decrease the conversion price for notes converted in connection with the change of control event. Such decrease may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Taxation.”

Future sales, or availability for sale, of our common shares by shareholders could depress the market price of our common shares.

Sales of a substantial number of common shares in the public market, including sales by any selling shareholder, or the perception that large sales could occur or the conversion into common shares of our $125 million aggregate principal amount of 3.75% Senior Unsecured Convertible Notes due 2016 or the perception that any such conversion could occur or the issuance, at our election, of our common shares (and cash) at maturity if we exercise the share settlement option of such convertible notes or the notes offered hereby, or the perception that such issuances could occur, could depress the market price of our common shares. Such future sales, or perception thereof, could also impair our ability to raise capital through future offerings of equity or equity-linked securities. As of January 22, 2013, we had 85,250,000 common shares outstanding.

Concurrently with this offering of notes, up to 6,060,606 borrowed shares are being offered, by means of separate prospectus supplement and accompanying prospectus, by the share borrower, which is an affiliate of one of the underwriters of this offering of notes. The share borrower will borrow the borrowed shares from SFLC. SFLC will borrow the shares it lends to the share borrower from Hemen Holding Ltd., an affiliate of ours and our largest shareholder. 4,242,424 of the 6,060,606 borrowed shares will be initially offered at $16.50 per share (we refer to these as the fixed-price borrowed shares) and up to the remaining 1,818,182 borrowed shares are expected to be subsequently sold at prevailing market prices at the time of sale or at negotiated prices.

The closing of this offering of notes is contingent upon the closing of the offering of fixed-price borrowed shares and the closing of the concurrent offering of fixed-price borrowed shares is contingent upon the closing of this offering of notes.

Conversion of the notes may dilute the ownership interest of existing shareholders, including holders who had previously converted their notes.

To the extent we issue common shares upon conversion of the notes, the conversion of some or all of the notes will dilute the ownership interests of existing shareholders. Any sales in the public market of common shares issuable upon such conversion could adversely affect prevailing market prices of common shares. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common shares.

The price of our common shares historically has been volatile. This volatility may affect the price at which you could sell the common shares you receive upon conversion of your notes, if any, and the sale of substantial amounts of our common shares could adversely affect the price of our common shares.

The trading price and volume of our common shares has been and may continue to be subject to large fluctuations. The market price and volume of our common shares may increase or decrease in response to a number of events and factors, including:

•	trends in our industry and the markets in which we operate;

•	changes in the market price of the products we sell;

•	the introduction of new technologies or products by us or by our competitors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	operating results that vary from the expectations of securities analysts and investors;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, financings or capital commitments;

•	changes in laws and regulations;

•	general economic and competitive conditions; and

•	changes in key management personnel.

This volatility may adversely affect the prices of our common shares, and the trading price of the notes, regardless of our operating performance. To the extent that the price of our common shares declines, our ability to raise funds through the issuance of equity or otherwise use our common shares as consideration will be reduced. These factors may limit our ability to implement our operating and growth plans.

Changes in our dividend policy could adversely affect holders of our common shares.

Any dividend on our common shares that we declare is at the discretion of our board of directors and subject to the requirements of Bermuda law. We cannot assure you that our dividend will not be reduced or eliminated in the future. Our profitability and corresponding ability to pay dividends is substantially affected by amounts we receive through charter hire and profit sharing payments from our charterers. Our entitlement to profit sharing payments, if any, is based on the financial performance of our vessels which is outside of our control. If our charter hire and profit sharing payments decrease substantially, we may not be able to continue to pay dividends at present levels, or at all. We are also subject to contractual limitations on our ability to pay dividends pursuant to certain debt agreements, and we may agree to additional limitations in the future. Additional factors that could affect our ability to pay dividends include statutory and contractual limitations on the ability of our subsidiaries to pay dividends to us, including under current or future debt arrangements.

The effect of the sale of our common shares in the concurrent offering may be to lower the market price of our common shares.

Concurrently with this offering of notes, up to 6,060,606 borrowed shares are being offered, by means of separate prospectus supplement and accompanying prospectus, by the share borrower, which is an affiliate of one of the underwriters of this offering of notes. The share borrower will borrow the borrowed shares from SFLC under the SFLC Share Lending Agreement. SFLC will borrow the shares it lends to the share borrower from Hemen Holding Ltd., an affiliate of ours and our largest shareholder, under the Hemen Share Lending Agreement. 4,242,424 of the 6,060,606 borrowed shares will be initially offered at $16.50 per share (we refer to these as the fixed-price borrowed shares) and up to the remaining 1,818,182 borrowed shares are expected to be subsequently sold at prevailing market prices at the time of sale or at negotiated prices. The borrowed shares are being borrowed by the share borrower under the SFLC Share Lending Agreement. Neither we, nor SLFC nor Hemen Holding Ltd. will receive any proceeds from the borrowed shares. All borrowed shares (or identical shares or, in certain circumstances, the cash value thereof) must be returned to SFLC on or about the maturity date of the notes, or, if earlier, on or about the date as of which all of the notes cease to be outstanding as a result of redemption, repurchase, conversion or other acquisition for value (or earlier in certain other circumstances). See “Description of Share Lending Agreement.”

We have been further advised by Deutsche Bank Securities Inc. that it, or its affiliates, intend to use the short position created by the share loan and the short sales of the borrowed shares to facilitate transactions by which investors in the notes may hedge their investments in the notes (or our other convertible notes) through short sales or privately negotiated derivatives transactions. The existence of the SFLC Share Lending Agreement, the short sales of our common shares effected in connection with the sale of the notes, and the related derivatives transactions, or any unwind of such short sales or derivatives transactions, could cause the market price of our common shares to be lower over the term of the SFLC Share Lending Agreement than it would have been had we not entered into that agreement, due to the effect of the increase in the number of our outstanding common shares being traded in the market or otherwise. For example, in connection with any cash settlement of any such derivative transaction, the underwriters or their affiliates may purchase our common shares and the note investors may sell our common shares, which could temporarily increase, temporarily delay a decline in, or temporarily decrease, the market price of our common shares. The market price of our common shares could be further negatively affected by these or other short sales of our common shares, including other sales by the purchasers of the notes hedging their investment therein.

Adjustments by purchasers of the notes of their hedging positions in our common shares and the expectation thereof may have a negative effect on the market price of our common shares.

Our common shares that are being offered in the concurrent offering are expected to be used by investors in the notes and our other convertible notes to establish or maintain hedge positions with respect to our common shares through short sale transactions or privately negotiated derivatives transactions. The number of our common shares offered in the concurrent offering may be more or less than the number of common shares that will be needed in such hedging transactions. Any buying or selling of our common shares by those investors to adjust their hedging positions in connection with this offering or in the future may affect the market price of our common shares.

Because we are a foreign corporation, you may not have the same rights as a shareholder in a U.S. corporation has.

We are a Bermuda exempted company. Bermuda law may not as clearly establish your rights and the fiduciary responsibilities of our directors as do statutes and judicial precedent in some jurisdictions in the United States. In addition, most of our directors and officers are not resident in the United States and the majority of our assets are located outside of the United States. As a result, investors may have more difficulty in protecting their interests and enforcing judgments in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

We may use the net proceeds of this offering for purposes with which you do not agree.

We intend to use the net proceeds of this offering to redeem or repurchase in the open market, in negotiated transactions or otherwise, all of our outstanding 8.5% Senior Notes due 2013. To the extent that we are not able to use the net proceeds from this offering to redeem or repurchase this indebtedness, we may use such proceeds for other purposes with which you may not agree. Pending the application of the net proceeds of this offering to redeem or repurchase our 8.5% Senior Notes due 2013, we may invest such proceeds on a short-term basis, which may not yield returns comparable to our reduced financing costs resulting from our redemption or repurchase of 8.5% Senior Notes due 2013. See “Use of Proceeds.”

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $344.1 million, after deducting the underwriters’ discount and estimated fees and expenses payable by us. We intend to use:

•	Approximately $225.0 million to redeem or repurchase in the open market, in negotiated transactions or otherwise, all of the outstanding 8.5% Senior Notes due 2013; and

•	Approximately $119.1 million for general corporate purposes, including working capital.

The 8.5% Senior Notes due 2013 mature on December 15, 2013 and bear interest at 8.5% per year.

Pending the use of the net proceeds from this offering, we plan to invest the proceeds in a variety of capital preservation investments, including interest-bearing obligations and certificates of deposit.

This offering is being conducted in connection with the concurrent offering of the borrowed shares. The closing of this offering of notes pursuant to this prospectus supplement and the accompanying prospectus is contingent upon the closing of the offering of the fixed-price borrowed shares, and the closing of the concurrent offering of the fixed-price borrowed shares is contingent upon the closing of the offering of the notes hereunder.

Neither we, nor SFLC nor Hemen Holding Ltd. will receive any proceeds from the sale of the borrowed shares in the concurrent offering.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2012:

•	on an actual basis;

•

on an adjusted basis giving effect to gross proceeds to us of $89.3 million from the issuance of 6,000,000 common shares in an underwritten public offering; gross proceeds to us of $105.4 million from the issuance of the NOK600 million aggregate principal amount senior unsecured bond due 2017; gross proceeds of $53.2 million from the secured term loan facility relating to two car carriers; the early repayment of $66.0 million of debt related to two secured term loan facilities in advance of the regularly scheduled payment date in January 2013; the purchase of $51.4 million of our 8.5% Senior Notes due 2013; and dividend payments of $66.5 million on December 28, 2012; and

•	as further adjusted for this offering and the application of the proceeds therefrom.

There have been no other significant adjustments to our capitalization since September 30, 2012. This table should be read in conjunction with the section of this prospectus supplement entitled “Use of Proceeds,” the unaudited condensed consolidated financial statements and the related notes for the nine months ended September 30, 2012, included in our report on Form 6-K filed with the Commission on January 24, 2013 and incorporated by reference herein, and the consolidated financial statements and related notes included in our annual report for the year ended December 31, 2011 on Form 20-F filed with the Commission on April 27, 2012 and incorporated by reference herein.

	September 30, 2012
(In thousands of U.S. dollars)	Actual	As Adjusted	As Further Adjusted
Cash and cash equivalents	$66,818	$130,780	$258,014

Debt (Principal balance):
Secured Bank Debt	$1,375,075	$1,362,275	$1,362,275
8.5% Senior Notes due 2013	274,209	222,766	—
NOK500 million Senior Unsecured Bonds due 2014	76,247	76,247	76,247
NOK600 million Senior Unsecured Bonds due 2017	—	105,375	105,375
3.75% Senior Unsecured Convertible Notes due 2016	125,000	125,000	125,000
3.25% Convertible Senior Notes due 2018 offered hereby(1)	—	—	350,000

Total debt(2)	$1,850,531	$1,891,663	$2,018,897

Shareholders’ equity(3)	$909,380	$932,210	$932,210

Total capitalization(4)	$2,693,093	$2,693,093	$2,693,093

(1)	Disclosed at face value, subject to a final accounting determination following the completion of this offering.
(2)	The total debt numbers do not include $1.262 billion in debt held in our associated subsidiaries the majority of which is non-recourse to us.
(3)	125,000,000 common shares authorized par value $1.00 per share; as of September 30, 2012, 79,225,000 common shares issued and outstanding on an actual basis; 85,250,000 common shares issued and outstanding on an as adjusted and as further adjusted basis; no new common shares will be issued in the concurrent offering; does not reflect the issuance of any common shares upon conversion of the notes offered hereby or the 3.75% Senior Unsecured Convertible Notes due 2016.
(4)	The total capitalization equals total debt plus shareholders’ equity less cash and cash equivalents.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the preceding five fiscal years and the nine months ended September 30, 2012. The Company does not have any preferred shares outstanding and therefore does not pay any preference security dividends.

	For The Years Ended December 31,					For the Nine Months Ended September 30,
	2007	2008	2009	2010	2011	2012
(In thousands of U.S. dollars, except ratios)
Earnings:
Net income	$167,707	$181,611	$192,598	$165,712	$131,175	$134,737
Add: Fixed charges	131,525	128,795	117,653	101,740	103,816	71,233
Less: Interest capitalized	1,124	1,603	578	308	438	266

Total earnings	$298,108	$308,803	$309,673	$267,144	$234,553	$205,704

Fixed charges:
Interest expensed and capitalized	$128,167	$125,018	$112,146	$96,704	$96,685	$66,897
Interest Portion of Rental Expense
Amortization and write-off of capitalized expenses relating to indebtedness	3,358	3,777	5,507	5,036	7,131	4,336

Total fixed charges	$131,525	$128,795	$117,653	$101,740	$103,816	$71,233

Ratio of earnings to fixed charges	2.27x	2.40x	2.63x	2.63x	2.26x	2.89x

(1)	Interest portion of rental expense at an appropriate interest factor.

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income available to common shareholders plus interest expense and any amortization and write-off of capitalized expenses relating to indebtedness. Fixed charges consist of interest expense and capitalized, the interest portion of rental expense and amortization and write-off of capitalized expenses relating to indebtedness.

DIVIDEND POLICY

Our board of directors adopted a policy in May 2004 in connection with our public listing, whereby we seek to pay a regular quarterly dividend, the amount of which is based on our contracted revenues and growth prospects. Our goal is to increase our quarterly dividend as we grow the business, but the timing and amount of dividends, if any, is at the sole discretion of our board of directors and will depend upon our operating results, financial condition, cash requirements, restrictions in terms of financing arrangements and other relevant factors subject to Bermuda law. Under Bermuda law, a company’s board of directors may not declare or pay dividends from time to time if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than its liabilities. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in or out of Bermuda or to pay dividends to U.S. investors who are holders of our common shares.

We have paid dividends for 36 consecutive quarters including the dividend payment of $0.39 per share in respect of the quarter ending September 30, 2012 and a special accelerated dividend of $0.39 per share in respect of the quarter ended December 31, 2012, both of which were paid on December 28, 2012 to shareholders of record on December 20, 2012. There will be no additional dividend paid in respect of the quarter ended December 31, 2012. Please see “Risk Factors—Changes in our dividend policy could adversely affect holders of our common shares.”

For the years ended December 31, 2009, 2010 and 2011 and for the nine months ended September 30, 2012, we paid aggregate dividends in cash and in kind to our shareholders in the amounts of $111.1 million ($1.50 per share), $129.5 million ($1.64 per share), $122.6 million ($1.55 per share) and $152.0 million ($1.86 per share), respectively. Set forth below is a breakdown of the dividends we have paid in respect of 2009, 2010, 2011 and 2012:

Payment Date	Amount per Share
2009
January 7, 2009	$0.60
April 17, 2009	$0.30	(1)
July 6, 2009	$0.30	(1)
October 16, 2009	$0.30	(1)

2010
January 27, 2010	$0.30	(1)
March 30, 2010	$0.30
June 10, 2010	$0.33
September 30, 2010	$0.35
December 30, 2010	$0.36

2011
March 29, 2011	$0.38
June 29, 2011	$0.39
September 29, 2011	$0.39
December 29, 2011	$0.39

2012
March 28, 2012	$0.30
June 28, 2012	$0.39
September 28, 2012	$0.39
December 28, 2012	$0.78	(2)

(1)	Shareholders were provided with the choice of receiving this dividend payment in cash or newly issued common shares. The number of new shares issued pursuant to these dividend payments is provided in our annual report on Form 20-F for the year ended December 31, 2011 under the heading “Item 5. Operating and Financial Review and Prospects—Liquidity and Capital Resources—Equity”.
(2)	Includes the dividend payment of $0.39 per share in respect of the quarter ending September 30, 2012 and the special accelerated dividend payment of $0.39 per share in respect of the quarter ended December 31, 2012, both of which were paid on December 28, 2012 to shareholders of record on December 20, 2012.

PRICE RANGE OF OUR COMMON SHARES

Our common shares trade on The New York Stock Exchange under the symbol “SFL.” The high and low prices of our common shares on The New York Stock Exchange are presented for the periods listed below.

You should carefully review the high and low prices of our common shares in the tables for the months, quarters and years indicated under the heading Item 9. “The Offer and Listing” in our annual report on Form 20-F for the year ended December 31, 2011, which is incorporated by reference herein.

For the Year Ended	High	Low
2012	$17.94	$9.13

For the Quarter Ended
March 31, 2012	$15.91	$9.13
June 30, 2012	$16.55	$12.39
September 30, 2012	$17.94	$13.85
December 31, 2012	$16.73	$14.31

For the Month Ended
July 2012	$15.96	$13.85
August 2012	$16.40	$14.12
September 2012	$17.94	$15.55
October 2012	$16.22	$14.76
November 2012	$16.24	$14.06
December 2012	$16.73	$15.93
January 2013 (through and including January 24, 2013)	$17.71	$16.78

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Relationship with the Fredriksen Group

Our principal shareholder, Hemen Holding Ltd. and other related companies, or Hemen, are also the main shareholders of a number of other large publicly traded companies involved in various sectors of the shipping and oil services industries, which we refer to together as the Fredriksen Group.

We were formed in 2003 as a wholly-owned subsidiary of Frontline, a Fredriksen Group entity, and were partially spun off from Frontline in 2004. Frontline is one of the world’s leading international owners and operators of tanker vessels. As of June 30, 2012, Frontline Ltd. owned and operated a fleet of 57 vessels, consisting of 38 VLCCs, 15 Suezmaxes and four OBOs. Most of our tanker vessels and our OBO are chartered to subsidiaries of Frontline, including Frontline Shipping Limited and Frontline Shipping II Limited, which we refer to collectively as the Frontline Charterers, under longer-term time charters that have remaining terms that range from two to 14 years. The Frontline Charterers, in turn, charter our vessels to third parties. The daily base charter rates payable to us under the charters have been fixed in advance and will decrease as our vessels age.

We also employ some of our assets through other members of the Fredriksen Group: (i) three of our drilling units are currently chartered to subsidiaries of Seadrill Limited, or Seadrill, including Seadrill Deepwater Charterer Ltd., or Seadrill Deepwater, Seadrill Offshore AS, or Seadrill Offshore, and Seadrill Polaris Ltd., or Seadrill Polaris, which we refer to collectively as the Seadrill Charterers, (ii) our OBO is commercially managed by a subsidiary of Golden Ocean Group Limited, and (iii) six offshore supply vessels are chartered to subsidiaries of Deep Sea Supply, PLC, including DESS PSV Limited and DESS Cyprus Limited.

Through our vessel-owning subsidiaries we have entered into fixed rate management agreements with Frontline Management with respect to our vessels that are on time charter to Frontline. Under these management agreements, Frontline Management is responsible for all technical management of the vessels and receive a fixed fee of $6,500 per day per vessel. We and our vessel-owning subsidiaries have also entered into charter ancillary agreements with the Frontline Charterers and Frontline. Under these agreements we are entitled to receive annual profit sharing payments to the extent that the average daily time charter equivalent rates realized by the Frontline Charterers exceed certain rates. Please see “Risk Factors—The amount of the profit sharing payment we receive under our charters with the Frontline Charterers, if any, and our ability to pay our ordinary quarterly dividend, may depend on prevailing spot market rates, which are volatile.” In addition, we have entered into an administrative services agreement with Frontline Management under which they provide us with certain administrative support services including, among other things, corporate governance and accounting services. We have agreed to reimburse them for reasonable third party costs, if any, advanced on our behalf.

Kate Blankenship, Hans Petter Aas and Cecilie Fredriksen, members of our board of directors, also serve on the boards of one or more Fredriksen Group entities, including Frontline, Seadrill and Golar LNG Limited (NASDAQ: GLNG), Golden Ocean Group Limited (OSE: GOGL) and Knightsbridge Tankers Limited (NASDAQ: VLCCF).

On or prior to the closing of this offering, Hemen Holding Ltd. will lend up to 6,060,606 of our common shares to SFLC, our wholly-owned subsidiary, pursuant to the Hemen Share Lending Agreement. SFLC will lend these common shares, which we refer to as the “borrowed shares,” to Deutsche Bank AG, London Branch, an affiliate of the underwriter for the common shares offering, by means of a separate prospectus supplement and accompanying prospectus. Neither we, nor SFLC nor Hemen Holding Ltd. will receive any proceeds from the sale of the borrowed shares in the concurrent offering. The closing of this offering of the notes pursuant to this prospectus supplement and the accompanying prospectus is contingent upon the closing of the concurrent offering of the fixed-price borrowed shares, and the concurrent offering of the fixed-price borrowed shares is contingent upon the closing of the offering of the notes hereunder. See “Description of Share Lending Agreement” and “Underwriting” in this prospectus supplement.

We can provide no assurance, however, that we will realize any benefits from our relationship with Frontline or the Fredriksen Group. In addition, as a charterer of a significant number of our vessels and the provider of management and administrative services to us, we are subject to the risk of counterparty default. The severe and prolonged downturn in the tanker market has had a significant and adverse effect on tanker owners and charterers, including Frontline, that may adversely impact their ability to continue to perform their continued obligations to us. See “Risk Factors—We depend on our charterers, including the Frontline Charterers and the Seadrill Charterers, which are companies affiliated with us, for our operating cash flows and for our ability to pay dividends to our shareholders.”

DESCRIPTION OF THE NOTES

We will issue the notes under a base indenture, to be dated as of the date of initial issuance of the notes, between us and U.S. Bank National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture, to be dated as of the date of initial issuance of the notes. In this section, we refer to the base indenture, to be dated as of the date of initial issuance of the notes, between us and the trustee, as the “base indenture”, the supplemental indenture as the “supplemental indenture” and the base indenture as supplemented by the supplemental indenture collectively as the “indenture.” This description of the notes supplements and, to the extent it is inconsistent with, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The following summarizes the material provisions of the notes and the indenture but does not purport to be complete and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in those documents. We urge you to read the indenture and the form of certificate evidencing the notes in their entirety, because they, and not this description, define your rights as a holder of the notes. You may request a copy of these documents at our address shown under “Where You Can Find Additional Information.”

In this section entitled “Description of the Notes”:

•	“Ship Finance,” the “Issuer’” “we,” “our” or “us,” means Ship Finance International Limited and not to any of its existing or future subsidiaries;

•	“Group” means us and our consolidated subsidiaries;

•	“Group Company” means us or any of our consolidated subsidiaries; and

•

“subsidiary” means an entity over which another entity or person has control due to (i) direct and indirect ownership of more than a majority of the then outstanding shares or other ownership interests, and/or (ii) agreement, understanding or other arrangement pursuant to which such other entity or person has control over its policies and management. An entity shall always be considered to be the subsidiary of another entity or person if such other entity or person is the record owner of such number of shares or ownership interests so as to represent the majority of the votes in the entity, or has the right to vote in or vote out a majority of the directors in the entity.

General

We will issue $350,000,000 aggregate principal amount of notes. Holders may convert their notes into our common shares at any time prior to the close of business on the second scheduled trading day (as defined below) prior to the stated maturity date based on an initial conversion price of $21.9450 per common share (which is the equivalent of an initial conversion rate of approximately 45.5684 common shares per $1,000 principal amount of notes). We will settle conversions of notes by paying or delivering, as the case may be, cash, our common shares or a combination thereof at our election (except for conversions during the period beginning on the issuance of a call option notice and ending at 5:00 p.m. (New York City time) on the business day immediately preceding the redemption date, which shall be settled in our common shares), as described below under “—Conversion of Notes—Settlement upon Conversion.” The notes will be issued only in denominations of $1,000 and in integral multiples of $1,000. The notes will mature on February 1, 2018 (the “stated maturity date”), unless earlier converted by you, purchased by us at your option pursuant to a Put Option, or redeemed by us at our option pursuant to a Call Option (each, as defined below).

The notes will be subject to redemption at our option at any time prior to the 61st scheduled trading day immediately preceding the stated maturity date, subject to certain exceptions, as described below under “—Issuer Call Option.”

The notes will not be secured by any of our or our subsidiaries’ assets or guaranteed by any of our subsidiaries.

Neither we nor our subsidiaries are restricted from paying dividends, incurring debt, incurring liens on our property except as set forth herein, or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected by the indenture in the event of a highly leveraged transaction or experience a change in control or a termination in the trading of our common shares, except to the extent described under “—Adjustment to Conversion Price and Holder Option to Require Repurchase upon a Change of Control Event”, “—General Covenants—Negative Pledge” and clause (3) under “—Events of Defaults.”

We may from time to time, without the consent of the holders, reopen the indenture and issue additional notes under the indenture with the same terms (other than date of issuance and, in some cases, date from which interest will initially accrue) as the notes offered hereby in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. The notes offered hereby and any such additional notes would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters with respect to the notes.

We do not intend to list the notes on any securities exchange or automated dealer quotation system.

“Trading day” means a day on which the Relevant Stock Exchange is open for business (other than a day on which the Relevant Stock Exchange is scheduled to or does close prior to its regular weekday closing time) or, if our common shares are not so listed, any business day.

“Relevant Stock Exchange” means The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

“VWAP trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common shares generally occurs on the Relevant Stock Exchange or, if our common shares are not so listed, any business day.

“Market disruption event” means (i) a failure by the Relevant Stock Exchange to open for trading during its regular trading session; or (ii) the occurrence or existence for more than one half-hour period in the aggregate on any scheduled trading day for our common shares of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Relevant Stock Exchange or otherwise) in our common shares or in any options, contracts or future contracts relating to our common shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

“Scheduled trading day” means a day that is scheduled to be a trading day on the Relevant Stock Exchange. If our common shares are not listed or admitted for trading on any Relevant Stock Exchange, “scheduled trading day” means a “business day.”

Ranking

The notes will be our senior unsecured obligations and will rank pari passu with all of our other existing and future senior unsecured debt and senior to all of our future subordinated debt. The notes will be structurally subordinated to all existing and future debt and other obligations (including trade payables) of our subsidiaries. In addition, the notes will be effectively junior to all of our existing and future secured debt to the extent of the value of the assets securing that debt.

As of September 30, 2012, on an as adjusted basis after giving effect only to this offering and the use of proceeds thereof, we, including our consolidated and unconsolidated subsidiaries, would have had approximately $3.3 billion in aggregate principal amount of indebtedness outstanding, of which approximately $2.6 billion would have been secured. The notes will be effectively junior to such secured indebtedness to the extent of the value of the assets securing such indebtedness. As of the same date, we had entered into interest rate swap contracts with a combined outstanding principal amount of approximately $1.8 billion.

Interest

We will pay interest on the notes at a rate of 3.25% per annum, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, or if any such day is not a business day, the immediately following business day (each, an “interest payment date”), commencing May 1, 2013, to holders of record at 5:00 p.m. (New York City time) on the preceding January 15, April 15, July 15 and October 15, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months and will accrue from January 30, 2013 or from the most recent date to which interest has been paid or duly provided for. In the event of any notes’ maturity (whether at stated maturity or otherwise), conversion, purchase by us at the option of the holder thereof or redemption by us at our option, interest will cease to accrue on those notes under the terms of and subject to the conditions of the indenture.

A “business day” is any day other than (x) a Saturday, (y) a Sunday or (z) a day on which (i) state or federally chartered banking institutions in New York, New York are not required to be open or (ii) Norwegian commercial banks are not required to be open for general business or cannot settle foreign currency transactions or (iii) any day on which the Norwegian Central Bank’s Settlement System is not open.

In the event that payment of interest, principal or any other amount is not made on the relevant payment date, the unpaid amount shall bear interest from the relevant payment date at an interest rate equivalent to the interest rate provided above of 3.25% per annum, plus 5.00%, or 8.25% per annum in aggregate. The interest charged under this paragraph shall be added to the defaulted amount on each respective payment date relating thereto until the defaulted amount has been repaid in full. The unpaid amounts shall bear interest as stated above until payment is made, whether or not the notes are declared to be in default. Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest referred to in this paragraph.

Additional Amounts

All payments and deliveries made by us or any successor to us under or with respect to the notes, including, but not limited to, payments of principal, payments of interest and payments or deliveries, as the case may be, of cash, our common shares or a combination of cash and our common shares upon conversion or our common shares and cash in connection with share settlement at maturity, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which we or any successor are, for tax purposes, organized or resident or doing business in or through which payment is made (or any political subdivision or taxing authority thereof or therein) (each, as applicable, a “relevant taxing jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, we will pay to the holder of each note such additional amounts, or the “additional amounts,” as may be necessary to ensure that the net amount received by the beneficial owner after such withholding or deduction (and after deducting any taxes on the additional amounts) will equal the amounts that would have been received by such beneficial owner had no such withholding or deduction been required; provided that no additional amounts will be payable:

(1)	for or on account of:

(a)	any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(i)	the existence of any present or former connection between the holder or beneficial owner of such note and the relevant taxing jurisdiction, other than merely holding such note or the receipt of payments thereunder, including, without limitation, such holder or beneficial owner being or having been a national, domiciliary or resident of such relevant taxing jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(ii)	the presentation of such note (in cases in which presentation is required) more than 30 calendar days after the later of the date on which the payment of the principal of (including the Put Option purchase price or Call Option redemption price, if applicable), and interest on, such note became due and payable pursuant to the terms thereof or was made or duly provided for in accordance with the terms of the indenture; or

(iii)	the failure of the holder or beneficial owner to comply with a timely request from us or any successor, addressed to the holder or beneficial owner, as the case may be, to provide certification, information, documents or other evidence concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with the relevant taxing jurisdiction, or to make any declaration or satisfy any other reporting requirement relating to such matters, if and to the extent that due and timely compliance with such request is required by statute, regulation or administrative practice of the relevant taxing jurisdiction to reduce or eliminate any withholding or deduction as to which additional amounts would have otherwise been payable to such holder or beneficial owner;

(b)	any estate, inheritance, gift, sale, transfer, excise, personal property or similar tax, assessment or other governmental charge;

(c)	any tax, duty, assessment or other governmental charge that is payable otherwise than by withholding from payments under or with respect to the notes; or

(d)	any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (a), (b) or (c),

(2)	with respect to any payment of the principal of (including the Put Option purchase price or Call Option redemption price, if applicable), and interest on, such note to a holder, if the holder is a fiduciary, partnership or person other than the sole beneficial owner of that payment to the extent that such payment would be required to be included in the income under the laws of the relevant taxing jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a partner or member of that partnership or a beneficial owner who would not have been entitled to such additional amounts had that beneficiary, settlor, partner or beneficial owner been the holder thereof.

Whenever there is mentioned in any context the payment or delivery, as the case may be, of cash, common shares or a combination of cash and common shares upon conversion or share settlement at maturity of the notes or the payment of principal of (including the Put Option purchase price or Call Option redemption price, if applicable), or interest on, any note or any other amount payable with respect to such note, such mention shall be deemed to include payment of additional amounts provided for in the indenture to the extent that, in such context, additional amounts are, were or would be payable in respect thereof.

Share Settlement Option at Maturity

We may elect to satisfy our obligation with respect to the principal amount owed at maturity by exercising our option (the “Share Settlement Option”) to deliver and pay common shares and cash, as described below, with respect to all, but not part, of the notes due on the stated maturity date, provided that on the stated maturity date our common shares are listed on the Relevant Stock Exchange and no event of default as set forth in “—Events of Default” has occurred.

To exercise our Share Settlement Option, we will give a notice (the “share settlement option notice”) to the trustee and to the holders (in the case of the holders, sent through the facilities of The Depository Trust Company, or DTC). The share settlement option notice shall be given not more than 90 nor less than 60 scheduled trading days prior to the stated maturity date.

If we exercise the Share Settlement Option, in lieu of repaying the notes in cash on the stated maturity date, we shall on the maturity date:

(a)	issue or transfer and deliver to the relevant holder such number of common shares (the “maturity settlement shares”) as is determined by dividing the aggregate principal amount of such holder’s notes by the conversion price in effect on the valuation date (as defined below), rounding fractional shares, if any, down to the nearest whole number of common shares;

(b)	pay to the relevant holder in cash an amount (the “cash settlement amount”) equal to the amount (if any) by which the aggregate principal amount of such notes exceeds the product of the current value (as defined below) of a common share and the whole number of common shares deliverable to such holder calculated in accordance with (a) above in respect of such notes; and

(c)	pay to the relevant holder in cash any accrued and unpaid interest in respect of such notes to, but not including, the stated maturity date.

“Valuation date” means the third trading day immediately preceding the stated maturity date.

If we do not give a timely share settlement option notice in the manner required, or if, having given a share settlement option notice, prior to the stated maturity date the common shares cease to be listed on the Relevant Stock Exchange or trading in our common shares on the Relevant Stock Exchange is suspended or an event of default or potential event of default occurs, we will pay the amount owed on the stated maturity date in cash (and any share settlement option notice shall be annulled).

The “current value” in respect of a common share on the valuation date shall equal 99% of the average of the daily VWAP (as defined below) per common share for the 50 consecutive VWAP trading day period beginning on, and including, the 52nd scheduled trading day immediately preceding the stated maturity date.

If we elect to exercise the Share Settlement Option with respect to the notes, the following provisions shall apply:

•

common shares to be issued or transferred and delivered as contemplated by the share settlement option notice shall be deemed to be issued or transferred and delivered as of the stated maturity date or, in the case of any additional maturity settlement shares (as defined below), as of the relevant share settlement reference date. We shall, no later than the delivery date of such new common shares, list the new common shares on the Relevant Stock Exchange;

•

we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of the maturity settlement shares and any additional maturity settlement shares and such holder must pay all, if any, taxes arising because the holder requests such maturity settlement shares, or additional maturity settlement shares as the case may be, to be issued in a name other than the holder’s name or interest thereon in connection with such share settlement at maturity; and

•

the maturity settlement shares will be fully paid and will in all respects rank pari passu with the fully paid common shares in issue on the stated maturity date or, in the case of additional maturity settlement shares, on the relevant share settlement reference date, except in any such case for any right excluded by mandatory provisions of applicable law and except that such common shares or, as the case may be, additional maturity settlement shares will not be entitled to any rights, distributions or payments the record date (or other due date for the establishment of entitlement) for which falls prior to the stated maturity date or, as the case may be, the relevant share settlement reference date.

If the valuation date shall be after the record date in respect of any consolidation or sub-division as is mentioned in paragraph 1 below under “—Conversion Price Adjustments”, or after the record date or other due date for the establishment of entitlement for any such issue, distribution, grant or offer (as the case may be) as is mentioned in paragraph 2, 3, 4, 5 or 6 under “—Conversion Price Adjustments”, but before the relevant adjustment becomes effective (such adjustment, a “share settlement retroactive adjustment”), then we shall (conditional upon the relevant adjustment becoming effective) procure that there shall be issued or transferred and delivered to the relevant holder, such additional number of common shares (if any) (the “additional maturity settlement shares”) as, together with the common shares issued or to be transferred and delivered on the stated maturity date, is equal to the number of common shares which would have been required to be issued or delivered on stated maturity date if the relevant adjustment to the conversion price had been made and become effective immediately prior to the valuation date. Additional maturity settlement shares will be delivered to holders not later than the later of (a) 10 business days following the date the relevant share settlement retroactive adjustment becomes effective (the “share settlement reference date”) and (b) the stated maturity date.

We covenant that we shall not take any action, and shall procure that no action is taken, that would result in an adjustment to the conversion price during the period beginning on, and including, the valuation date and ending on, and including, the stated maturity date.

Issuer Call Option

We may at any time prior to the 61st scheduled trading day immediately preceding the stated maturity date redeem all, but not part, of the notes outstanding if 90% or more of the aggregate principal amount of notes issued on the date of original issuance shall have been previously purchased or converted (the “Call Option”) at a redemption price, payable in cash, equal to 100% of the principal amount of the notes to be redeemed plus accrued but unpaid interest, to but not including, the redemption date; provided however, that, on or after August 1, 2017, we may only elect to exercise our Call Option if we have elected stock settlement as the settlement method for conversions on or after August 1, 2017, as described below under “—Settlement upon Conversion.”

If we exercise the Call Option, we must notify the trustee and the holders (in the case of the holders, through the facilities of DTC) no later than twenty business days before the redemption date (the “call option notice”).

For the avoidance of doubt, each holder may convert their notes after having received a call option notice at any time prior to 5:00 p.m. (New York City time) on the business day immediately preceding the redemption date. Conversions during the period beginning on the issuance of a call option notice and ending at 5:00 p.m. (New York City time) on the business day immediately preceding the redemption date shall be settled in our common shares.

No notes may be redeemed by us pursuant to the Call Option if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price).

Conversion of Notes

At any time prior to 5:00 p.m. (New York City time) on the second scheduled trading day immediately preceding the stated maturity date, you may convert all or any portion of your notes at an initial conversion price of $21.9450 per common share (equivalent to an initial conversion rate of approximately 45.5684 common shares per $1,000 principal amount of notes). The conversion price and the corresponding conversion rate will be subject to adjustment as described below under “—Conversion of Notes—Conversion Price Adjustments” and “—Conversion of Notes—Adjustment to Conversion Price and Holder Option to Require Repurchase upon a Change of Control Event.” The conversion rate of a note at any time is equal to $1,000 divided by the then-applicable conversion price. Accordingly, an adjustment to the conversion price will result in a corresponding (but inverse) adjustment to the conversion rate. A holder may convert fewer than all of such holder’s notes so long as the notes converted are in an integral multiple of $1,000 principal amount.

We will settle conversions of notes by paying or delivering, as the case may be, cash, common shares or a combination thereof at our election (except for conversions during the period beginning on the issuance of a call option notice and ending at 5:00 p.m. (New York City time) on the business day immediately preceding the redemption date which shall be settled in our common shares), as described below under “—Conversion of Notes—Settlement upon Conversion.” If we satisfy our conversion obligation solely in cash or a combination of cash and common shares, the amount of cash and common shares, if any, due upon conversion will be based on a “daily conversion value” for each VWAP trading day in the applicable 50 VWAP trading day “conversion period” (each as defined below under “—Conversion of Notes—Settlement upon Conversion”).

Except as described in the next paragraph, upon conversion of a note, a holder will not receive any additional cash payment for accrued and unpaid interest, if any, unless such holder is the holder on a regular record date and such conversion occurs between such regular record date and the interest payment date to which it relates, and we will not adjust the conversion price to account for accrued and unpaid interest. Our settlement of conversions as described below under “—Conversion of Notes—Settlement upon Conversion” will be deemed to satisfy our obligation to pay the principal amount of the note and accrued and unpaid interest, if any, to, but not including, the conversion date.

Holders of notes at 5:00 p.m. (New York City time) on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after 5:00 p.m. (New York City time) on the applicable regular record date. Notes surrendered for conversion by a holder after 5:00 p.m. (New York City time) on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that will be payable on the notes (regardless of whether such holder was the holder of record on such regular record date); provided, however, that no such payment need be made:

•	with respect to any notes surrendered for conversion following the regular record date immediately preceding the maturity (whether stated maturity date or otherwise);

•	if we have specified a Put Option purchase date following a change of control event that is after a regular record date and on or prior to the corresponding interest payment date;

•	if we have specified a Call Option redemption date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such notes.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of any common shares upon the conversion of the notes, unless the tax is due because the holder requests such common shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

The transfer agent and registrar for our common shares is Computershare Shareowner Services LLC.

Settlement upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, cash (a “cash settlement”), common shares (a “stock settlement”) or a combination of cash and common shares (a “combination settlement”), as described below (except for conversions during the period following delivery of a call option notice and before the redemption date, which shall be settled in our common shares). We refer to the amount we are required to pay or deliver, as the case may be, upon conversion as our “conversion obligation.”

All conversions will be settled in either (i) a cash settlement, (ii) a stock settlement or (iii) a combination settlement with a particular “specified dollar amount” (as defined below), each of which we refer to as a “settlement method.” If we have not delivered a notice of our election of settlement method on or prior to August 1, 2017, we will, with respect to any conversions on and after August 1, 2017, be deemed to have elected to satisfy our conversion obligation in a combination settlement with a specified dollar amount of $1,000.

For all conversions prior to August 1, 2017, we will use the same settlement method for all conversions occurring on any given conversion date. Except for any conversions that occur on or after August 1, 2017, we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. For example, prior to August 1, 2017, we may choose in respect of one conversion date to settle conversions by stock settlement and choose in respect of another conversion date to settle by combination settlement. If we elect a particular settlement method in connection with any conversion prior August 1, 2017, we will inform holders so converting through the trustee of the settlement method we have selected (including the specified dollar amount, if applicable), no later than the second trading day immediately following the related conversion date. If we do not make such an election, we will be deemed to have elected to satisfy our conversion obligation in a combination settlement with a specified dollar amount of $1,000. If we elect a combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000.

Settlement amounts will be computed as follows:

•

if we elect a stock settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of common shares equal to $1,000 divided by the applicable conversion price, rounding fractional shares, if any, down to the nearest whole number of common shares;

•

if we elect a cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 50 consecutive VWAP trading days during the related conversion period; and

•

if we elect (or are deemed to have elected) a combination settlement, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts (as defined below) for each of the 50 consecutive VWAP trading days during the related conversion period.

If more than one note is surrendered for conversion at one time by the same holder, the conversion obligation with respect to such note shall be computed on the basis of the aggregate principal amount of the notes surrendered.

“Conversion period” with respect to any note means:

•

if the relevant conversion date occurs prior to the 55th scheduled trading day immediately preceding the stated maturity date, the 50 consecutive VWAP trading day period beginning on, and including, the third VWAP trading day immediately following the related conversion date; and

•

if the relevant conversion date occurs during the period beginning on the 55th scheduled trading day immediately preceding the stated maturity date and ending at 5:00 p.m. (New York City time) on the second scheduled trading day immediately preceding the stated maturity date, the 50 consecutive VWAP trading day period beginning on, and including, the 52nd scheduled trading day immediately preceding the stated maturity date.

“Daily conversion value” means, for each VWAP trading day during the conversion period, 1/50th of the product of (i) the applicable conversion rate on such VWAP trading day and (ii) the daily VWAP of our common shares on such VWAP trading day.

“Daily VWAP” of our common shares (or any security that is part of the reference property into which our common shares have been converted or exchanged or, as the case may be, Security or a Spin-Off Security, if applicable, as described below under “—Conversion of Notes”—Conversion Price Adjustments”), in respect of any VWAP trading day, means the per share volume-weighted average price of our common shares (or other security, Security or Spin-Off Security) as displayed under the heading “Bloomberg VWAP” on Bloomberg Page “SFL US <Equity> AQR” (or its equivalent successor if such page is not available, or the Bloomberg Page for any security that is part of the reference property into which our common shares have been converted or exchanged, or, as the case may be, Security or a Spin-Off Security, if applicable) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP trading day or, if such volume-weighted average price is unavailable (or the reference property is not a security), the market value of one of our common shares (or other reference property, Security or Spin-Off Security, as applicable) on such VWAP trading day as determined in good faith by our board of directors or a duly authorized committee thereof in a commercially reasonable manner, using a volume-weighted average price method (unless the reference property is not a security). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside the regular trading session.

The “daily settlement amount,” for each $1,000 aggregate principal amount of notes validly surrendered for conversion, and for each VWAP trading day during the conversion period, will consist of:

(1)	if (x) the daily conversion value for such VWAP trading day exceeds (y) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice regarding our chosen settlement method (the “specified dollar amount”), if any, divided by 50 (such quotient being referred to as the “daily measurement value”), the sum of:

(a)	a cash payment of the daily measurement value, and

(b)	a number of common shares (the “daily net share settlement value”) equal to:

(i)	the difference between the daily conversion value and the daily measurement value, divided by

(ii)	the daily VWAP of our common shares for such VWAP trading day; or

(2)	if the daily conversion value for such VWAP trading day is less than or equal to the daily measurement value, a cash payment equal to the daily conversion value.

The settlement amounts upon conversion of the notes will be paid or delivered, as the case may be, through the conversion agent. This payment or delivery, as the case may be, will be made (i) three business days after the conversion date in the case of a stock settlement or (ii) three business days after the last VWAP trading day of the conversion period in the case of a cash settlement or combination settlement; provided, however, that if prior to the conversion date for any converted notes our common shares have been replaced by reference property consisting solely of cash (pursuant to the provisions described under “—Recapitalizations, Reclassifications and Changes to Our Common Shares”), we will pay the conversion consideration due in respect of conversion on the third business day immediately following the related conversion date, and, notwithstanding the foregoing, no conversion period will apply to those conversions.

Each conversion will be deemed to have been effected immediately prior to 5:00 p.m. (New York City time) on the conversion date; provided, however, that the person in whose name any common shares shall be issuable upon such conversion will become the holder of record of such shares as of 5:00 p.m. (New York City time) on the conversion date in the case of a stock settlement or the last VWAP trading day of the relevant conversion period in the case of a cash settlement or combination settlement.

No fractional shares will be issued upon conversion and no cash payment will be made in lieu thereof and any fractional shares to be issued will be rounded down to the nearest whole share.

Conversion Procedures

The right of conversion attaching to any note may be exercised (a) if such note is represented by a global security, by book-entry transfer to the conversion agent through the facilities of DTC and compliance with DTC’s then applicable conversion procedures or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent, and in either case of clauses (a) or (b) payment of any required interest payment as described under “—Conversion of Notes”.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any common shares upon conversion of the notes, unless the tax is due because the holder requests such common shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax. We refer to the date a holder complies with the relevant procedures for conversion described above as the “conversion date.”

If you have submitted your notes for purchase upon a change of control event, you may only convert your notes if you withdraw your purchase notice prior to 5:00 p.m. (New York City time) on the business day immediately preceding the Put Option purchase date, as described below under “—Adjustment to Conversion Price and Holder Option to Require Repurchase upon a Change of Control Event,” and convert your notes prior to 5:00 p.m. (New York City time) on the business day immediately preceding the Put Option purchase date.

If we have called your notes for redemption, you may only convert your notes if you convert your notes prior to 5:00 p.m. (New York City time) on the business day immediately preceding the redemption date.

Conversion Price Adjustments

The conversion price will be adjusted as described below:

(1) If and whenever there shall be a consolidation or subdivision of the common shares, the conversion price shall be adjusted by multiplying the conversion price in force immediately prior to such consolidation or subdivision by the following fraction:

A

B

where:

A	is the aggregate number of common shares in issue immediately before such consolidation or subdivision, as the case may be; and

B	is the aggregate number of common shares in issue immediately after, and as a result of, such consolidation or subdivision, as the case may be.

Such adjustment shall become effective on the date the consolidation or subdivision, as the case may be, takes effect.

(2) If and whenever we issue any common shares credited as fully paid to all or substantially all of the holders of our common shares by way of capitalization of profits or reserves (including any share premium account or capital redemption reserve) other than (a) where any such common shares are issued instead of the whole or part of a Dividend (as defined below in “—Definitions”) in cash which the holders of our common shares would or could otherwise have received or (b) where the holders of our common shares may elect to receive a Dividend in cash in lieu of such common shares, the conversion price shall be adjusted by multiplying the conversion price in force immediately prior to such issue by the following fraction:

A

B

where:

A	is the aggregate par value of the common shares in issue immediately before such issue; and

B	is the aggregate par value of the common shares in issue immediately after such issue.

Such adjustment shall become effective on the date of issue of such common shares. No adjustment pursuant to the above formula will result in an increase of the conversion price.

(3) If and whenever we pay or make any Dividend to all or substantially all holders of our common shares, the conversion price shall be adjusted by multiplying the conversion price in force immediately prior to the relevant Dividend by the following fraction:

A – B

  A

where:

A	is the Current Market Price (as defined below in “—Definitions”) of one common share on the first date on which the common shares are traded ex- the relevant Dividend on the Relevant Stock Exchange or, in the case of a purchase of common shares or any receipts or certificates representing common shares by or on behalf of us or any of our subsidiaries, on which such common shares are purchased or, in the case of a Spin-Off (as defined below in “—Definitions”), is the mean of the daily VWAPs of a common share for the five consecutive VWAP trading days ending on the VWAP trading day immediately preceding the first date on which the common shares are traded ex- the relevant Spin-Off; and

B	is the portion of the Fair Market Value (as defined below in “—Definitions”), with such portion being determined by dividing the Fair Market Value of the aggregate Dividend by the number of common shares entitled to receive the relevant Dividend (or, in the case of a purchase of common shares or any receipts or certificates representing shares by or on behalf of us or any of our subsidiaries, by the number of common shares in issue immediately prior to such purchase), of the Dividend attributable to one common share.

Such adjustment shall become effective on the first date on which the common shares are traded ex- the relevant Dividend on the Relevant Stock Exchange or, in the case of a purchase of common shares or any receipts or certificates representing common shares, on the date such purchase is made or, in the case of a Spin-Off, the first date on which the common shares are traded ex- the relevant Spin-Off.

No adjustment pursuant to the above formula will result in an increase of the conversion price.

For the purposes of the above, the Fair Market Value of a Cash Dividend shall (subject as provided in paragraph (a) of the definition of “Dividend” and in the definition of “Fair Market Value”) be determined as at the first date on which the common shares are traded ex- the relevant Dividend on the Relevant Stock Exchange, and in the case of a Non-Cash Dividend, the Fair Market Value of the relevant Dividend shall be the Fair Market Value of the relevant Spin-Off Securities or, as the case may be, the relevant property or assets.

“Non-Cash Dividend” means any Dividend which is not a Cash Dividend, and shall include a Spin-Off.

“Cash Dividend” means (i) any Dividend which is to be paid or made in cash (in whatever currency), but other than falling within paragraph (b) of the definition of “Spin-Off” and (ii) any Dividend determined to be a Cash Dividend pursuant to paragraph (a) of the definition of “Dividend”, and for the avoidance of doubt, a Dividend falling within paragraph (c) or (d) of the definition of “Dividend” shall be treated as being a Non-Cash Dividend.

(4) If and whenever we issue common shares to all or substantially all holders of our common shares as a class by way of rights, or issue or grant to all or substantially all holders of our common shares as a class by way of rights, options, warrants or other rights to subscribe for or purchase any common shares, in each case at a price per common share which is less than 95% of the Current Market Price per common share on the VWAP trading day immediately preceding the date of the first public announcement of the terms of the issue or grant of such common shares, options, warrants or other rights, the conversion price shall be adjusted by multiplying the conversion price in force immediately prior to such issue or grant by the following fraction:

A + B

A + C

where:

A	is the number of common shares in issue immediately before such announcement;

B	is the number of common shares which the aggregate amount (if any) payable for the common shares issued by way of rights, or for the options or warrants or other rights issued by way of rights and for the total number of common shares deliverable on the exercise thereof, would purchase at such Current Market Price per common share; and

C	is the number of common shares issued or, as the case may be, the maximum number of common shares which may be issued upon exercise of such options, warrants or rights calculated as at the date of issue of such options, warrants or rights.

Such adjustment shall become effective on the first date on which the common shares are traded ex-rights, ex-options or ex-warrants on the Relevant Stock Exchange. No adjustment pursuant to the above formula will result in an increase of the conversion price.

For the purpose of any calculation of the consideration receivable or price pursuant to this paragraph 4 under “—Conversion of Notes—Conversion Price Adjustments”, the following provisions shall apply:

(a)	the aggregate consideration receivable or price for common shares issued for cash shall be the amount of such cash;

(b)

(x) the aggregate consideration receivable or price for common shares to be issued or otherwise made available upon the conversion or exchange of any Securities shall be deemed to be the consideration or price received or receivable for any such Securities and (y) the aggregate consideration receivable or price for common shares to be issued or otherwise made available upon the exercise of rights of subscription attached to any Securities or upon the exercise of any options, warrants or rights shall be deemed to be that part (which may be the whole) of the consideration or price received or receivable for such Securities or, as the case may be, for such options, warrants or rights which are attributed by us to such rights of subscription or, as the case may be, such options, warrants or rights or, if no part of such consideration or price is so attributed, the Fair Market Value of such rights of subscription or, as the case may be, such options, warrants or rights as at the date of the first public announcement of the terms of issue of such Securities or, as the case may be, such options, warrants or rights, plus in the case of each of (x) and (y) above, the additional minimum consideration receivable or price (if any) upon the conversion or exchange of such Securities, or upon the exercise of such rights or subscription attached thereto or, as the case may be, upon exercise of such options, warrants or rights and (z) the consideration receivable or price per common share upon the conversion or exchange of, or upon the exercise of such rights of subscription attached to, such Securities or, as the case may be, upon the exercise of such options, warrants or rights shall be the aggregate consideration or price referred to in (x) or (y) above (as the case may be) divided by the number of common shares to be issued upon such conversion or exchange or exercise at the initial conversion, exchange or subscription price or rate;

(c)	if the consideration or price determined pursuant to subparagraphs (a) and (b) above (or any component thereof) shall be expressed in a currency other than U.S. dollars it shall be converted into U.S. dollars at such rate of exchange as may be determined in good faith by an Independent Financial Adviser to be the spot rate ruling at 5:00 p.m. (New York City time) on the date of the first public announcement of the terms of issue of such Securities (or if no such rate is available on that date, the equivalent rate on the immediately preceding date on which such rate is available); and

(d)	in determining consideration or price pursuant to the above, no deduction shall be made for any commissions or fees (howsoever described) or any expenses paid or incurred for any underwriting, placing or management of the issue of the relevant common shares or Securities or otherwise in connection therewith.

(5) If and whenever we issue any Securities (as defined below in “—Definitions”) (other than common shares or options, warrants or other rights to subscribe for or purchase any common shares) to all or substantially all holders of our common shares as a class by way of rights or grant to all or substantially all holders of our common shares as a class by way of rights any options, warrants or other rights to subscribe for or purchase any Securities (other than common shares or options, warrants or other rights to subscribe for or purchase common shares), the conversion price shall be adjusted by multiplying the conversion price in force immediately prior to such issue or grant by the following fraction:

A – B

  A

where:

A	is the Current Market Price of one common share on the VWAP trading day immediately preceding the first date on which the terms of such issue or grant are publicly announced; and

B	is the Fair Market Value on the date of such announcement of the portion of the rights attributable to one common share.

Such adjustment shall become effective on the first date on which the common shares are traded ex-rights, ex-options or ex-warrants on the Relevant Stock Exchange. No adjustment pursuant to the above formula will result in an increase of the conversion price.

(6) If and whenever we or any of our subsidiaries or (at the direction or request of or pursuant to any arrangements with us or any of our subsidiaries) any other company, person or entity shall offer any Securities in connection with which offer all or substantially all holders of our common shares as a class are entitled to participate in arrangements whereby such Securities may be acquired by them (except where the conversion price falls to be adjusted under paragraphs 2, 3 or 4 under “—Conversion of Notes—Conversion Price Adjustments” or as described under “—Adjustment to Conversion Price and Holder Option to Require Repurchase upon a Change of Control Event” (or would fall to be so adjusted if the relevant issue or grant was at less than 95% of the Current Market Price per common share on the relevant VWAP trading day) or under paragraph 5), the conversion price shall be adjusted by multiplying the conversion price in force immediately before the making of such offer by the following fraction:

A – B

  A

where:

A	is the Current Market Price of one common share on the VWAP trading day immediately preceding the date on which the terms of such offer are first publicly announced; and

B	is the Fair Market Value on the date of such announcement of the portion of the relevant offer attributable to one common share.

Such adjustment shall become effective on the first date on which the common shares are traded ex-rights on the Relevant Stock Exchange. No adjustment pursuant to the above formula will result in an increase of the conversion price.

Notwithstanding the foregoing provisions, where the events or circumstances giving rise to any adjustment have already resulted or will result in an adjustment to the conversion price or where the events or circumstances giving rise to any adjustment arise by virtue of any other events or circumstances which have already given or will give rise to an adjustment to the conversion price or where more than one event which gives rise to an adjustment to the conversion price occurs within such a short period of time that, a modification to the operation of the adjustment provisions is required to give the intended result, such modification shall be made to the operation of the adjustment provisions as may be advised by an Independent Financial Adviser to be in its opinion appropriate to give the intended result.

If the conversion date in relation to the conversion of any note shall be after any consolidation or sub-division as is mentioned in paragraph 1 under “—Conversion of Notes—Conversion Price Adjustments”, or after the record date or other due date for the establishment of entitlement for any such issue, distribution, grant or offer (as the case may be) as is mentioned in paragraph 2, 3, 4, 5 or 6 under “—Conversion of Notes—Conversion Price Adjustments”, above, in any case in circumstances where the relevant conversion date falls before the relevant adjustment becomes effective (such adjustment, a “Retroactive Adjustment”), then we shall (conditional upon the relevant adjustment becoming effective) procure that there shall be issued or delivered to the converting holder, such additional number of common shares (if any) (the “Additional Shares”) as, together with the common shares issued or to be issued or delivered on conversion of the relevant note (together with any fraction of a common share not so issued), is equal to the number of common shares which would have been required to be issued or delivered on conversion of such note if the relevant adjustment to the conversion price had in fact been made and become effective immediately prior to the relevant conversion date. Additional Shares will be delivered to holders not later than the later of (a) 10 business days following the date the relevant Retroactive Adjustment becomes effective and (b) the relevant conversion date.

No adjustment will be made to the conversion price where common shares or other Securities (including rights, warrants and options) are issued, offered, exercised, allotted, appropriated, modified or granted to, or for the benefit of, employees or former employees (including members of our board of directors holding or formerly holding executive office or the personal service company of any such person) or their spouses or relatives, in each case, of us or any of our subsidiaries or any associated company or to trustees to be held for the benefit of any such person, in any such case pursuant to any employees’ share or option scheme.

On any adjustment, the resultant conversion price, if not an integral multiple of $0.0001, shall be rounded down to the nearest whole multiple of $0.0001. No adjustment shall be made to the conversion price where such adjustment (rounded down if applicable) would be less than 1% of the conversion price then in effect. However, we will carry forward any adjustments that are less than 1% of the conversion price and make such carried forward adjustments (a) when the cumulative net effect of all adjustments not yet made will result in a change of at least 1% of the conversion price or (b) regardless of whether the aggregate adjustment is less than 1%, (i) upon any required purchases of the notes in connection with a change of control event, (ii) on each of the VWAP trading days within any conversion period, (iii) upon any conversion of notes, and (iv) upon any redemption of the notes.

If we adjust the conversion price pursuant to the above provisions, we will deliver to the conversion agent a certificate setting forth the conversion price, detailing the calculation of the conversion price and describing the facts upon which the adjustment is based. In addition, we will issue a press release containing the relevant information and make the press release available on our website.

Definitions

“Current Market Price” means, in respect of a common share at a particular date, the average of the daily VWAP of a common share for the five consecutive VWAP trading days ending on the VWAP trading day immediately preceding such date; provided that if at any time during the said five VWAP trading day period the daily VWAP shall have been based on a price ex-Dividend (or ex- any other entitlement) and during some other part of that period the daily VWAP shall have been based on a price cum-Dividend (or cum- any other entitlement), then:

(a)	if the common shares to be issued or transferred are not entitled to receive the Dividend (or entitlement) in question, the daily VWAP on the dates on which the common shares shall have been based on a price cum-Dividend (or cum- any other entitlement) shall for the purpose of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such Dividend or entitlement per common share as at the date of first public announcement of such Dividend (or entitlement); or

(b)	if the common shares to be issued or transferred are entitled to receive the Dividend (or entitlement) in question, the daily VWAP on the dates on which the common shares shall have been based on a price ex-Dividend (or ex- any other entitlement) shall for the purpose of this definition be deemed to be the amount thereof increased by an amount equal to the Fair Market Value of any such Dividend or entitlement per common share as at the date of first public announcement of such Dividend (or entitlement), and provided further that, if on each of the said five VWAP trading days the daily VWAP shall have been based on a price cum-Dividend (or cum- any other entitlement) in respect of a Dividend (or other entitlement) which has been declared or announced but the common shares to be issued are not entitled to receive that Dividend (or other entitlement) the daily VWAP on each of such dates shall for the purposes of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such Dividend or entitlement per common share as at the date of the first public announcement of such Dividend or entitlement, and provided further that, if the daily VWAP of a common share is not available on one or more of the said five VWAP trading days, then the average of such daily VWAPs which are available in that five-trading-day period shall be used (subject to a minimum of two such prices) and if only one, or no, such daily VWAP is available in the relevant period the Current Market Price shall be determined in good faith by an Independent Financial Adviser.

“Dividend” means any dividend or any form of distribution to holders of our common shares (including a Spin-Off) whether of cash, assets or other property, and whenever paid or made and however described (and for these purposes a distribution of assets includes without limitation an issue of common shares, or other Securities credited as fully or partly paid up by way of capitalization of profits or reserves) provided that:

(a)	where a Dividend in cash is announced which is to be, or may at the election of holders of our common shares be, satisfied by the issue or delivery of Shares or other property or assets, or where a capitalization of profits or reserves is announced which is to be, or may at the election of holders of our common shares be, satisfied by the payment of the Dividend in cash, then for the purposes of this definition the Dividend in question shall be treated as a Cash Dividend of the greater of (i) such cash amount and (ii) the Fair Market Value (on the date of the first public announcement of such Dividend or capitalization (as the case may be) or if later, the date on which the number of common shares (or amount of property or assets, as the case may be) which may be issued or delivered is determined), of such common shares or other property or assets;

(b)	any issue of common shares falling within paragraph 2 under “—Conversion of Notes—Conversion Price Adjustments”, above be disregarded;

(c)

a purchase or redemption or buy back of our share capital by us or any of our subsidiaries shall not constitute a Dividend unless, in the case of purchases, redemptions or buy backs of common shares by or on behalf of us or any of our subsidiaries, the weighted average price per common share (before expenses) on any one day (a “Specified Share Day”) in respect of such purchases, redemptions or buy backs (translated, if not in U.S. dollars, into U.S. dollars at the spot rate ruling at 5:00 p.m. (New York City time) on such day as determined in good faith by an Independent Financial Adviser (or if no such rate is available on that date, the equivalent rate on the immediately preceding date on which such rate is available), exceeds by more than 5% the average of the closing prices of the common shares on the Relevant Stock Exchange (as published by or derived from the Relevant Stock Exchange) on the five VWAP trading days immediately preceding the Specified Share Day or, where an announcement (excluding, for the avoidance of doubt for these purposes, any general authority for such purchases approved by a general meeting of holders of our common shares or any notice convening such a meeting of holders of our common shares) has been made of the intention to purchase common shares at some future date at a specified price, on the five VWAP trading days immediately preceding the date of such announcement, in which case such purchase shall be deemed to constitute a Dividend in U.S. dollars to the extent that the aggregate price paid (before expenses) in respect of such common shares purchased by us or, as the case may be, any of our subsidiaries (translated where appropriate into U.S. dollars as provided above) exceeds the product of (i) 105% of the average closing price of the common shares determined as aforesaid and (ii) the number of common shares so purchased; and

(d)	if we or any of our subsidiaries shall purchase any receipts or certificates representing common shares, the provisions of paragraph (c) shall be applied in respect thereof in such manner and with such modifications (if any) as shall be determined in good faith by an Independent Financial Adviser.

“Fair Market Value” means, with respect to any property on any date, the fair market value of that property as determined in good faith by an Independent Financial Adviser provided, that (i) the Fair Market Value of a Cash Dividend paid or to be paid shall be the amount of such Cash Dividend; (ii) the Fair Market Value of any other cash amount shall be the amount of such cash; (iii) where Securities, Spin-Off Securities, options, warrants or other rights are publicly traded in a market of adequate liquidity (as determined by an Independent Financial Adviser), the fair market value (a) of such Securities or Spin-Off Securities shall equal the arithmetic mean of the daily VWAPs of such Securities or Spin-Off Securities and (b) of such options, warrants or other rights shall equal the arithmetic mean of the daily closing prices of such options, warrants or other rights, in the case of both (a) and (b) during the period of five VWAP trading days on the relevant market commencing on such date (or, if later, the first such VWAP trading day such Securities or Spin-Off Securities, options, warrants or other rights are publicly traded); and (iv) in the case of (i) converted into U.S. dollars (if declared or paid in a currency other than U.S. dollars ) at the rate of exchange used to determine the amount payable to holders of our common shares who were paid or are to be paid or are entitled to be paid the Cash Dividend in U.S. dollars; and in any other case, converted into U.S. dollars (if expressed in a currency other than U.S. dollars) at such rate of exchange as may be determined in good faith by an Independent Financial Adviser to be the spot rate ruling at 5:00 p.m. (New York City time) on that date (or if no such rate is available on that date the equivalent rate on the immediately preceding date on which such a rate is available).

“Independent Financial Adviser” means an independent investment bank of international repute appointed by us for this purpose in our reasonable discretion.

“Securities” means any securities including, without limitation, common shares, or options, warrants or other rights to subscribe for or purchase or acquire common shares.

“Spin-Off” means:

(a)	a distribution of Spin-Off Securities by us to holders of our common shares as a class; or

(b)	any issue, transfer or delivery of any property or assets (including cash or shares or securities of or in or issued or allotted by any entity) by any entity (other than us) to holders of our common shares as a class, pursuant in each case to any arrangements with us or any of our subsidiaries.

“Spin-Off Securities” means equity share capital of an entity other than us or options, warrants or other rights to subscribe for or purchase equity share capital of an entity other than us.

References to any issue or offer or grant to holders of our common shares “as a class” or “by way of rights” shall be taken to be references to an issue or offer or grant to all or substantially all holders of our common shares other than holders of our common shares to whom, by reason of the laws of any territory or requirements of any recognized regulatory body or any other stock exchange or securities market in any territory or in connection with fractional entitlements, it is determined not to make such issue or offer or grant.

In making any calculation or determination of Current Market Price or Fair Market Value, such adjustments (if any) shall be made as an Independent Financial Adviser considers appropriate to reflect any consolidation or sub-division of the common shares or any issue of common shares by way of capitalization of profits or reserves, or any like or similar event.

If changes are made in the share capital other than those mentioned above, which are unfavorable to the holders compared to the holder of our common shares, the board of directors or a committee thereof will make appropriate adjustments to the conversion price. This also applies to other transactions, which are unfavorable to the holders.

The effective conversion price per share paid by holders upon conversion shall not in any event be below the par value of the common shares and we covenant that we shall not take any action, and shall procure that no action is taken, that would otherwise result in an adjustment to the conversion price to below such par value. If the conversion price per share is adjusted to below the par value of the common shares, the conversion price per share upon conversion shall be par value, provided however, we shall upon conversion pay to holders, in cash, the difference between the par value of the common shares and the below par value as adjusted conversion price.

If an adjustment of the conversion price requires a conversion to U.S. dollars, the exchange rate shall be the official reference rate provided by the European Central Bank on the date triggering such adjustments. For the avoidance of doubt, when calculating weighted averages over several days, each day should apply the official reference rate for that day.

If:

•

we elect to satisfy our conversion obligation through a combination settlement and our common shares are deliverable to settle the daily net share settlement value for a given VWAP trading day within the conversion period applicable to notes that you have converted,

•

any distribution or transaction described in paragraphs 1 to 6 under “—Conversion of Notes—Conversion Price Adjustments”, above has not yet resulted in an adjustment to the conversion price on the VWAP trading day in question, and

•

the common shares you will receive in respect of such VWAP trading day are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then we will adjust the number of common shares that we deliver to you in respect of the relevant VWAP trading day to reflect the relevant distribution or transaction.

If:

•	we elect to satisfy our conversion obligation through a stock settlement,

•

any distribution or transaction described in paragraphs 1 to 6 under “—Conversion of Notes—Conversion Price Adjustments” above has not yet resulted in an adjustment to the conversion price on a given conversion date, and

•

the common shares you will receive on settlement of the related conversion are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then we will adjust the number of common shares that we deliver to you in respect of the relevant business day to reflect the relevant distribution or transaction. Notwithstanding the foregoing, if a conversion price adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of our common shares as of the related conversion date as described under “—Conversion of Notes—Settlement upon Conversion” based on an adjusted conversion price for such ex-dividend date, then, notwithstanding the foregoing conversion price adjustment provisions, the conversion price adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of our common shares on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

To the extent that we have a rights plan in effect upon conversion of the notes (i.e., a poison pill), you will receive, in addition to any common shares received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common shares, in which case the conversion price will be adjusted at the time of separation as if we distributed to all holders of our common shares, shares of our capital stock, evidences of indebtedness or other assets or property as described in paragraph 3 under “—Conversion of Notes”, subject to readjustment in the event of the expiration, termination or redemption of such rights.

We are permitted to decrease the conversion price of the notes by any amount for a period of at least 20 business days so long as the decrease is irrevocable during the period and our board of directors determines that such decrease would be in our best interest. We must give at least 15 calendar days’ prior notice of any such decrease in the conversion price. We may also (but are not required to) decrease the conversion price to avoid or diminish income tax to holders of our common shares or rights to purchase our common shares in connection with a dividend or distribution of shares (or rights to acquire shares) or similar events.

You may, in some circumstances, including the distribution of cash dividends to holders of our common shares, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion price, see “Taxation—U.S. Federal Income Tax Considerations” below for a relevant discussion.

Whenever any provision of the indenture requires us to calculate the daily VWAPs, daily conversion values, or daily settlement amounts or other amount over a span of multiple days, the board of directors or a committee thereof will make appropriate adjustments to account for any adjustment to the conversion price that becomes effective, or any event requiring an adjustment to the conversion price where the ex-dividend date of the event occurs, at any time during the period from which such daily VWAPs, daily conversion values or daily settlement amounts are to be calculated.

No adjustment to the conversion price need be made for a given transaction if holders of the notes will participate in that transaction, without conversion of the notes, on the same terms and at the same time as a holder of a number of common shares equal to the principal amount of a holder’s notes divided by the conversion price would participate.

Recapitalizations, Reclassifications and Changes to Our Common Shares

In the case of any consolidation, amalgamation or merger of us with or into any other corporation (other than a consolidation, amalgamation or merger in which we are the continuing corporation), or in the case of any sale or transfer of all, or substantially all, of the assets of us and our subsidiaries taken as a whole, in each case in which our outstanding common shares are converted or exchanged into, securities or other property for their common shares, we will take such steps as shall be required by the trustee (including the execution of a supplemental indenture) to ensure that each note then outstanding will be converted into the class and amount of shares and other securities and property receivable upon such consolidation, amalgamation, merger, sale or transfer by a holder of the number of common shares which would be issuable upon conversion immediately prior to such consolidation, amalgamation, merger, sale or transfer. Such supplemental indenture will provide for adjustments which will be as nearly equivalent as may be practicable to the adjustments provided for in the indenture. The above will apply, mutatis mutandis to any subsequent consolidations, amalgamations, mergers, sales or transfers.

Adjustment to Conversion Price and Holder Option to Require Repurchase upon a Change of Control Event

If a change of control event has occurred, each holder shall at any time in the change of control conversion period be entitled, at its option, to:

(a)	require us to repurchase its notes (“Put Option”) at a purchase price, payable in cash, equal to 100% of their principal amount of the notes to be repurchased plus accrued but unpaid interest to, but not including, the purchase date; or

(b)	convert its notes at the change of control conversion price, which shall be calculated as set out below, but in each case adjusted, if appropriate, as provided under the indenture (provided that no adjustment to the conversion price will be made in respect of such change of control event other than pursuant to this paragraph in respect of exercise of the conversion right in the change of control conversion period):

COCCP	=	[RP x (N-n)]+[OCP x n]
N

where:

COCCP	is the change of control conversion price;

RP	is the reference price;

OCP	is the current conversion price on the relevant conversion date;

N	is the number of calendar days from (and including) the issue date of the notes to (but excluding) the stated maturity date; and

n	is the number of calendar days from (and including) the issue date of the notes to (but excluding) the date of the change of control event.

To exercise either such option, a holder must notify the paying agent by submitting a written change of control event purchase notice or a conversion notice, as the case may be, in each case, in accordance with the terms of the indenture, prior to 5:00 p.m. (New York City time) on the business day immediately preceding the last day of the change of control conversion period. For the avoidance of doubt, either such option is an option exercisable at the sole discretion of each holder, and each holder may elect not to exercise such option and to continue to hold its notes.

A holder may withdraw a change of control event purchase notice (in whole or in part) by written notice of withdrawal prior to 5:00 p.m. (New York City time) on the business day immediately preceding the purchase date, in accordance with the terms of the indenture.

In the event of an exercise of the Put Option, a holder will receive payment of the purchase price on the later of (i) the purchase date and (ii) the time of book-entry transfer (in the case of global notes) or delivery (in the case of certificated notes) of the notes. The purchase date shall be the business day immediately following the last day of the change of control conversion period.

In the event of conversion as provided herein in connection with a change of control event, the number of common shares required to be issued shall be determined by dividing the aggregate principal amount of the notes by the change of control conversion price in effect on the relevant conversion date, rounding fractional shares, if any, down to the nearest whole number of common shares. We will pay or deliver, as the case may be, at our option, cash, common shares or a combination of cash and common shares (or, if applicable, reference property) necessary in order to fulfill our obligations to the relevant holder pursuant to its right to convert the notes as provided under “—Conversion of Notes—Settlement upon Conversion.”

“Change of control event” means that any person or group, other than Hemen Holding Ltd., Farahead Investment Inc. and/or other companies which are controlled directly or indirectly by Mr. John Fredriksen, his direct lineal descendants, the personal estate of any of them or any trust created for the benefit of any of the aforementioned persons and their estates, becomes the owner, directly or indirectly, of more than 50% of the outstanding voting power of Ship Finance.

“Change of control conversion period” means the period commencing on the date on which a change of control event occurs and ending 60 calendar days following such date or, if later, 60 calendar days following the date of change of control event notice.

“Reference price” means $16.50 per common share (being the price to the public per share sold in the concurrent offering of the fixed price borrowed shares), always provided that, in connection with any determination of the change of control conversion price, the reference price shall be adjusted in accordance with the provisions relating to the adjustment of the conversion price.

If a change of control event occurs, we will send a change of control event notice as described under “—Covenants—Information Covenants” and issue a press release announcing the change of control event and post the change of control event notice on our website.

If a change of control event occurs, we will, in accordance with the indenture:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, to the extent any such rules are applicable;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon exercise of the Put Option.

The Put Option that holders have in the case of a change of control event may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate our common shares or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change of control event purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change of control event but would increase the amount of debt, including senior indebtedness, outstanding, significantly change the composition of our board of directors or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

If a change of control event were to occur, we may not have sufficient funds to pay the Put Option purchase price for the notes tendered by holders. Our existing credit facilities contain, and any future credit agreements or other agreements relating to our indebtedness may contain, provisions prohibiting purchase of the notes under some circumstances or expressly prohibiting our purchase of the notes upon a change of control event or may provide that control constitutes an event of default under that agreement. If a change of control event occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to purchase the notes or attempt to refinance this debt. If we do not obtain any required consent, we would not be permitted to purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which could constitute an event of default under our senior indebtedness then outstanding, if any, and might constitute a default under the terms of our other indebtedness then outstanding, if any.

Covenants

General Covenants

Pari passu ranking

The indenture will provide that our obligations under the notes and the indenture will at all times rank at least pari passu with the claims of all our other unsubordinated creditors save for those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.

Negative Pledge

(a) The indenture will provide that, during the term of the notes, we will not, and will ensure that none of our Material Subsidiaries will create, any mortgage, charge, lien, pledge or other security interest, upon the whole or any part of our present or future undertaking, assets or revenues to secure:

(i)	any Relevant Indebtedness, or

(ii)	any guarantee or indemnity in respect of any Relevant Indebtedness,

without at the same time or prior thereto according to the notes the same security as is created to secure any such Relevant Indebtedness or any such guarantee or indemnity for such Relevant Indebtedness.

(b) The indenture will provide that, during the term of the notes, we will not, and will ensure that none of our subsidiaries will create, any mortgage, charge, lien, pledge or other security interest, upon the whole or any part of our present or future undertaking, assets or revenues to secure our existing 3.75% senior unsecured convertible bonds due 2016 (the “existing convertible bonds”) or any guarantee or indemnity in respect thereof without at the same time or prior thereto according to the notes the same security as is created to secure any existing convertible bonds or any such guarantee or indemnity in respect of existing convertible bonds.

“Material Subsidiary” means:

(a)	any subsidiary whose total consolidated assets represent at least 10% of the total consolidated assets of Ship Finance and all of its subsidiaries, taken as a whole, or

(b)	any subsidiary whose total consolidated net sales represent at least 10% of the total consolidated net sales of Ship Finance and all of its subsidiaries, taken as a whole, or

(c)	any other subsidiary to which is transferred either (A) all or substantially all of the assets of another subsidiary which immediately prior to the transfer was a Material Subsidiary or (B) sufficient assets of the Issuer that such subsidiary would have been a Material Subsidiary had the transfer occurred on or before the relevant date,

“Excluded Subsidiary” means any subsidiary:

(a)	which is a single-purpose company whose principal assets and business are constituted by the ownership, acquisition, development and/or operation of an asset or a group of similar assets;

(b)	none of whose indebtedness for borrowed money in respect of the financing of such ownership, acquisition, development and/or operation of an asset is subject to any recourse whatsoever to any member of the Group (other than the Subsidiary or another Excluded Subsidiary) in respect of the repayment thereof; and

(c)	which has been designated as such by us by written notice to the trustee signed by an officer, provided that we may give written notice signed by two members of our board of directors to the trustee at any time that any Excluded Subsidiary is no longer an Excluded Subsidiary, whereupon it shall cease to be an Excluded Subsidiary.

“Project Finance Indebtedness” means any indebtedness for borrowed money to finance the ownership, acquisition, development and/or operation of an asset or a series of similar assets:

(a)	which is incurred by an Excluded Subsidiary; or

(b)	in respect of which the person or persons to whom any such indebtedness for borrowed money is or may be owed by the relevant borrower (whether or not a member of the Group) has or have no recourse whatsoever to any member of the Group (other than an Excluded Subsidiary) for the repayment thereof other than:

(i)	recourse to such borrower for amounts limited to the cash flow or net cash flow (other than historic cash flow or historic net cash flow) from such assets; and/or

(ii)

recourse to such borrower for the purpose only of enabling amounts to be claimed in respect of such indebtedness for borrowed money in an enforcement of any encumbrance given by such borrower over such asset or the income, cash flow or other proceeds deriving therefrom (or given by any shareholder or the like in the borrower over its common shares or the like in the capital of the borrower) to secure such indebtedness for borrowed money, provided that (A) the extent of such recourse to such borrower is limited solely to the amount of any recoveries made on any such enforcement, and (B) such person or persons are not entitled, by virtue of any right or claim arising out of or in connection with such indebtedness for borrowed money, to commence proceedings for the winding up or dissolution of the borrower or to appoint or procure the appointment of any receiver, trustee or similar person or officer in respect of the borrower or any of its assets (save for the assets the subject of such encumbrance); and/or

(iii)	recourse to such borrower generally, or directly or indirectly to a member of the Group, under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect thereof or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the person against whom such recourse is available.

“Relevant Indebtedness” means any indebtedness which is in the form of, or represented or evidenced by, bonds, notes, debentures, loan stock or other securities which for the time being are, or are intended to be or capable of being, quoted, listed or dealt in or traded on any stock exchange or over-the-counter or other securities market, but shall in any event not include Project Finance Indebtedness, nor, for the avoidance of doubt, loans (or collateral debt securities relating to such loans) made by banks or other financial institutions, customers or strategic partners.

Mergers

We may not consolidate with, enter into a binding share exchange with, or merge with or into, another person or sell, assign, convey, transfer, lease or otherwise dispose of the properties and assets of us and our subsidiaries, taken as a whole, substantially as an entirety to any successor person, unless:

•

we are the continuing entity, or the resulting, surviving or transferee person (the “successor person”), if any, is a corporation organized and existing under the laws of the Islands of Bermuda, the Commonwealth of the Bahamas, the Republic of the Marshall Islands, Norway, Cyprus, the United States of America, any State of the United States or the District of Columbia or the United Kingdom and expressly assumes by supplemental indenture all of our obligations under the notes and the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	other conditions specified in the indenture are met.

Upon any such consolidation, merger or transfer, the successor person shall be substituted for us in the indenture, with the same effect as if it had been an original party to the indenture. As a result, the successor person may exercise every right and power of ours, under the indenture, and we will be released from all of our liabilities and obligations under the indenture and under the notes, except in the case of a lease.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a “change of control event” permitting each holder to require us to purchase the notes of such holder as described above.

The term “substantially as an entirety” as used herein will likely be interpreted under applicable law and will be dependent upon particular facts and circumstances. Although there is a developing body of case law interpreting the phrase “substantially as an entirety,” there is no precise, established definition of “substantially as an entirety” under applicable law. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of our assets “substantially as an entirety”.

De-mergers

The indenture will provide that we will not carry out any de-merger or other corporate reorganization involving splitting us into two or more separate companies or entities, if such transaction would have a Material Adverse Effect. We will notify the trustee of any such transaction, providing relevant details thereof, as well as, if applicable, our reasons for believing that the proposed transaction would not have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on: (a) the business, financial condition or operations of the Issuer and/or the Group taken as a whole, (b) Ship Finance’s ability to perform and comply with its obligations under the notes or the indenture; or (c) the validity or enforceability of the notes or the indenture.

Continuation of business, disposal of assets or operations and changes to the nature of the business

The indenture will provide that during the term of the notes, we will not, and shall ensure that no member of the Group will:

(a)	cease to carry on its business;

(b)	sell or dispose of all or a substantial part of its assets or operations; or

(c)	change the nature of its business;

in a manner which may have a Material Adverse Effect.

The term “all or a substantial part of” as used herein will likely be interpreted under applicable law and will be dependent upon particular facts and circumstances. Although there is a developing body of case law interpreting the phrase “all or a substantial part of,” there is no precise, established definition of “a substantial part of” under applicable law. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of “all or a substantial part of” of our assets.

Compliance with Laws

The indenture will provide that we will (and shall ensure that all Group Companies shall) comply in all material respects with all laws and regulations it or they may be subject to from time to time (including any environmental laws and regulations).

Information Covenants

We will:

(a)	without being requested to do so, immediately inform the trustee of any event of default as well as of any circumstances which may lead to an event of default within 10 business days of the occurrence of such event or circumstance;

(b)	without being requested to do so, inform the trustee of any other event which have, or which may have, a Material Adverse Effect within 10 business days of the occurrence of such event;

(c)	without being requested to do so, inform the trustee if we intend to sell or dispose of all or a substantial part of our assets or operations, or change the nature of our business;

(d)	without being requested to do so, we will, on a consolidated basis, produce Financial Statements (as defined below) and Quarterly Financial Reports (as defined below) and make them available on our website in the English language (alternatively by sending them to the trustee or posting on EDGAR) as soon as they become available, and not later than 150 calendar days after the end of the financial year for Financial Statements and 60 calendar days after the end of the relevant quarter for Quarterly Financial Reports;

(e)	at the request of the trustee, report the balance of the notes within 10 business days of the receipt of such request;

(f)	without being requested to do so, send the trustee copies of any creditors’ notifications received by us, including but not limited to mergers, de-mergers and reduction of our share capital or equity within 10 business days of the receipt of such notice;

(g)	without being requested to do so, send a copy to the trustee of our notices to the Relevant Stock Exchange (if the notes are listed) which are of relevance for our liabilities pursuant to the indenture;

(h)	without being requested to do so, inform the trustee and holders of adjustments to the conversion price as described under “—Conversion Price Adjustments”;

(i)	without being requested to do so, inform the trustee of changes in the registration of the notes in DTC;

(j)	within a reasonable time, provide such information about our financial condition as the trustee may reasonably request; and

(k)	following the occurrence of a change of control event, immediately after we become aware of it, notify the holders (through the facilities of DTC), the trustee and (if the notes are listed) the Relevant Stock Exchange thereof. The notice shall specify (i) the applicable change of control conversion price and Put Option purchase price, (ii) the holders’ entitlement to exercise their right to convert the notes or to exercise their Put Option with respect to the notes, (iii) the change of control conversion period and the purchase date, and (iv) details concerning the change of control event (the “change of control event notice”).

We will, at the request of the trustee, provide the documents and information to enable the trustee to carry out its rights and duties pursuant to the indenture, as well as applicable laws and regulations and provide to the Relevant Stock Exchange the documents and information necessary to maintain the listing and quotation of the notes on the Relevant Stock Exchange (if the notes are listed).

We will, in connection with the issue of our Financial Statements pursuant to the indenture, confirm to the trustee in writing our compliance with the covenants contained in the indenture. Such confirmation shall be undertaken in a compliance certificate, signed by an authorized officer. In the event of non-compliance, the compliance certificate shall describe the non-compliance, the reasons therefore as well as the steps which we have taken and will take in order to rectify the non-compliance.

“Financial Statements” means the audited unconsolidated and consolidated annual accounts and financial statements of Ship Finance for any financial year, drawn up according to U.S. GAAP, such accounts to include a profit and loss account, balance sheet and cash flow statement.

“Quarterly Financial Reports” means the unaudited unconsolidated and consolidated management accounts of Ship Finance as of each fiscal quarter, such accounts to include a profit and loss account, balance sheet, cash flow statement and management commentary.

Events of Default

Each of the following will constitute an event of default under the indenture:

(1)	we fail to pay the principal of any note when due or deliver the requisite common shares and cash pursuant to exercise of the Share Settlement Option;

(2)	we fail to pay any interest on any note when due, and such failure continues for 30 calendar days;

(3)	we fail to maintain the listing and quotation of our common shares on a Relevant Stock Exchange;

(4)	we fail to pay or deliver, as the case may be, the conversion obligation owing upon conversion of any note within 5 business days;

(5)	we fail to pay the Put Option purchase price or Call Option redemption price of any note when due;

(6)	we fail to provide timely notice as described under “—Covenants—Information Covenants”;

(7)	we fail to perform or breach any other covenant, warranty or agreement required of us in the indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1) through (6) above) and such failure continues for 5 business days after notice is given in accordance with the indenture;

(8)	any indebtedness for money borrowed by, or any other payment obligation of, us in an outstanding principal amount, individually or in the aggregate, in excess of $25.0 million (or the foreign equivalent) is not paid at final maturity (or when otherwise due) or is accelerated, and such indebtedness is not discharged (or such default in payment or acceleration is not cured or rescinded) within 30 calendar days after written notice as provided in the indenture;

(9)	any indebtedness for money borrowed by, or any other payment obligation of, any of our subsidiaries that is a “significant subsidiary” (or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” as defined in Regulation S-X under the Securities Act), in an outstanding principal amount, individually or in the aggregate, in excess of $25.0 million (or the foreign equivalent) is not paid at final maturity (or when otherwise due) or is accelerated, and such indebtedness is not discharged (or such default in payment or acceleration is not cured or rescinded) within 30 calendar days after written notice as provided in the indenture; provided, however, that the default or acceleration of any indebtedness by a significant subsidiary (or group of subsidiaries that, taken together, would constitute a “significant subsidiary”) shall not constitute an event of default if (i) Ship Finance has no outstanding guarantee liability for such indebtedness, and (ii) Ship Finance is not in default of any financial obligation to such significant subsidiary (or group of subsidiaries that, taken together, would constitute a “significant subsidiary”);

(10)	we fail to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of $25.0 million (or the foreign equivalent), if the judgments are not paid, discharged or stayed within 30 calendar days;

(11)	any of our subsidiaries that is a “significant subsidiary” (or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” as defined in Regulation S-X under the Securities Act) fails to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of $25.0 million (or the foreign equivalent), if the judgments are not paid, discharged or stayed within 30 calendar days; provided, however, that the failure to pay any such judgment by a significant subsidiary (or group of subsidiaries that, taken together, would constitute a “significant subsidiary”) shall not constitute an event of default if (i) Ship Finance has no direct liability for or obligation to pay such judgment, and (ii) Ship Finance is not in default of any financial obligation to such significant subsidiary (or group of subsidiaries that, taken together, would constitute a “significant subsidiary”);

(12)	it is or becomes impossible or unlawful for us or any Material Subsidiary to fulfill or perform any of the terms of the indenture;

(13)	any event or series of events occurs in relation to us or any Material Subsidiary which has a Material Adverse Effect;

(14)	we are, or any Material Subsidiary is, resolved to be dissolved or a liquidator, administrator or the like is appointed or requested to be appointed in respect of us or any Material Subsidiary; and

(15)	certain events of bankruptcy, insolvency or reorganization of us or any of our subsidiaries that is a “significant subsidiary” (or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” as defined in Regulation S-X under the Securities Act).

If an event of default, other than an event of default described in paragraphs 14 and 15 above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in paragraphs 14 and 15 above occurs with respect to us, the principal amount of the notes and accrued and unpaid interest, if any, will automatically become immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The indenture will provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•

the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered indemnity reasonably satisfactory to the trustee to institute such proceeding as trustee; and

•

the trustee has failed to institute such proceeding within 60 calendar days after such notice, request and offer and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 calendar days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal (including the Put Option purchase price or Call Option redemption price) of or interest on any note on or after the applicable due date or the payment or delivery of the consideration due upon conversion of any note in accordance with the indenture or the delivery of common shares and cash in connection with our exercise of our Share Settlement Option.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

•	we fail to pay the principal (including the Put Option purchase price or Call Option redemption price) of or any interest on any note when due;

•	we fail to pay or deliver the consideration due upon conversion of any note within the time period required by the indenture;

•	we fail to deliver the common shares and cash due in connection with our exercise of our Share Settlement Option; or

•	we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee shall mail to each holder notice of the default within 90 calendar days after it occurs. Except in the case of a default in the payment of principal (including the Put Option purchase price or Call Option redemption price) of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee (i) within 120 calendar days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year and whether we, to the officers’ knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and (ii) within 30 calendar days after the occurrence thereof, written notice of any events that would constitute defaults, their status and what action we are taking or propose to take in respect thereof.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

Modification and Waiver

We and the trustee may amend or supplement the indenture with respect to the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the other holders of notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding notes affected thereby if such amendment, supplement or waiver would:

•	change the stated maturity of the principal of or any interest on the notes;

•	reduce the principal amount of or interest on the notes;

•	reduce the number of common shares and amount of cash due in connection with our exercise of our Share Settlement Option;

•	reduce the amount of principal payable upon acceleration of the maturity of the notes;

•	change the currency of payment of principal of or interest on the notes or change any note’s place of payment;

•

impair the right of any holder to receive payment of principal (including the Put Option purchase price or Call Option redemption price) of and interest on such holder’s notes or the payment and delivery of the consideration due upon conversion or delivery of our common shares and payment of cash due in connection with our exercise of our share settlement option on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the notes;

•

modify the provisions with respect to the purchase rights or conversion rights of the holders as described above under “—Adjustment to Conversion Price and Holder Option to Require Repurchase upon a Change of Control Event” in a manner adverse to holders of notes;

•	change the ranking of the notes;

•	adversely affect the right of holders to convert notes;

•

modify provisions with respect to modification, amendment or waiver (including waiver of events of default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected holder of notes; or

•	modify the provisions with respect to any additional amounts.

In addition to the other permitted amendments described in “Description of the Debt Securities—Modification or Waiver—Changes Not Requiring Your Approval,” we and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the holders of the notes to:

•	cure any ambiguity, omission, defect or inconsistency that does not adversely affect holders of the notes;

•	provide for the assumption by a successor corporation of our obligations under the indenture;

•	add guarantees with respect to the notes;

•	secure the notes;

•	add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

•	make any change that does not adversely affect the rights of any holder; or

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

•	conform the provisions of the indenture to the “Description of Notes” section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or depositing with the trustee or delivering to the holders, as applicable, after all outstanding notes have become due and payable, whether at the stated maturity, at a Put Option purchase date or Call Option redemption date or upon conversion (and determination of related settlement amounts) or upon exercise of our Share Settlement Option or otherwise, cash, common shares or cash and our common shares, if any (as the case may be) sufficient to pay all of the outstanding notes and all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Transfer, Exchange and Conversion

We will maintain an office in New York City where the notes may be presented for registration of transfer, exchange or conversion. This office will initially be an office or agency of the trustee. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but any tax or similar governmental charge required by law or permitted by the indenture because a holder requests any common shares to be issued in a name other than such holder’s name will be paid by such holder. We are not required to transfer or exchange any note surrendered for purchase or conversion except for any portion of that note not being purchased or converted, as the case may be.

We reserve the right to:

•	vary or terminate the appointment of the security registrar, paying agent or conversion agent;

•	appoint additional paying agents or conversion agents; or

•	approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Payment and Paying Agents

Payments in respect of the principal and interest on global notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the indenture. In the case of certificated notes, payments will be made in U.S. dollars at the office of the paying agent or, at our option, by check mailed to the holder’s registered address (or, if requested by a holder of more than $1,000,000 principal amount of notes, by wire transfer to the account designated by such holder). We will make any required interest payments to the person in whose name each note is registered at 5:00 p.m. (New York City time) on the record date for the interest payment.

Deutsche Bank Trust Company Americas will be designated as our paying agent and registrar for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Purchase and Cancellation

The security registrar, paying agent and conversion agent (if other than the trustee) will forward to the trustee any notes surrendered to them by holders for transfer, exchange, payment or conversion. All notes delivered to the trustee shall be cancelled promptly by the trustee in the manner provided in the indenture, consistent with the trustee’s customary practices, and may not be reissued or resold. No notes shall be authenticated in exchange for any notes cancelled, except as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), purchase notes in the open market or by tender offer at any price or by private agreement. We will cause any notes so purchased (other than notes purchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost notes at the expense of the holder upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us shall be required at the expense of the holder of such note before a replacement note will be issued.

Calculations in Respect of the Notes

We and our agents will be responsible for making many of the calculations called for under the indenture and the notes. These calculations include, but are not limited to, determinations of the daily VWAP, Current Market Price of our common shares, any adjustments to the conversion price, the consideration deliverable in respect of any conversion and accrued interest payable on the notes determination of the conversion period and the respective conversion price. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of notes. We will provide a schedule of our calculations to each of the trustee, the registrar, the paying agent and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee, the registrar, the paying agent and the conversion agent will forward our calculations to any holder upon the request of that holder.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing or electronic delivery. Whenever a notice is required to be given by us, such notice may be given by the trustee, the registrar, the paying agent and the conversion agent on our behalf (and we will make any notice we are required to give to holders available on our website).

Governing Law

The indenture provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee, Registrar and Paying Agent

U.S. Bank National Association has agreed to serve as the trustee under the indenture and Deutsche Bank Trust Company Americas has agreed to act as security registrar, conversion agent and paying agent under the indenture. The trustee, security registrar, conversion agent and paying agent will each be permitted to deal with us and our affiliates with the same rights as if it were not trustee, security registrar, conversion agent or paying agent.

We may maintain banking relationships in the ordinary course of business with each of the trustee, security registrar, conversion agent and paying agent and their affiliates.

Book-Entry, Delivery and Form

We will initially issue the notes in the form of one or more global securities. The global security will be deposited with the registrar as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive, fully registered, certificated form, referred to as “certificated securities,” will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC, referred to as “participants,” and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies, referred to as the “indirect participants,” that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Book-Entry Procedures for the Global Notes

We expect that, pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common shares should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, and any interest on, the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any of its or our respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, or any interest on, the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we, the trustee nor any of its or our respective agents will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, DTC will exchange the global security for certificated securities that it will distribute to its participants if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 calendar days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 calendar days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee nor any of its or our respective agents will have any responsibility, or liability, for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF SHARE LENDING AGREEMENT

Concurrently with this offering, up to 6,060,606 of our common shares, par value $1.00 per share (which shares we refer to as the borrowed shares), are being offered by means of a separate prospectus supplement and accompanying prospectus, which will be loaned by SFLC, our wholly-owned subsidiary, to Deutsche Bank AG, London Branch (which we refer to as the share borrower), an affiliate of Deutsche Bank Securities Inc., one of the underwriters of this offering of notes, pursuant to a share lending agreement, which we refer to as the SFLC Share Lending Agreement. In connection with the SFLC Share Lending Agreement, SFLC and Hemen Holding Ltd. will enter into the Hemen Share Lending Agreement on or before the pricing date of this offering, under which SFLC is borrowing the shares from Hemen Holding Ltd. The borrowed shares have been previously issued by us to Hemen Holding Ltd., and will be issued and outstanding for all purposes under Bermuda law. Neither we, nor SFLC nor Hemen Holding Ltd. will receive any proceeds of the offering of borrowed shares.

To facilitate transactions by which investors in our notes and our other convertible notes may hedge their investments, our wholly-owned subsidiary SFLC has entered into the SFLC Share Lending Agreement, dated as of the pricing of this offering, with the share borrower, under which SFLC has agreed to loan to the share borrower up to 6,060,606 borrowed shares for a period beginning on the date of the SFLC Share Lending Agreement and ending on or about the maturity date of the convertible notes or, if earlier, on or about the date as of which all of the convertible notes cease to be outstanding as a result of redemption, repurchase, conversion or other acquisition for value (or earlier in certain circumstances). We refer to this period as the loan availability period. In connection with the SFLC Share Lending Agreement, SFLC and Hemen have entered into the Hemen Share Lending Agreement, under which SFLC is borrowing the borrowed shares from Hemen.

The closing of this offering of notes pursuant to this prospectus supplement and the accompanying prospectus is contingent upon the closing of the concurrent offering of the fixed-price borrowed shares, and the closing of the concurrent offering of the fixed-price borrowed shares is contingent upon the closing of the offering of notes hereunder.

Share loans under the SFLC Share Lending Agreement will terminate and the borrowed shares must be returned to SFLC if the concurrent offering of the notes is not consummated or upon the termination of the loan availability period, as well as under the following circumstances:

•	the share borrower may terminate all or any portion of a loan at any time; and

•

SFLC or the share borrower may terminate any or all of the outstanding loans upon a default by the other party under the SFLC Share Lending Agreement, including certain breaches by the share borrower of its representations and warranties, covenants or agreements under the SFLC Share Lending Agreement, or the bankruptcy of us, SFLC or the share borrower.

Any shares that SFLC loans to the share borrower are and will be issued and outstanding for corporate law purposes and, accordingly, the holders of the borrowed shares will have all of the rights of a holder of our outstanding shares. Those rights include the right to vote the shares on all matters submitted to a vote of our shareholders and the right to receive any dividends or other distributions that we may pay or make on our outstanding common shares. However, under the SFLC Share Lending Agreement, the share borrower has agreed:

•	to pay to SFLC an amount equal to cash dividends, if any, that we pay on the borrowed shares;

•	to pay or deliver, as the case may be, to SFLC any other distribution that we make on the borrowed shares; and

•

if it is the record owner of any borrowed shares, not to vote on these borrowed shares on any matter submitted to a vote of our stockholders, except in certain circumstances where such vote is required for quorum purposes.

Deutsche Bank Securities Inc. (together with the share borrower, referred to herein collectively as “Deutsche Bank”) has informed us that it, or its affiliates, intend to use the short position created by the share loan and the short sales of the borrowed shares to facilitate transactions by which investors in the notes and our other convertible notes may hedge their respective investments through short sales or privately negotiated derivatives transactions. Deutsche Bank has informed us that it intends to short sell 4,242,424 borrowed shares concurrently with the concurrent offering of the notes and expects to sell up to the remaining 1,818,182 borrowed shares in subsequent transactions at prevailing market prices at the time of sale or at negotiated prices. We refer to the latter shares as the “supplemental borrowed shares”. The total number of shares that Deutsche Bank can borrow under the SFLC Share Lending Agreement is limited to a maximum of 6,060,606 borrowed shares. In connection with the sale of these supplemental borrowed shares, Deutsche Bank and/or its affiliates may effect such transactions by selling the borrowed shares at various prices from time to time to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the derivative counterparty and/or from purchasers of borrowed shares for whom the dealers may act as agents or to whom they may sell as principals. Over the same period that Deutsche Bank and/or its affiliates sell these supplemental borrowed shares, it and/or its affiliates may, in their discretion, purchase approximately an equal number of our common shares on the open market. Deutsche Bank and/or its affiliates may from time to time purchase our common shares in the market and use such shares, including shares purchased in connection with the sale of the supplemental borrowed shares, to facilitate transactions by which investors in the notes, including our already outstanding convertible notes, may hedge their investments.

The existence of the SFLC Share Lending Agreement and the short sales of our common shares effected in connection with the sale of the notes being offered concurrently herewith could cause the market price of our common shares to be lower over the term of the SFLC Share Lending Agreement than it would have been had we not entered into that agreement. See “Risk Factors — Risks Related to the Notes and Our Common Shares—The effect of the sale of our common shares in the concurrent offering may be to lower the market price of our common shares.” However, we have determined that the entry by SFLC into the SFLC Share Lending Agreement is in our best interests as a means to facilitate the offer and sale of the notes pursuant to the related prospectus supplement and accompanying prospectus on terms more favorable to us than we could have otherwise obtained.

TAXATION

The following discussion summarizes the material U.S. federal income tax and Bermuda tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our notes and any of our common shares received upon their conversion. This summary does not purport to deal with all aspects of U.S. federal income taxation or Bermuda taxation that may be relevant to an investor’s decision to purchase notes, nor any tax consequences arising under the laws of any state, locality or other foreign jurisdiction. This summary is not intended to be applicable to all categories of investors, such as dealers in securities, banks, thrifts or other financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, U.S. expatriates, persons that hold the notes or common shares as part of a straddle, conversion transaction or hedge, persons who own 10% or more of our common shares, persons deemed to sell the notes or the common shares under the constructive sale provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, a U.S. Holder (as defined below) whose “functional currency” is other than the U.S. dollar, or persons who acquire or are deemed to have acquired the notes in an exchange or for property other than cash, or holders subject to the alternative minimum tax, each of which may be subject to special rules. In addition, this discussion is limited to persons who hold the notes and common shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code and acquire the notes in connection with this offering.

If an entity treated as a partnership for U.S. federal income tax purposes holds the notes or the common shares, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding the notes or the common shares are encouraged to consult their own tax advisors.

U.S. Federal Income Tax Considerations

In the opinion of Seward & Kissel LLP, our U.S. counsel, the following are the material U.S. federal income tax consequences to us of our activities and to U.S. Holders and Non-U.S. Holders (both as defined below) of the notes and any of our common shares received upon their conversion. The following discussion of U.S. federal income tax matters is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect. Except as otherwise noted, this discussion is based on the assumption that we will not maintain an office or other fixed place of business within the United States. References in the following discussion to “we” and “us” are to Ship Finance International Limited and its subsidiaries on a consolidated basis.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE UNITED STATES FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP, CONVERSION AND DISPOSITION OF THE NOTES.

U.S. Federal Income Taxation of U.S. Holders

As used in this section, a “U.S. Holder” is a beneficial owner of notes or common shares that is, for U.S. federal income tax purposes: (1) an individual citizen or resident alien of the United States, (2) a corporation or other entity that is taxable as a corporation, created or organized under the laws of the United States or any state or political subdivision thereof

(including the District of Columbia), and (A) (1) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, and (2) a trust, if a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons has the authority to control all substantial decisions of the trust or (B) it has a valid election in effect to be treated as a U.S. person.

Characterization of the Notes

The discussion assumes that the notes will be treated as debt for U.S. federal income tax purposes. However, because of the ability of the issuer to repay the principal amount at maturity in its own stock, it is possible that the IRS may assert that the notes should be treated as equity for U.S. federal income tax purposes. In such case, the tax consequences would not be materially adverse to U.S. Holders as compared to the tax consequences discussed below. Although payments on the notes would be treated as dividends, the preferential dividend rate would not apply to such payments. Further, the QEF election discussed below would be available with respect to the notes (although the mark-to-market election would not be available). See “—Passive Foreign Investment Company Status and Significant Tax Consequences”.

Payment of Interest

Interest on a note generally will be includable in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes. Interest on a note will be income from sources outside the United States and will generally constitute “passive category income” or, in the case of certain U.S. Holders, “general category income” for U.S. foreign tax credit limitation purposes. It is expected and this discussion assumes that the notes will be issued without original issue discount for U.S. federal income tax purposes. If, however, the notes’ principal amount exceeds the issue price by an amount that does not satisfy a de minimis test, a U.S. Holder will be required to include the excess in income as original issue discount as it accrues, in accordance with a constant-yield method based on a compound of interest.

Sale, Exchange or Redemption of a Note or Conversion of a Note Solely in Exchange for Cash

Upon the sale, exchange or redemption of a note or conversion of a note solely in exchange for cash, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange, redemption or conversion, except to the extent such amount is attributable to accrued interest not previously included in income, which is taxable as ordinary income, and (2) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such U.S. Holder, plus the amount, if any, included in income on an adjustment to the conversion price of the notes, as described in “Adjustments to Conversion Price” below. U.S. Holders are encouraged to consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for U.S. Holders who are individuals, trusts or estates) and capital losses (the deductibility of which is subject to limitations). Such gain or loss will generally be treated as gain or loss from sources within the United States for U.S. foreign tax credit limitation purposes.

In the event that we are a passive foreign investment company, under Treasury Regulations which were proposed in 1992 (but which have a retroactive effective date), which we refer to as the “Proposed Regulations,” a U.S. Holder of a note may be taxed on a sale, exchange, or other taxable disposition of a note in the same manner that such U.S. Holder would be taxed upon a sale, exchange or other taxable disposition of our common shares if we were as passive foreign investment company. It is unclear whether the Proposed Regulations would apply to a U.S. Holder of a note given that they have never been finalized. U.S. Holders are encouraged to consult their tax advisors regarding the applicability of the Proposed Regulations to their specific situation. See the discussion below under “—Passive Foreign Investment Company Status and Significant Tax Consequences.”

Adjustments to Conversion Price

The conversion price of the notes is subject to adjustment under certain circumstances, as described under “Description of Notes—Conversion of Notes — Conversion Price Adjustment.” Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the notes as having received a constructive distribution, resulting in dividend treatment (as described below) to the extent of the Company’s current and/or accumulated earnings and profits as determined under U.S. federal income tax principles, if, and to the extent that, certain adjustments in the conversion price (or certain other corporate transactions) increase the proportionate interest of a holder of notes in the fully diluted common shares (particularly an adjustment to reflect a taxable dividend to holders of common shares), whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion price of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common shares in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the common shares may be treated as a distribution to such holders, taxable as a dividend (as described below) to the extent of the Company’s current and/or accumulated earnings and profits.

Conversion of the Notes Into Common Shares

A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into common shares except with respect to cash received in lieu of fractional common shares. A U.S. Holder’s tax basis in the common shares received on conversion of a note (other than common shares received with respect to accrued interest) will be the same as such U.S. Holder’s adjusted tax basis in the note at the time of conversion, reduced by any tax basis allocable to a fractional share deemed received and exchanged for cash (as described below), and the holding period for the common shares received on conversion will generally include the holding period of the note converted. However, to the extent that any common shares received upon conversion is considered attributable to accrued interest not previously included in income by the U.S. Holder, it will be taxable as ordinary income. A U.S. Holder’s tax basis in common shares considered attributable to accrued interest generally will equal the fair market value of such shares received, and the holding period for such shares will begin on the date of conversion.

Cash received in lieu of fractional common shares upon conversion will be treated as a payment in exchange for fractional common shares deemed received by the U.S. Holder. Accordingly, the receipt of cash in lieu of fractional common shares generally will result in capital gain or loss, measured by the difference between the amount of such cash received and the U.S. Holder’s adjusted tax basis in the fractional share deemed received, and will be taxable as described below under “Sale, Exchange or Other Disposition of Common Shares.” A U.S. Holder’s tax basis in such fractional share will be determined by allocating the holder’s tax basis in the common shares between the common shares received upon conversion and the fractional share, in accordance with their respective fair market values.

Conversion of the Notes into Common Shares and Cash

If a U.S. Holder converts a note and receives a combination of common shares and cash, the Company intends to take the position (and the following discussion assumes) that the conversion will be treated as a recapitalization for U.S. federal income tax purposes, although the tax treatment is uncertain.

Assuming such treatment, a U.S. Holder will recognize capital gain, but not loss, equal to the excess of the sum of the fair market value of the common shares and cash received (other than amounts attributable to accrued interest, which will be treated as such as described under “—Payment of Interest” above) over the holder’s adjusted tax basis in the note, but in no event will the capital gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).

In such circumstances, a U.S. Holder’s tax basis in the common shares received upon a conversion of a note (other than common shares received with respect to accrued interest, but including any fractional share deemed received) will equal the tax basis of the note that was converted, reduced by the amount of cash received (excluding cash received in lieu of a fractional share and cash attributable to accrued interest), increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. Holder’s tax basis in the common shares received with respect to accrued interest will equal the fair market value of the shares received.

The receipt of cash in lieu of a fractional share will result in gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder’s tax basis in the fractional share) and will be taxable as described below under “— Sale, Exchange or Other Disposition of Common Shares.” A U.S. Holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the common shares between the common shares received upon conversion and the fractional share, in accordance with their respective fair market values.

Any capital gain recognized by U.S. Holders upon conversion will be long-term capital gain if at the time of conversion the notes have been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. Any gain recognized will generally be U.S. source income for purposes of computing a U.S. Holder’s foreign tax credit limitation.

An alternative characterization would treat the cash payment received on conversion as proceeds from a sale of a portion of the note, and would tax the sale portion in the manner described under “—Sale, Exchange or Redemption of a Note of Conversion of a Notes Solely in Exchange for Cash” above. Under this alternative characterization, a U.S. Holder would not recognize gain or loss with respect to the Company’s common shares received (other than shares attributable to accrued interest) , and the U.S. Holder’s holding period for such shares would include the period during which such holder held the notes. In such case, the U.S. Holder’s basis in the note would be allocated pro rata between the common shares and the portion of the note treated as exchanged for cash, in accordance with their fair market values.

U.S. Holders should consult their tax advisors regarding the tax treatment of the receipt of cash and common shares for notes upon conversion.

Taxation of Distributions on Common Shares

Subject to the discussion below under “Passive Foreign Investment Company Status and Significant Tax Consequences,” distributions, if any, paid on our common shares generally will be includable in a U.S. Holder’s income as dividend income to the extent made from our current and/or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Such distributions will not be eligible for the dividends-received deduction, but may qualify for taxation at preferential rates in the case of a U.S. Holder which is an individual, trust or estate, provided that the common shares are traded on an established securities market in the United States (such as The New York Stock Exchange, or NYSE, on which our common shares are currently traded) and such holder meets certain holding period and other requirements and provided further that we do not constitute a passive foreign investment company, as described below, for the taxable year of the distribution or the immediately preceding year.

Any distributions out of earnings and profits paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder. Dividends paid on our common shares will be income from sources outside the United States and will generally constitute “passive category income” or, in the case of certain U.S. Holders, “general category income” for U.S. foreign tax credit limitation purposes.

Sale, Exchange or Other Disposition of Common Shares

Subject to the discussion below under “Passive Foreign Investment Company Status and Significant Tax Consequences,” upon the sale, exchange or other disposition of common shares, a U.S. Holder generally will recognize capital gain or capital loss equal to the difference between the amount realized on such sale or exchange and such holder’s adjusted tax basis in such common shares. U.S. Holders are encouraged to consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for U.S. Holders who are individuals, trusts or estates) and capital losses (the deductibility of which is subject to limitations). A U.S. Holder’s gain or loss will generally be treated (subject to certain exceptions) as gain or loss from sources within the United States for U.S. foreign tax credit limitation purposes.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a “passive foreign investment company”, or PFIC, for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common shares, either at least 75% of our gross income for such taxable year consists of “passive income” (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or at least 50% of the average value of the assets held by us during such taxable year produce, or are held for the production of, “passive income.”

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute “passive income.” By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

It is possible that we may be a PFIC for the 2013 taxable year or a future taxable year depending on the fair market value of our assets. Furthermore, if our income from our time charters is considered to be passive rental income, rather than income from the performance of services, we will be considered a PFIC. We have received an opinion from Seward & Kissel LLP that it is more likely than not that our income from time charters will not be treated as passive rental income for purposes of determining whether we are a PFIC. Correspondingly, we believe that the assets that we own and operate in connection with the production of such income do not constitute passive assets for purposes of determining whether we are a PFIC. This position is principally based upon the positions that (1) our time charter income will constitute services income, rather than rental income, and (2) Frontline Management (Bermuda) Ltd., a subsidiary of Frontline, or Frontline Management, which provides services to most of our time-chartered vessels, will be respected as a separate entity from the Frontline Charterers, with which it is affiliated. Nevertheless, for the 2013 taxable year and future taxable years, depending upon the relative amounts of income we derive from our various assets as well as their relative fair market values, we may be treated as a PFIC, regardless of whether our income from our time charters is treated as passive or non-passive income.

We note that there is no direct legal authority under the PFIC rules addressing our current and expected method of operation. Accordingly, no assurance can be given that the U.S. Internal Revenue Service, or the IRS, or a court of law will accept our position, and there is a significant risk that the IRS or a court of law could determine that we are a PFIC. Furthermore, even if we would not be a PFIC under the foregoing tests, no assurance can be given that we would not constitute a PFIC for any future taxable year if the nature and extent of our operations were to change. Depending upon the relative amount of income we derive from our various assets as well as their relative fair market values, we may be treated as a PFIC for any taxable year.

If we were a PFIC for any year during which a U.S. Holder held our common shares, we would, absent a special purging election, continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder held the common shares, even if we ceased to meet the threshold requirements for PFIC status. If we are treated as a PFIC for any taxable year, we will inform investors of our status. As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund”, which election we refer to as a QEF Election. As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common shares, as discussed below, and which election we refer to as a Mark-to-Market Election. In addition, if we were to be treated as a PFIC for any taxable year, U.S. Holders will be required to file an annual information return with the IRS with respect to their common shares.

Under the Proposed Regulations, if we were to be treated as a PFIC, a U.S. Holder of a note may be taxed on a sale, exchange, or other taxable disposition of a note in the same manner that such U.S. Holder would be taxed upon a sale, exchange or other taxable disposition of our common shares if we were as PFIC. In addition, a U.S. Holder of notes would not be permitted to make a QEF election and would not be eligible for the mark-to-market election. The applicability of the Proposed Regulations is unclear because they have never been finalized and they may never be finalized or they may be finalized in different form. U.S. Holders of notes are encouraged to consult their tax advisors regarding the applicability of the Proposed Regulations to their specific situation.

Taxation of U.S. Holders of Common Shares Making a Timely QEF Election:    If a U.S. Holder of common shares makes a timely QEF Election, which U.S. Holder we refer to as an Electing Holder, the Electing Holder must report each year for U.S. federal income tax purposes its pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder’s adjusted tax basis in the common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that have been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. A U.S. Holder would make a QEF Election with respect to any taxable year that we are a PFIC by filing one copy of IRS Form 8621 with its U.S. federal income tax return. To make a QEF Election, a U.S. Holder must receive annually certain tax information from us. If we are treated as a PFIC for any taxable year, we will provide the information necessary for U.S. Holders to make and maintain a QEF Election. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common shares. The full benefits of the QEF Election may not be available to a U.S. Holder unless made in the initial year that we are a PFIC, and there are limitations on a U.S. Holder’s ability to make a retroactive QEF Election.

Taxation of U.S. Holders of Common Shares a Mark-to-Market Election:    Alternatively, if we were to be treated as a PFIC for any taxable year and, as we anticipate, our common shares are treated as “marketable stock,” a U.S. Holder would be permitted to make a Mark-to-Market Election with respect to our common shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such holder’s adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the Mark-to-Market Election. A U.S. Holder’s tax basis in its common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder.

Taxation of U.S. Holders Not Making a Timely QEF Election or Mark-to-Market Election: Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF Election or a Mark-to-Market Election for that year, whom we refer to as a Non-Electing Holder, would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common shares in a taxable year in excess of 125 % of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common shares), and (2) any gain realized on the sale, exchange or other disposition of our common shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common shares;

•	the amount allocated to the current taxable year and any taxable years before we became a PFIC would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common shares. If we were a PFIC, and a Non-Electing Holder who is an individual died while owning our common shares, such holder’s successor generally would not receive a step-up in tax basis with respect to such common shares.

If the Proposed Regulations were to apply to a U.S. Holder of a note, any gain realized on the sale, exchange or other disposition (other than conversion) of the notes, to the extent such gain is attributable to the option to convert such notes into common shares, would be subject to United States federal income taxation under the rules described in this section.

As discussed above, it is possible that we may be treated as a PFIC for any of our taxable years. Therefore, U.S. Holders of the notes or common shares are encouraged to consult their tax advisor regarding the possible consequences of holding the notes or common shares, as well as any elections (including protective elections) that may be available to them.

Medicare tax

For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual, estate, or, in certain cases, a trust, will generally be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s net investment income for the taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000). A U.S. Holder’s net investment income will generally include its dividend income, interest income and net gains from the disposition of common shares or notes. If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax.

U.S. Federal Tax Consequences to Non-U.S. Holders

A “Non-U.S. Holder” is a beneficial owner of the notes or common shares that is not a “U.S. Holder,” as defined above. In general, payments on the notes or the common shares to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange, redemption or conversion of the notes or the common shares will not be subject to U.S. federal income or withholding tax, unless:

(1)	such income is effectively connected with a trade or business conducted by such Non-U.S. Holder in the United States (and in the case of an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment in the United States),

(2)	in the case of gain, such Non-U.S. Holder is a nonresident alien individual who is present in the United States for more than 183 days in the taxable year of the sale of the notes or the common shares and certain other requirements are met, or

(3)	the certification described below (see “Information Reporting and Backup Withholding”) has not been fulfilled with respect to such Non-U.S. Holder.

Except as may otherwise be provided in an applicable income tax treaty between the United States and a foreign country, a Non-U.S. Holder will generally be subject to tax in the same manner as a U.S. Holder with respect to payments of interest and dividends if such payments are effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States. Such Non-U.S. Holder will be required to provide the withholding agent with a properly executed IRS Form W-8ECI. In addition, if the Non-U.S. Holder is a corporation, such holder may be subject to a branch profits tax at a 30% rate (or such lower rate as provided by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments. A Non-U.S. Holder will not be considered to be engaged in a trade or business within the United States for U.S. federal income tax purposes solely by reason of holding the notes or the common shares.

Information Reporting and Backup Withholding

Under certain circumstances, the Code requires “information reporting” annually to the IRS and to each U.S. Holder and Non-U.S. Holder (collectively, a “Holder”), and “backup withholding” with respect to certain payments made on or with respect to the notes or the common shares. Certain Holders are exempt from backup withholding, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts, and individual retirement accounts that provide a properly completed IRS Form W-9. Backup withholding will apply to a non-exempt U.S. Holder if such U.S. Holder (1) fails to furnish its Taxpayer Identification Number, or TIN, which, for an individual would be his or her Social Security Number, (2) furnishes an incorrect TIN, (3) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (4) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

A Non-U.S. Holder which receives payments made on or with respect to the notes or the common shares through the U.S. office of a broker, will not be subject to either IRS reporting requirements or backup withholding if such Non-U.S. Holder provides to the withholding agent either IRS Form W-8BEN or W-8IMY, as applicable, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating that the Non-U.S. Holder is not a U.S. person.

The payment of the proceeds on the disposition of the notes or the common shares to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding unless the Holder provides the certification described above or otherwise establishes an exemption from such reporting and withholding requirements. The payment of the proceeds outside of the United States on the disposition of the notes or the common shares through a non-U.S. office of a non-U.S. broker generally will not be subject to information reporting and backup withholding. However, information reporting, but not backup withholding, will apply to the payment of proceeds, including a payment outside the United States, to the disposition of the notes or the common shares through a non-U.S. office of a broker that is a U.S. person or has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence that the payee is a non-U.S. person and certain other conditions are met, or an exemption is otherwise established.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be offset by the amount of tax withheld. If backup withholding results in an overpayment of U.S. federal income tax, a refund or credit may be obtained from the IRS, provided that certain required information is furnished. Copies of the information returns reporting such interest and withholding may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

Pursuant to recently enacted legislation, individuals who are U.S. Holders (and to the extent specified in applicable Treasury Regulations, certain individuals who are Non-U.S. Holders and certain U.S. entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury Regulations). Specified foreign financial assets would include, among other assets, the notes and our common shares, unless the notes or the shares are held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged to consult their own tax advisors regarding their reporting obligations under this legislation.

Taxation of the Company’s Operating Income

In General

Unless exempt from U.S. federal income taxation under the rules discussed below, a foreign corporation is subject to U.S. federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. Shipping income includes income derived both from vessels which are owned by a foreign corporation as well as those vessels that are chartered in by a foreign corporation. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as “U.S.-source shipping income.”

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are not permitted by law to engage in transportation that produces income which is considered to be 100% U.S.-source shipping income.

Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any U.S. federal income tax.

In the absence of exemption from tax under Section 883 of the Code, our gross U.S.-source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income from U.S. Federal Income Taxation

Under Section 883 of the Code and the Treasury Regulations thereunder, we will be exempt from U.S. federal income taxation on our U.S.-source shipping income if:

(1)	we are organized in a foreign country (our “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States; and

(2)	either

(A)	more than 50% of the value of our stock is owned, directly or indirectly, by individuals who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, which we refer to as the “50% Ownership Test,” or

(B)	our stock is “primarily and regularly traded on an established securities market” in our country of organization, in another country that grants an “equivalent exemption” to United States corporations, or in the United States, which we refer to as the “Publicly-Traded Test”.

Each of Bermuda, our country of incorporation and that of certain of our vessel-owning subsidiaries, and Liberia, Panama, the Isle of Man, Singapore, the Marshall Islands, Malta and Cyrpus, the countries of incorporation of our other vessel-owning subsidiaries, has been formally recognized by the IRS as a foreign country that grants an “equivalent exemption” to United States corporations. Therefore, we will be exempt from U.S. federal income taxation with respect to our U.S.-source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.

The Treasury Regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our common shares, which is our sole class of our issued and outstanding stock, are currently “primarily traded” on the NYSE.

Under the Treasury Regulations, our stock will be considered to be “regularly traded” on an established securities market if one or more classes of our stock representing more than 50% of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, is listed on the market, which we refer to as the “listing threshold.” Since our common shares, our sole class of stock, is listed on the NYSE, we will satisfy the listing threshold.

It is further required that with respect to each class of stock relied upon to meet the listing threshold (i) such class of stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year, which we refer to the “trading frequency test”; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year, which we refer to as the “trading volume test”. We believe our common shares currently satisfy and will continue to satisfy the trading frequency and trading volume tests. Even if this were not the case, the Treasury Regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if, as is the case with our common shares, such class of stock is traded on an established securities market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the foregoing, the Treasury Regulations provide that our common shares will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of our outstanding common shares are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year, by persons who each own 5% or more of our common shares, which we refer to as the “5% Override Rule.”

For purposes of being able to determine the persons who own 5% or more of our common shares, or “5% Shareholders,” the Treasury Regulations permit us to rely on Schedule 13G and Schedule 13D filings with the U.S. Securities and Exchange Commission, or the SEC, to identify persons who have a 5% or more beneficial interest in our common shares. The regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.

We believe that we and each of our subsidiaries will qualify for exemption under Section 883 of the Code and we intend to take this position for U.S. federal income tax return reporting purposes. However, there are factual circumstances beyond our control that could cause is to lose the benefit of the exemption under Section 883 of the Code and thereby become subject to U.S. federal income tax on our U.S.-source shipping income.

If our 5% Shareholders were to own 50% or more of our common shares. we may be subject to the 5% Override Rule. However, we will not be subject to the 5% Override Rule if we can establish that among the closely-held group of 5% Shareholders, there are sufficient 5% Shareholders that are qualified shareholders for purposes of Section 883 of the Code to preclude non-qualified 5% Shareholders in the closely-held group from owning 50% or more of our common shares for more than half the number of days during the taxable year. In order to establish this exception to the 5% Override Rule, sufficient 5% Shareholders that are qualified shareholders for purpose of Section 883 of the Code would have to comply with certain documentation and certification requirements designed to substantiate their identity as qualified shareholders. These requirements are onerous and there is no assurance that we would be able to satisfy them.

Taxation In Absence of Exemption

To the extent the benefits of the exemption under Section 883 of the Code are unavailable and our U.S.-source shipping income is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” U.S.-source shipping income, net of applicable deductions, would be subject to U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% “branch profits” tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of such U.S. trade or business.

Our U.S.-source shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

•	We have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•

Substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having, any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S.-source shipping income will be “effectively connected” with the conduct of a U.S. trade or business.

To the extent the benefits of the exemption under Section 883 of the Code are unavailable and our U.S.-source shipping income is not considered to be “effectively connected” with the conduct of a U.S. trade or business, we and our subsidiaries would be subject to a 4% U.S. federal income tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, which we refer to as the “4% gross basis tax regime.” Since, under the sourcing rules described above, no more than 50% of our shipping income would be treated as being U.S.-source shipping income, the maximum effective rate of U.S. federal income tax on our shipping income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, would never exceed 2% under the 4% gross basis tax regime.

U.S. Taxation of Gain on Sale of Vessels

Regardless of whether we qualify for the benefits of Section 883 of the Code, we will not be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

U.S. Taxation of Our Other Income

In addition to our shipping operations, we charter drillrigs to third parties who conduct drilling operations in various parts of the world. Since we are not engaged in a trade or business in the United States, we do not expect to be subject to U.S. federal income tax on any of our income from such charters.

Bermuda Tax Considerations

Under current Bermuda law, we are not subject to tax on income or capital gains. We have received from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to us or to any of our operations or shares, debentures or other obligations, until March 31, 2035. We could be subject to taxes in Bermuda after that date. This assurance is subject to the proviso that it is not to be construed to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to us. We and our subsidiaries incorporated in Bermuda pay annual government fees to the Bermuda government.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL AND BERMUDA INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES. YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING, HOLDING, CONVERTING OR OTHERWISE DISPOSING OF THE NOTES AND OUR COMMON SHARES.

UNDERWRITING

Deutsche Bank Securities Inc. and ABG Sundal Collier, Inc. are acting as underwriters in this offering. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally and not jointly agreed to purchase from us, and we have agreed to sell, the principal amount of notes listed opposite their names below at the public offering price.

Underwriter	Principal Amount of Notes
Deutsche Bank Securities Inc.	$175,000,000
ABG Sundal Collier, Inc	$175,000,000

Total	$350,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement and accompanying prospectus if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have been advised by the underwriters that they propose to offer the notes to the public at the public offering price set forth on the cover of this prospectus. After the initial public offering, the underwriters may change the offering price and other selling terms.

We have agreed to indemnify the several underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

We currently estimate that our total expenses, in the aggregate, for this offering and the concurrent borrowed shares offering, excluding underwriting discounts and commissions and structuring fee, will be approximately $900,000, including $170,000 of legal expenses of the underwriters.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us.

	Per Note	Total
Public offering price	$1,000.000	$350,000,000
Underwriting discounts and commissions	$14.286	$5,000,000
Proceeds, before expenses, to us	$985.714	$345,000,000

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Our common shares are currently listed on The New York Stock Exchange under the symbol “SFL.”

We have agreed that we will not, without the prior written consent of the underwriters, during the period ending 90 days after the date of this prospectus supplement, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares or enter into any swap or any other agreement or transaction that transfers the economic consequence of ownership of our common shares, whether any such swap or transaction is settled by delivery of our common shares or such other securities, in case or otherwise. We have also agreed not to file any registration statement with the SEC relating to the offering of any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares.

Each of our directors, executive officers, and certain related entities, has agreed pursuant to lock-up agreements that they will not, without the prior written consent of the underwriters, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares, establish or increase a put equivalent position or liquidate or decrease a call equivalent position or enter into any sway or any other agreement or any transaction that transfers the economic consequence of ownership of any of our common shares or any securities convertible into, or exercisable or exchange for our common shares, or publicly announce an intention to effect any such offer, sale, contract to sell, pledge or disposition for a period of 90 days after the date of this prospectus supplement.

With respect to us, the restrictions described above do not apply to:

•	the notes to be sold in this offering and the common shares issuable upon conversion;

•	the entry into and transactions pursuant to the SFLC Share Lending Agreement and the Hemen Share Lending Agreement;

•

the issuance by us of common shares upon the exercise of an option or warrant or the conversion of a security outstanding as of the date of this prospectus supplement and referred to in the registration statement or this prospectus supplement;

•	any common shares issued, or options to purchase our common shares granted, pursuant to existing employee benefit plans; and

•	any of our common shares issued pursuant to any non-employee director stock plan or dividend reinvestment plan referred to in the registration statement or this prospectus supplement.

With respect to our directors, executive officers, and certain related entities, the restrictions above do not apply, subject to certain conditions, to transfers of our common shares or other securities by gift approved by the underwriters or transactions relating to our common shares acquired in open market transactions after completion of this offering.

In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above relating to us and our directors and executive officers, and certain related entities shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any such short position, which are called naked short positions, by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of the notes made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because an underwriter has repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the notes. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.

A prospectus supplement in electronic format is being made available on Internet web sites maintained by the underwriters of this offering. Other than the prospectus supplement in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus supplement or the registration statement of which the related prospectus forms a part.

Other Relationships

Concurrently with this offering, we are offering up to an aggregate of 6,060,606 common shares by means of a separate prospectus supplement and accompanying prospectus. These common shares will be offered to the public in an offering underwritten by Deutsche Bank Securities Inc. In addition, we and SFL Capital II Ltd., our wholly-owned subsidiary (“SFLC”) have agreed that SFLC will loan such common shares to an affiliate of Deutsche Bank Securities Inc., which affiliate we refer to as the “share borrower,” pursuant to the SFLC Share Lending Agreement described in “Description of Share Lending Agreement.” Deutsche Bank Securities Inc. has informed us that it or its affiliates intend through short sales or privately negotiated derivatives transactions to use the short position created by the share loan and the concurrent short sales of the borrowed shares to facilitate transactions by which investors in the notes (and our other convertible notes) may hedge their investments. See “Description of Share Lending Agreement.” In connection with facilitating those transactions, Deutsche Bank Securities Inc. or its affiliates expect to receive customary negotiated fees from investors.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, investment research, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In particular, ABG Sundal Collier Norge ASA, an affiliate of ABG Sundal Collier, Inc., acted as a joint lead manager under our 3.75% Senior Unsecured Convertible Notes due 2016. In addition, Deutsche Bank is a lender under three of our secured credit agreements and Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank, has been engaged to serve as the paying agent, registrar and conversion agent with respect to the notes offered hereby.

Notice to Prospective Investors in European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of the notes to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive if they have been implemented in the Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in the United Kingdom

Each underwriter acknowledges and agrees that:

(i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the us; and

(ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the notes which are the subject of the offering contemplated by this prospectus supplement, does not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The notes will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the notes, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The notes are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the notes with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document, as well as any other material relating to the notes, is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

This prospectus supplement has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. No person may offer or sell in Hong Kong, by means of any document, any shares being offered hereby other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer or invitation to the public within the meaning of the Companies Ordinance. No advertisement, invitation or document relating to the shares being offered hereby will be issued or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong except if permitted under the securities laws of Hong Kong, other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made thereunder.

Notice to Prospective Investors in Japan

This offering has not been and will not be registered under the Financial Instruments and Exchange Law (Law No. 25 of 1948 of Japan, as amended, or the FIEL). The underwriter has represented and agreed that the shares being offered hereby which it purchases will be purchased by it as principal and that it will not, directly or indirectly, offer or sell any shares in Japan or to, or for the benefit of, any Japanese Person or to others for reoffer or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person, except pursuant to an exemption from the registration requirements under the FIEL and otherwise in compliance with such law and any other applicable laws, regulations and ministerial guidelines of Japan. For the purposes of this paragraph, “Japanese Person” shall mean any “Person Resident in Japan” (kyojusha) as defined in Section 6, Paragraph 1, Item 5 of the Foreign Exchange and Foreign Trade Law of Japan (Law No. 228 of 1949, as amended), including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, no person may offer or sell the shares being offered hereby or cause such shares to be made the subject of an invitation for subscription or purchase, or circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such shares, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or (iii) to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares being offered hereby are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law; or

(4)	as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Seward & Kissel LLP, New York, New York, as to matters of United States and New York law, and by MJM Limited, Hamilton, Bermuda, as to matters of Bermuda law, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of Ship Finance International Limited for the years ended December 31, 2009, 2010 and 2011, incorporated into this prospectus supplement by reference from the our annual report on Form 20-F for the year ended December 31, 2011, have been audited by MSPC, Certified Public Accountants and Advisors, A Professional Corporation, as set forth in their report therein, and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

We are a Bermuda exempted company and our executive offices are located outside of the United States in Hamilton, Bermuda. A majority of our directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is uncertainty as to whether the courts of Bermuda would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, or the Commission, a registration statement including exhibits and schedules thereto on Form F-3 under the Securities Act with respect to the notes offered hereby. This prospectus supplement, which forms a part of the registration statement, does not contain all of the information in the registration statement, as permitted by Commission rules and regulations. For further information with respect to us and the securities offered hereby, reference is made to the registration statement. In addition, we are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or Exchange Act, and file reports and other information with the Commission. You can read and copy any materials we file with the Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Commission’s Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site that contains information we file electronically, which you can access over the internet at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with, or furnish to, it. This means that we can disclose important information to you by referring you to those filed documents. The information listed below is incorporated by reference and is considered to be a part of this prospectus supplement, and information that we file later with the Commission before all of the securities offered by this prospectus supplement and accompanying prospectus are sold will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

•

Current report on Form 6-K, filed with the Commission on January 24, 2013, which contains Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited interim condensed consolidated financial statements and related information and data as of and for the nine month period ended September 30, 2012;

•

Current report on Form 6-K, filed with the Commission on October 24, 2012, which contains a press release announcing the Company’s the Company’s acquisition of two car carriers and their scheduled employment;

•

Current report on Form 6-K, filed with the Commission on October 16, 2012, which contains a press release announcing the Company’s sale of the vessel Front Driver and the resulting charter termination compensation from Frontline;

•

Current report on Form 6-K, filed with the Commission on October 15, 2012, which contains two press releases announcing that the Company intends to issue new bonds on the Norwegian credit market and that the Company has successfully issued five-year senior secured bonds, respectively;

•

Current report on Form 6-K, filed with the Commission on October 1, 2012, which contains Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited interim condensed consolidated financial statements and related information and data as of and for the six month period ended June 30, 2012;

•

Current report on Form 6-K, filed with the Commission on August 28, 2012, which contains two press releases announcing the sales of two of our tanker vessels, the Front Climber and the Front Rider, respectively;

•	Current report on Form 6-K, filed with the Commission on July 30, 2012, which contains a press release announcing the termination of the charters of four of our Handysize drybulk carriers; and

•

Annual report on Form 20-F for the year ended December 31, 2011, filed with the Commission on April 27, 2012, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and current reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement that state they are incorporated by reference into this prospectus supplement until the offering of the securities made by this prospectus supplement and accompanying prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or prospectus supplement.

We will provide without charge to each person to whom this prospectus is delivered a copy of any or all of the foregoing documents, and any other documents that are incorporated herein by reference (other than exhibits, unless those exhibits are specifically incorporated by reference into those documents) upon written or oral request. Requests for those documents should be directed to our principal executive office at the following address:

Ship Finance International Limited

Par la Ville Place, 4th Floor

14 Par la Ville Road

Hamilton HM 08, Bermuda

Tel: 1 800-715-6374

Email: ir@shipfinance.no

Attn: Investor Relations

Prospectus

Through this prospectus, we may periodically offer:

(1)	our common shares,

(2)	our preferred shares,

(3)	our debt securities, which may be guaranteed by one or more of our subsidiaries,

(4)	our warrants,

(5)	our purchase contracts, and

(6)	our units.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common shares are currently listed on The New York Stock Exchange under the symbol “SFL.”

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 2 of this prospectus and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 12, 2010

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts presented in, U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. We have a fiscal year end of December 31.

This prospectus is part of a registration statement we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares, preferred shares, debt securities (and related guarantees), warrants, purchase contracts and units described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all the information provided in that registration statement. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

Prospectus Summary

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.

Unless we otherwise specify, when used in this prospectus, the terms “Ship Finance International Limited,” “Ship Finance,” “Company,” “we,” “us,” and “our” refer to Ship Finance International Limited and its subsidiaries. We use the term deadweight, or “dwt,” in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

We are a holding company incorporated under the laws of Bermuda. We operate through our vessel owning and other subsidiaries incorporated in Bermuda, Liberia, Norway, Cyprus, Singapore, Malta, the Marshall Islands and the United States. Our principal offices are maintained at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda. Our telephone number at that address is +1 (441) 295-9500.

The Securities We may Offer

We may use this prospectus to offer our:

•	common shares,

•	preferred shares,

•	debt securities, which may be guaranteed by one or more of our subsidiaries,

•	warrants,

•	purchase contracts, or

•	units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

Our debt securities may be guaranteed by our subsidiaries.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Risk Factors

An investment in our securities involves a high degree of risk. In addition to the risk factor set forth below, you should carefully consider the risks and the discussion of risks under the heading “Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2009, filed with the Commission on April 1, 2010, and the documents we have incorporated by reference in this prospectus, including the section entitled “Risk Factors” in future annual reports that summarize the risks that may materially affect our business before making an investment in our securities. Please see the section in this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” In addition, prospective U.S. Holders of our common shares (as such term is defined in the discussion of “Taxation” in our annual report on Form 20-F for the year ended December 31, 2009) should consider the significant U.S. tax consequences relating to the ownership of our common shares as discussed in the section of this prospectus entitled “Tax Considerations.” Furthermore, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in any securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, results of operations or financial condition.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement pursuant to this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies, fluctuations in currencies and interest rates, general market conditions including fluctuations in charterhire rates and vessel values, changes in demand in the markets in which we operate, changes in demand resulting from changes in the petroleum production levels of the Organization of the Petroleum Exporting Countries, or OPEC, and world wide oil consumption and storage, developments regarding the technologies relating to oil exploration, changes in market demand in countries which import commodities and finished goods and changes in the amount and location of the production of those commodities and finished goods, increased inspection procedures and more restrictive import and export controls, changes in our operating expenses, including bunker prices, drydocking and insurance costs, performance of our charterers and other counterparties with whom we deal, timely delivery of vessels under construction within the contracted price, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents, piracy or political events, and other important factors described under the heading “Risk Factors” in this prospectus, in any applicable prospectus supplement and in our annual report on Form 20-F for the year ended December 31, 2009, as well as those described from time to time in the reports filed by the Company with the Commission.

This prospectus contains assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. We may also from time to time make forward-looking statements in our periodic reports that we will file with the Commission, other information sent to our security holders, and other written materials. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.

We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

Use of Proceeds

We intend to use net proceeds from the sale of securities as set forth in the applicable prospectus supplement.

Capitalization

Each prospectus supplement will include information on the Company’s consolidated capitalization.

Ratio of Earnings to Fixed Charges

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the preceding five fiscal years.

	For The Years Ended December 31,
	2005	2006	2007	2008	2009
	(In thousands of U.S. dollars)
Earnings
Net income	$209,546	$180,798	$167,707	$181,611	$192,598
Add: Fixed charges	111,935	113,588	131,525	128,795	117,653

	321,481	294,386	299,232	310,406	310,251
Less: Interest capitalized	—	—	1,124	1,603	578
Total earnings	$321,481	$294,386	$298,108	$308,803	$309,673

Fixed charges
Interest expensed and capitalized	$95,411	$110,519	$128,167	$125,018	$112,146
Amortization and write-off of capitalized expenses relating to indebtedness	16,524	3,069	3,358	3,777	5,507

Total fixed charges	$111,935	$113,588	$131,525	$128,795	$117,653

Ratio of earnings to fixed charges	2.87x	2.59x	2.27x	2.40x	2.63x

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income available to common shareholders plus interest expense and any amortization and write-off of capitalized expenses relating to indebtedness. Fixed charges consist of interest expense and capitalized interest, the interest portion of rental expense and amortization and write-off of capitalized expenses relating to indebtedness.

Enforcement of Civil Liabilities

We are a Bermuda exempted company and our executive offices are located outside of the United States in Hamilton, Bermuda. A majority of our directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is uncertainty as to whether the courts of Bermuda would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

Plan of Distribution

We may sell or distribute the securities included in this prospectus and may sell our common shares through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of our common shares included in this prospectus through;

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us or them to deliver securities to a broker-dealer, who will then resell or transfer the common shares under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of the common shares by broker-dealers;

•	sell common shares short ourselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities, may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Furthermore, we, our executive officers, our directors may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be at-the-market offerings as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange. At-the-market offerings, if any, may be conducted by underwriters acting as principal or our agent, who may also be third party sellers of our securities as discussed above.

We will bear costs relating to all of the securities being registered under this registration statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc. (NASD), the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415. If more than 10% of the net proceeds of any offering of common shares made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Rule 5110(h).

Description of Capital Stock

The following is a description of the material terms of our amended Memorandum of Association and Bye-laws.

Purpose

The Memorandum of Association of the Company was previously filed on May 21, 2004 as Exhibit 3.1 to our Registration Statement on Form F-4 (File No. 333-115705) and is incorporated by reference herein.

The purposes and powers of the Company are set forth in Items 6(1) and 7(a) through (h) of our Memorandum of Association and in the Second Schedule of the Companies Act of 1981 of Bermuda. These purposes include exploring, drilling, moving, transporting and refining petroleum and hydro-carbon products, including oil and oil products; acquiring, owning, chartering, selling, managing and operating ships and aircraft; the entering into of any guarantee, contract, indemnity or suretyship to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.

Our Bye-Laws

At the 2007 Annual General Meeting of the Company, the shareholders voted to amend the Company’s Bye-laws to ensure conformity with recent revisions to the Companies Act 1981 of Bermuda, as amended. These amended Bye-laws of the Company, as adopted by the Company’s shareholders on September 28, 2007 have been filed as Exhibit 1 to the Company’s 6-K filed on October 22, 2007, and are hereby incorporated by reference into this prospectus.

Bermuda law permits the Bye-laws of a Bermuda company to contain provisions exempting (except in relation to an allegation of fraud or dishonesty proved against them) from personal liability a director, alternate director, officer, member of a committee authorized under Bye-law 98, resident representative or their respective heirs, executors or administrators to the company from any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty in relation to the Company or any subsidiary thereof. Bermuda law also grants companies the power generally to indemnify directors, alternate directors and officers of the Company and any members authorized under Bye-law 98, resident representatives or their respective heirs, executors or administrators if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, alternate director or officer of the Company or member of a committee authorized under Bye-law 98, resident representative or their respective heirs, executors or administrators or was serving in a similar capacity for another entity at the company’s request.

Our shareholders have no pre-emptive, subscription, redemption, conversion or sinking fund rights. Shareholders are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. Shareholders have no cumulative voting rights. Shareholders are entitled to dividends if and when they are declared by our Board of Directors, subject to any preferred dividend right of holders of any preference shares. Directors to be elected by shareholders require a simple majority of votes cast at a meeting at which a quorum is present. For all other matters, unless a different majority is required by law or our Bye-laws, resolutions to be approved by shareholders require approval by a simple majority of votes cast at a meeting at which a quorum is present.

Upon our liquidation, dissolution or winding up, shareholders will be entitled under Bermuda law to receive, ratably, our net assets available after the payment of all our debts and liabilities and any preference amount owed to any preference shareholders. The rights of shareholders, including the right to elect directors, are subject to the rights of any series of preference shares we may issue in the future.

Under our Bye-laws, annual meetings of shareholders will be held at a time and place selected by our Board of Directors each calendar year. Special meetings of shareholders may be called by our Board of Directors at any time and, pursuant to Bermuda law, special meetings must be called at the request of shareholders holding at least 10% of our paid-up share capital carrying the right to vote at general meetings. Under our Bye-laws, five days’ notice of an annual meeting or any special meeting must be given to each shareholder entitled to vote at that meeting.

Under Bermuda law, accidental failure to give notice will not invalidate proceedings at a meeting. Our Board of Directors may set a record date at any time before or after any date on which such notice is dispatched.

Special rights attaching to any class of our shares may be altered or abrogated with the consent in writing of not less than 75% of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy.

Our Bye-laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with the Company or in which the Company is otherwise interested. Our Bye-laws provide our Board of Directors the authority to exercise all of the powers of the Company to borrow money and to mortgage or charge all or any part of our property and assets as collateral security for any debt, liability or obligation. Our directors are not required to retire because of their age, and our directors are not required to be holders of our common shares. Directors serve for one-year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting.

Our Bye-laws provide that no director, alternate director, officer, person or member of a committee authorized under Bye-law 98, if any, resident representative, or his heirs, executors or administrators, which we refer to collectively as an indemnitee, is liable for the acts, receipts, neglects or defaults of any other such person or any person involved in our formation, or for any loss or expense incurred by us through the insufficiency or deficiency of title to any property acquired by us, or for the insufficiency or deficiency of any security in or upon which any of our monies shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous act of any person with whom any monies, securities or effects shall be deposited, or for any loss occasioned by any error of judgment, omission, default or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in relation to the execution of his duties, or supposed duties, to us or otherwise in relation thereto. Each indemnitee will be indemnified and held harmless out of our funds to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, alternate director, officer, committee member or resident representative in his reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election. In addition, each indemnitee shall be indemnified against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee’s favor, or in which he is acquitted. We are authorized to purchase insurance to cover any liability an indemnitee may incur under the indemnification provisions of our Bye-laws.

Authorized Capitalization

Under our amended Memorandum of Association, our authorized capital consists of $125,000,000, comprising 125,000,000 common shares, which may include related purchase rights for our common or preferred shares, having a par value of $1.00 each, of which 79,125,000 are issued and outstanding as of November 12, 2010.

Share History

We were incorporated in October 2003 with an authorized share capital of 12,000, divided into shares of $1.00 each. In connection with our partial spin-off from Frontline in June 2004, our authorized share capital was increased in May 2004 to $125,000,000, comprising 125,000,000 shares, each having a par value of $1.00, of which 73,925,837 were issued and outstanding immediately after the partial spin-off. In July 2004, we issued 1,600,000 common shares in a private placement for the price of $15.75 per share. Immediately following the issuance of these shares our total outstanding shares were 75,525,837. Between November 2004 and January 2006 the Company purchased and cancelled 2,782,100 shares.

In November 2006, the Board of Directors approved the Ship Finance International Limited Share Option Scheme (the “Option Scheme”). The Option Scheme permits the Board of Directors, at its discretion, to grant options to employees and directors of the Company or its subsidiaries. The fair value cost of options granted is recognized in the statement of operations, with a corresponding amount credited to contributed surplus.

In October 2007, the Board of Directors of the Company approved a share repurchase program of up to 7,000,000 shares. The Company did not repurchase any common shares for cancellation in 2007, 2008 or 2009.

In December 2008, the Company filed a prospectus supplement to enable the Company to issue and sell up to 7,000,000 common shares from time to time, by means of ordinary brokers’ transactions on the New York Stock Exchange or otherwise at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, or at negotiated prices. In the year ended December 31, 2009, the Company issued and sold 1,372,100 shares under this arrangement.

In February 2009, we declared a quarterly dividend with respect to the quarter ended December 31, 2008 in the amount of $0.30 on each of our outstanding common shares payable to shareholders of record as of March 9, 2009. Shareholders of record were paid a dividend on each outstanding common share in cash, or upon the election of the holder of such common share, in newly issued common shares. As a result of the elections to receive such dividend in additional common shares, on April 17, 2009, we issued an additional 2,112,604 common shares.

In May 2009, we declared a quarterly dividend with respect to the quarter ended March 31, 2009 in the amount of $0.30 on each of our outstanding common shares payable to shareholders of record as of May 26, 2009. Shareholders of record were paid a dividend on each outstanding common share in cash, or upon the election of the holder of such common share, in newly issued common shares. As a result of the elections to receive such dividend in additional common shares, on July 6, 2009, we issued an additional 1,038,777 common shares.

In June 2009, we issued additional 10,560 common shares to an employee in lieu of the dividend portion of his share-based bonus payment.

In August 2009, we declared a quarterly dividend with respect to the quarter ended June 30, 2009 in the amount of $0.30 on each of our outstanding common shares payable to shareholders of record as of August 31, 2009. Shareholders of record were paid a dividend on each outstanding common share in cash, or upon the election of the holder of such common share, in newly issued common shares. As a result of the elections to receive such dividend in additional common shares, on October 16, 2009, we issued an additional 916,921 common shares.

In November 2009, we declared a quarterly dividend with respect to the quarter ended June 30, 2009 in the amount of $0.30 on each of our outstanding common shares payable to shareholders of record as of December 8, 2009. Shareholders of record were paid a dividend on each outstanding common share in cash, or upon the election of the holder of such common share, in newly issued common shares. As a result of the elections to receive such dividend in additional common shares, on January 27, 2010, we issued an additional 930,483 common shares.

Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares which we may issue in the future.

Preferred Shares

The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement. Our Board of Directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares. At the time that any series of our preferred shares is authorized, our Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our Board of Directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights that could adversely affect the holders of our common shares or make it more difficult to effect a change in control. Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our common shares.

Warrants

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Description of Other Securities

Debt Securities

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement or to a prospectus supplement, or as an exhibit to the Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

Certain of our subsidiaries may guarantee the debt securities we offer. Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries. The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.

Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

Neither indenture limits the amount of debt securities which may be issued. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness. Any such debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•

if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or sinking fund provisions or conversion or exchangeability provision;

•

the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•

if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•

if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system; and

•	the applicability of any guarantees.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or in a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We will issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•

the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4)	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6)	makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;
•

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Subsidiary Guarantees

Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in an applicable subsequent filings, payments of principal, premium and interest on debt securities represented by global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•

the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participating institutions deposit with DTC. DTC also facilitates the settlement among participating institutions of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participating institutions’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participating institutions include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participating institutions and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participating institution, either directly or indirectly. The rules applicable to DTC and its participating institutions are on file with the Commission.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institution in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Purchase Contracts

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

Units

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

Expenses

The following are the estimated expenses of the issuance and distribution of the securities being registered under the Registration Statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$0	*

Blue sky fees and expenses	$	*	*

Printing and engraving expenses	$	*	*

Legal fees and expenses	$	*	*

Rating agency fees	$	*	*

Accounting fees and expenses	$	*	*

Indenture trustee fees and expenses	$	*	*

Miscellaneous	$	*	*

Total	$	*	*

*	The Registrant is registering an indeterminate amount of securities under the registration statement and in accordance with Rules 456(b) and 457(r), the registrant is deferring payment of any registration fee until the time the securities are sold under the registration statement pursuant to a prospectus supplement.
**	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

Legal Matters

The validity of the securities offered by this prospectus will be passed upon for us by Mello, Jones & Martin, Hamilton, Bermuda, as to matters of Bermuda law.

Experts

The consolidated financial statements of Ship Finance International Limited appearing in the Company’s annual report on Form 20-F for the year ended December 31, 2009, have been audited by MSPC, Certified Public Accountants and Advisors, A Professional Corporation, as stated in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where You can Find Additional Information

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports within the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Further information about our company is available on our website at http://www.shipfinance.bm. This web address is provided as an inactive textual reference only. Information on our website does not constitute part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•

Current report on Form 6-K, filed with the Commission on November 12, 2010, containing Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited interim condensed consolidated financial statements and related information and data as of and for the six-month period ended June 30, 2010;

•

Current report on Form 6-K, filed with the Commission on November 10, 2010, containing our press releases announcing that we: (i) acquired two new drybulk carriers and sold one older drybulk vessel, with the exception of the comments of Ole B. Hjertaker contained in the third paragraph of the press release; and (ii) entered into new charters and financing agreements;

•	Current report on Form 6-K, filed with the Commission on September 29, 2010, containing our press release announcing the results of our 2010 Annual General Meeting;

•	Current report on Form 6-K, filed with the Commission on September 29, 2010, containing our press release announcing that we placed a new senior unsecured bond loan in the Norwegian credit market;

•

Current report on Form 6-K, filed with the Commission on September 2, 2010, containing our press release announcing our preliminary financial results for the quarter ended June 30, 2010, other than the section of the press release titled “Strategy and Outlook;”

•	Current report on Form 6-K, filed with the Commission on July 29, 2010, containing our press release announcing our preliminary financial results for the quarter ended March 31, 2010;

•

Annual report on Form 20-F for the year ended December 31, 2009, filed with the Commission on April 1, 2010, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed; and

•

The description of our dividend reinvestment and direct stock purchase plan (and no other information contained therein) contained in our Registration Statement on Form F-3, (File No. 333-150125), filed with the Commission on April 7, 2008 and any amendment or report filed for the purpose of updating that description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and current reports on Form 6-K that we furnish to the Commission after the date of this prospectus that state they are incorporated by reference into this prospectus until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Ship Finance International Limited

Par la Ville Place, 4th Floor

14 Par la Ville Road

Hamilton HM 08, Bermuda Tel: +1 800-715-6374 Email: ir@shipfinance.no Attn: Investor Relations

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the New York Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

$350,000,000

3.25% Convertible Senior Notes due 2018

PROSPECTUS SUPPLEMENT

Deutsche Bank Securities

ABG Sundal Collier

January 25, 2013